   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 17, 1998



                                                      REGISTRATION NO. 333-64717

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               US XCHANGE, L.L.C.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           MICHIGAN                           4813                          38-3305418
(STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)          IDENTIFICATION NO.)

                         20 MONROE AVENUE NW, SUITE 450
                          GRAND RAPIDS, MICHIGAN 49503
                                 (616) 493-7000
   (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE, OR
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                                 RICHARD POSTMA
                    CO-CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                               US XCHANGE, L.L.C.
                         20 MONROE AVENUE NW, SUITE 450
                          GRAND RAPIDS, MICHIGAN 49503
                                 (616) 493-7000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:
                             JOHN P. DENNEEN, ESQ.
                                 BRYAN CAVE LLP
                          211 N. BROADWAY, SUITE 3600
                         ST. LOUIS, MISSOURI 63102-2750
                                 (314) 259-2265
                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                            ------------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED NOVEMBER 17, 1998

PROSPECTUS

                                [USXCHANGE LOGO]

                               OFFER TO EXCHANGE
                       15% SENIOR NOTES DUE JULY 1, 2008
             FOR ALL OUTSTANDING 15% SENIOR NOTES DUE JULY 1, 2008
                            ------------------------


     THE EXCHANGE OFFER WILL EXPIRE AT 12:00 MIDNIGHT NEW YORK CITY TIME ON


                       DECEMBER  , 1998, UNLESS EXTENDED.


     US Xchange, L.L.C., a Michigan limited liability company (the "Company"), is hereby offering (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange $1,000 principal amount of its 15% Senior Notes due July 1, 2008 (the "Exchange Notes"), which exchange has been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a registration statement of which this Prospectus is a part, for each $1,000 principal amount of its outstanding 15% Senior Notes due July 1, 2008 (the "Private Notes"), of which $200,000,000 in aggregate principal amount was issued on June 25, 1998 and is outstanding as of the date hereof. The form and terms of the Exchange Notes are identical in all material respects to those of the Private Notes, except for certain transfer restrictions and exchange and registration rights relating to the Private Notes and except for certain interest provisions related to such registration rights. The Exchange Notes will evidence the same indebtedness as the Private Notes (which they replace) and will be entitled to the benefits of an Indenture dated as of June 25, 1998 governing the Private Notes and the Exchange Notes (the "Indenture"). The Private Notes and the Exchange Notes are sometimes referred to herein collectively as the "Notes." See "The Exchange Offer" and "Description of the Notes."

     The Notes are non-callable. However, at any time prior to July 1, 2001, the Company may redeem up to 35% of the aggregate principal amount of the Notes with the proceeds of one or more Public Equity Offerings at 115% of their principal amount, plus accrued interest; provided, however, that (i) after any such redemption, Notes representing at least 65% of the aggregate principal amount of the Notes originally issued remain outstanding and (ii) notice of any such redemption is mailed within 60 days of such Public Equity Offering.

     The Company has pledged a portfolio of Pledged Securities, consisting of U.S. government securities, as security for the first six scheduled interest payments on the Notes.


     The Notes are unsubordinated, unsecured (except as described above) indebtedness of the Company, rank pari passu in right of payment with all other unsubordinated, unsecured indebtedness of the Company, rank senior in right of payment to all subordinated indebtedness of the Company and are subordinated to the claims of holders of any secured indebtedness of the Company with respect to the assets securing such secured indebtedness. Moreover, the Company is a holding company, and the Notes are effectively subordinated to all existing and future liabilities (including trade payables) of the Company's subsidiaries. As of September 30, 1998, the total amount of indebtedness of the Company (parent only) was $203.6 million, of which $200.0 million represented the Notes and $3.6 million was secured indebtedness, to which the Notes are subordinated to the extent of the value of the assets securing such indebtedness. As of September 30, 1998, the Company's subsidiaries had approximately $9.1 million in the aggregate of liabilities (excluding intercompany payables), to which the Notes are effectively subordinated.



     The Company will accept for exchange any and all validly tendered Private Notes not withdrawn prior to 12:00 midnight, New York City time, on December , 1998 unless the Exchange Offer is extended by the Company in its sole discretion (the "Expiration Date"). Tenders of Private Notes may be withdrawn at any time prior to the Expiration Date. Private Notes may be tendered only in integral multiples of $1,000. The Exchange Offer is subject to certain customary conditions. See "The Exchange Offer."

                            ------------------------


      FOR A DISCUSSION OF CERTAIN FACTORS RELATING TO THE EXCHANGE OFFER AND AN INVESTMENT IN THE NOTES, SEE "RISK FACTORS" BEGINNING ON PAGE 14.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------

             THE DATE OF THIS PROSPECTUS IS                , 1998.

        [MAP DEPICTING EXISTING AND PLANNED US XCHANGE NETWORKS OMITTED]

                              NOTICE TO INVESTORS

     The Exchange Notes are being offered hereunder in order to satisfy certain obligations of the Company undertaken in connection with the issuance of the Private Notes. Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Private Notes may be offered for resale, resold and otherwise transferred by a holder thereof ("Holder") without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the Exchange Notes in the ordinary course of its business, is not participating and has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes and is not an "affiliate" of the Company within the meaning of Rule 405 of the Securities Act. Holders of Private Notes wishing to accept the Exchange Offer must represent to the Company that such conditions have been met. The Company believes that none of the registered Holders of the Private Notes is an "affiliate" of the Company as such term is defined in Rule 405 under the Securities Act.

     Each broker-dealer who holds Private Notes acquired for its own account as a result of market-making or other trading activities and who receives Exchange Notes for its own account in exchange for such Private Notes pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by any such broker-dealer in connection with resales of such Exchange Notes. The Letter of Transmittal states that, by acknowledging that it will deliver a prospectus in connection with any resale of such Exchange Notes, and by delivering a prospectus, any such broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. The Company has agreed to make this Prospectus (as it may be amended or supplemented) available to any such broker-dealer that requests copies of such Prospectus in the Letter of Transmittal for use in connection with any such resale for a period of up to 90 days after the Expiration Date. See "Plan of Distribution."

     Prior to the Exchange Offer, there has been no public market for the Exchange Notes. There can be no assurance as to the liquidity of any market that may develop for the Exchange Notes, the ability of Holders to sell Exchange Notes, or the price at which Holders would be able to sell Exchange Notes. The Company does not intend to apply for listing of the Exchange Notes for trading on any securities exchange or for inclusion of the Exchange Notes in any automated quotation system. The National Association of Securities Dealers, Inc. ("NASD") has designated the Private Notes as securities eligible for trading in the Private Offerings, Resales and Trading through Automatic Linkages ("PORTAL") market of the NASD (see "Price Range of the Private Notes") and the Company has been advised that Morgan Stanley & Co. Incorporated has heretofore acted as market maker for the Private Notes. The Company has been advised by Morgan Stanley & Co. Incorporated that it currently intends to make a market in the Exchange Notes. Future trading prices of the Exchange Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results and the market for similar securities. Historically, the market for securities similar to the Exchange Notes, including non-investment grade debt, has been subject to disruptions that have caused substantial volatility in the prices of such securities. There can be no assurance that any market for the Exchange Notes, if such market develops, will not be subject to similar disruptions. See "Risk Factors--No Prior Public Market for Exchange Notes; Possible Volatility of Market Price of Exchange Notes."

     The Company will not receive any proceeds from, and has agreed to bear the expenses of, the Exchange Offer. No underwriter is being used in connection with the Exchange Offer.

     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF PRIVATE NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-4 (the "Exchange Offer Registration Statement") under the Securities Act with respect to the Exchange Notes offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits and undertakings contained in the Exchange Offer Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed or incorporated by reference as an exhibit to the Exchange Offer Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the Exchange Notes offered hereby, reference is made to the Exchange Offer Registration Statement, including the exhibits thereto.

     Upon effectiveness of the Exchange Offer Registration Statement, the Company will be subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will file reports and other information with the Commission. The Exchange Offer Registration Statement and reports and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and will also be available for inspection and copying at the regional offices of the Commission located at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511 and Suite 1300, 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Under the terms of the Indenture pursuant to which the Private Notes were, and the Exchange Notes will be, issued, the Company will be required to file with the Commission, and to furnish Holders of the Notes with, the information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act, including reports on Forms 10-K, 10-Q and 8-K.

                           INCORPORATION BY REFERENCE

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the Exchange Offer shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of the filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner of Notes, to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Such a request may be directed in writing to Donald Offringa, Vice President of Finance, US Xchange, L.L.C., 20 Monroe Avenue NW, Suite 450, Grand Rapids, Michigan 49503, telephone (616) 493-7000.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS


     THE STATEMENTS CONTAINED IN THIS PROSPECTUS WHICH ARE NOT HISTORICAL FACTS ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THESE FORWARD-LOOKING STATEMENTS GENERALLY CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "WILL," "MAY," "SHOULD," "BELIEVES," "EXPECTS" OR "ANTICIPATES" OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY, OR BY DISCUSSION OF CERTAIN STRATEGIES THAT INVOLVE RISKS AND UNCERTAINTIES. MANAGEMENT WISHES TO CAUTION INVESTORS THAT THESE FORWARD-LOOKING STATEMENTS, SUCH AS THE COMPANY'S PLANS AND STRATEGIES, ITS ANTICIPATION OF REVENUES FROM DESIGNATED MARKETS, AND STATEMENTS REGARDING THE DEVELOPMENT OF THE COMPANY'S BUSINESSES, THE MARKETS FOR THE COMPANY'S SERVICES AND PRODUCTS, THE COMPANY'S ANTICIPATED CAPITAL EXPENDITURES, POSSIBLE CHANGES IN REGULATORY REQUIREMENTS AND OTHER STATEMENTS CONTAINED HEREIN REGARDING MATTERS THAT ARE NOT HISTORICAL FACTS, ARE ONLY PREDICTIONS, ASSUMPTIONS AND ESTIMATES REGARDING FUTURE EVENTS AND CIRCUMSTANCES. NO ASSURANCE CAN BE GIVEN THAT SUCH PREDICTIONS, ASSUMPTIONS OR ESTIMATES WILL BE ACHIEVED; ACTUAL EVENTS OR RESULTS MAY DIFFER MATERIALLY AS A RESULT OF RISKS FACING THE COMPANY. SUCH RISKS INCLUDE, BUT ARE NOT LIMITED TO, THE COMPANY'S LIMITED OPERATING HISTORY AND ANTICIPATED SIGNIFICANT NEGATIVE CASH FLOWS AND OPERATING LOSSES AND ITS ABILITY TO MEET ITS ADDITIONAL CAPITAL REQUIREMENTS, GENERATE POSITIVE OPERATING CASH FLOW, COMPETE IN ITS TARGETED MARKETS, SUCCESSFULLY MANAGE THE DEVELOPMENT AND GROWTH OF ITS BUSINESS AND OPERATIONS, ATTRACT AND RETAIN KEY PERSONNEL, DEVELOP, IMPLEMENT AND INTEGRATE NECESSARY OSS AND OTHER INFORMATION AND PROCESSING SYSTEMS, SUCCESSFULLY MARKET ITS SERVICES TO CURRENT AND NEW CUSTOMERS, INTERCONNECT WITH ILECS, PROVISION AND SERVICE ITS CUSTOMERS, ASSESS MARKETS, INSTALL FACILITIES, INCLUDING SWITCHING ELECTRONICS, AND OBTAIN RIGHTS-OF-WAY AND ANY REQUIRED GOVERNMENTAL AUTHORIZATIONS, FRANCHISES AND PERMITS, ALL IN A TIMELY MANNER, AT REASONABLE COSTS AND ON SATISFACTORY TERMS AND CONDITIONS. REGULATORY, LEGISLATIVE AND JUDICIAL DEVELOPMENTS COULD ALSO CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE FUTURE RESULTS INDICATED, EXPRESSED OR IMPLIED IN SUCH FORWARD-LOOKING STATEMENTS. ALL SUBSEQUENT WRITTEN AND ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO THE COMPANY OR PERSONS ACTING ON ITS BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE FOREGOING CAUTIONARY STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THEIR DATES. THE COMPANY UNDERTAKES NO OBLIGATION TO PUBLICLY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

                                    SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information, including the consolidated financial statements of the Company and the notes thereto, appearing elsewhere in this Prospectus. Unless the context otherwise requires, the term "Company," as used in this Prospectus, means US Xchange, L.L.C., a Michigan limited liability company, and, where appropriate, its subsidiaries. See "Glossary of Selected Terms" beginning at page G-1 for the definitions of certain technical terms used in this Prospectus. Certain other capitalized terms used herein have the meanings ascribed to them in "Description of the Notes--Certain Definitions."

                                  THE COMPANY


     The Company is a facilities-based competitive local exchange carrier ("CLEC") that commenced commercial operations in July 1997. The Company offers telecommunications services primarily in metropolitan markets with populations of 100,000 to 750,000 ("Tier III Markets") in the midwestern United States. The Company's target customers include small and medium-sized businesses, Internet Service Providers ("ISPs") and government and other institutional end users, as well as residential end users. As a result of the Company's limited operating history, the Company has to date generated only nominal revenues from facilities-based operations, and its operations to date have resulted in significant operating and net losses and negative cash flow and a substantial accumulated deficit. See "Risk Factors--Limited History of Operations; Historical and Anticipated Future Negative Cash Flow and Operating Losses" and "Selected Consolidated Financial Data."



     Upon entering a targeted market, the Company resells the services of the incumbent local exchange carrier ("ILEC"). As each of the Company's networks and switching systems becomes commercially operational in that market, the Company transitions its resale customers to its own facilities-based services. As of the date of this Prospectus, the Company was providing services primarily on a resale basis in Wisconsin, Indiana and Illinois and had five switches and five local fiber optic networks that were commercially operational in Wisconsin. The Company is currently deploying or plans to deploy an additional eight switches and 13 local networks in Wisconsin, Indiana, Illinois and Michigan.


     In addition to deploying its own local networks in targeted commercial regions, the Company plans to (i) construct, lease or acquire long haul fiber that will interconnect its owned local networks and host switches and (ii) lease feature group access to ILEC tandem switches to originate and terminate calls in regions bordering its owned facilities, as well as certain other regions where cost and demand justify. See "Business--Markets." The Company also is considering opportunities to expand its operations into additional commercial regions in the Midwest, which would require additional financing. See "Risk Factors--Additional Capital Requirements."


     The principal elements of the Company's business strategy include: (i) a focus on Tier III Markets in the Midwest; (ii) efforts to achieve early-to-market competitive and marketing advantages in each of its targeted markets; (iii) the deployment of networks and switching facilities designed to address customers in an entire commercial region; (iv) the establishment of a fully integrated system of networks throughout its targeted commercial regions;
(v) an emphasis on its local presence to gain market share; (iv) the installation of high quality, flexible networks at a low cost; and (vii) the implementation of innovative, integrated operations support, customer care and billing systems. See "Business--US Xchange Strategy."



     The Company is a Michigan limited liability company with its principal executive offices located at 20 Monroe Avenue NW, Suite 450, Grand Rapids, Michigan 49503, and its telephone number is (616) 493-7000.

                                  RISK FACTORS



     An investment in the Exchange Notes involves a high degree of risk. See "Risk Factors" for a description of various risk factors relating to the Company and an investment in the Exchange Notes, including but not limited to the following:



     - the Company's limited operating history and anticipated significant negative cash flows and operating losses;



     - the Company's ability to meet its additional capital requirements and generate operating cash flow;



     - the Company's indebtedness and its effect on the Company's ability to meet its debt service requirements and its operational flexibility;



     - the effect of the priority of claims of holders of secured indebtedness and the Company's holding company structure on the Company's ability to meet its obligations on the Notes;



     -  the Company's ability to compete in its targeted markets;



     - the Company's ability to successfully manage the continued development and expansion of its business;



     - the Company's ability to successfully market its services to current and new customers;



     - the Company's ability to obtain needed interconnections with ILECs on acceptable terms;



     -  the Company's ability to provision and service its customers; and



     - the possible lack of liquidity in any trading market for the Exchange Notes.



     Prospective investors should carefully consider these and other risk factors and information contained in the Prospectus.

                               THE EXCHANGE OFFER

The Exchange Offer............   The Company is hereby offering to exchange
                                 $1,000 principal amount of Exchange Notes for each $1,000 principal amount of Private Notes that are properly tendered and accepted. The
                                 Company will issue Exchange Notes on or as promptly as practicable after the Expiration
                                 Date. As of the date hereof, there is
                                 $200,000,000 aggregate principal amount of
                                 Private Notes outstanding. See "The Exchange
                                 Offer."

                                 Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Private Notes may be offered for resale, resold and otherwise transferred by a Holder thereof without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the Holder is acquiring Exchange Notes in the ordinary course of its business, is not participating and has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes and is not an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act. Any Holder of Private Notes who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes could not rely on the above-referenced position of the staff of the Commission and, in the absence of an exemption therefrom, would have to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Failure to comply with such requirements in such instance could result in such Holder incurring liability under the Securities Act for which the Holder is not indemnified by the Company. See "The Exchange Offer--Resale of the Exchange Notes."

                                 Each broker-dealer who holds Private Notes acquired for its own account as a result of market-making or other trading activities and who receives Exchange Notes pursuant to the Exchange Offer for its own account in exchange therefor must acknowledge that it will deliver a copy of this Prospectus, as it may be amended or supplemented from time to time, in connection with any resale of such Exchange Notes. The Letter of Transmittal that accompanies this Prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

Registration Rights
Agreement.....................   The Private Notes were sold by the Company on
                                 June 25, 1998 to Morgan Stanley & Co.
                                 Incorporated (the "Placement Agent") pursuant to a Placement Agreement, dated June 22, 1998, by and among the Company and the Placement
                                 Agent (the "Placement Agreement"). Pursuant to the Placement Agreement, the Company and the Placement Agent entered into a Registration
                                 Rights Agreement, dated as of June 25, 1998
                                 (the "Registration Rights Agreement"), which grants the Holders of the Private Notes certain exchange and registration rights. The Exchange
                                 Offer is intended to satisfy such rights, which will terminate upon the consummation of the Exchange Offer. The Holders of the

                                 Exchange Notes will not be entitled to any exchange or registration rights with respect to the Exchange Notes. See "The Exchange Offer--Termination of Certain Rights." The Company will not receive any proceeds from, and has agreed to bear the expenses of, the Exchange Offer. See "Use of Proceeds."


Expiration Date...............   The Exchange Offer will expire at 12:00
                                 midnight, New York City time, on December    ,
                                 1998, unless the Exchange Offer is extended by the Company in its sole discretion, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange
                                 Offer is extended. See "The Exchange
                                 Offer--Expiration Date; Extensions;
                                 Amendments."


Procedures for Tendering
Private Notes.................   Each Holder of Private Notes wishing to accept
                                 the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with such Private
                                 Notes and any other required documentation to The Bank of New York, as exchange agent (the
                                 "Exchange Agent"), at the address set forth herein. By executing the Letter of Transmittal, the Holder will represent to and agree with the Company that, among other things, (i) the Exchange Notes to be acquired by such Holder of Private Notes in connection with the Exchange
                                 Offer are being acquired by such Holder in the ordinary course of its business, (ii) such Holder has no arrangement or understanding with any person to participate in a distribution of the Exchange Notes and (iii) such Holder is not an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act.
                                 If the Holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Private Notes that were acquired for its own account as a result of market-making or other trading activities, such Holder will be required to acknowledge in the Letter of Transmittal that such Holder will deliver a prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, such Holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "The Exchange
                                 Offer--Procedures for Tendering."

Special Procedures for
Beneficial Owners.............   Any beneficial owner whose Private Notes are
                                 registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender such Private Notes in the Exchange Offer should contact such registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on its own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Private
                                 Notes, either make appropriate arrangements to register ownership of the Private Notes in such owner's name or obtain a properly completed bond power from the registered Holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date. See
                                 "The Exchange Offer--Procedures for Tendering."

Guaranteed Delivery
Procedures....................   Holders of Private Notes who wish to tender
                                 their Private Notes and whose Private Notes are not immediately available or who cannot deliver their Private Notes, the Letter of Transmittal or any other documentation required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date, must tender their Private Notes in accordance with the guaranteed delivery procedures set forth under "The
                                 Exchange Offer--Guaranteed Delivery
                                 Procedures."

Acceptance of the Private
Notes and Delivery of the
  Exchange Notes..............   Subject to the satisfaction or waiver of the
                                 conditions to the Exchange Offer, the Company will accept for exchange any and all Private
                                 Notes that are properly tendered in the
                                 Exchange Offer prior to the Expiration Date. NO
                                 VOTE OF THE COMPANY'S SECURITY HOLDERS IS
                                 REQUIRED TO EFFECT THE EXCHANGE OFFER AND NO
                                 SUCH VOTE (OR PROXY THEREFOR) IS BEING SOUGHT
                                 HEREBY. The Exchange Notes issued pursuant to the Exchange Offer will be delivered on or as promptly as practicable after the Expiration
                                 Date. See "The Exchange Offer--Terms of the
                                 Exchange Offer."

Withdrawal Rights.............   Tenders of Private Notes may be withdrawn at
                                 any time prior to the Expiration Date. See "The
                                 Exchange Offer--Withdrawal of Tenders."


United States Federal Income
Tax Considerations............   For a discussion of United States federal
                                 income tax considerations relating to the exchange of Exchange Notes for Private Notes, see "United States Federal Income Tax
                                 Considerations."


Exchange Agent................   The Bank of New York is serving as the Exchange
                                 Agent in connection with the Exchange Offer.
                                 The Bank of New York also serves as trustee under the Indenture and as collateral agent under the Pledge Agreement.

                                   THE NOTES

     The Exchange Offer applies to $200,000,000 aggregate principal amount of Private Notes. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Private Notes, except that the exchange will have been registered under the Securities Act, and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof, and Holders of the Exchange Notes will not be entitled to any of the exchange and registration rights of Holders of the Private Notes under the Registration Rights Agreement, which rights will terminate upon consummation of the Exchange Offer. The Exchange Notes will evidence the same indebtedness as the Private Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture and the Pledge Agreement. For further information and for definitions of certain capitalized terms used herein, see "Description of the Notes."

Issuer........................   US Xchange, L.L.C.

Securities Offered............   $200,000,000 principal amount of 15% Senior
                                 Notes due 2008.

Maturity......................   July 1, 2008.

Interest......................   Interest on the Notes is payable semi-annually
                                 in cash on July 1 and January 1 of each year, beginning on January 1, 1999. Interest on each Exchange Note will accrue at the rate of 15% per annum from the last payment date on which interest was paid on the Private Note surrendered in exchange therefor or, if no interest has been paid on the Private Note, from June 25, 1998, the date of original issuance of the Private Notes.

Non-callable..................   The Notes are non-callable.

Redemption Upon Receipt of
Public Equity Offering
  Proceeds....................   At any time prior to July 1, 2001, the Company
                                 may redeem up to 35% of the aggregate principal amount of the Notes with the proceeds of one or more Public Equity Offerings at 115% of their principal amount, plus accrued interest;
                                 provided, however, that (i) after any such redemption, Notes representing at least 65% of the aggregate principal amount of the Notes originally issued remains outstanding and (ii) notice of any such redemption is mailed within 60 days of such Public Equity Offering. See
                                 "Description of the Notes--Redemption Upon
                                 Receipt of Public Equity Offering Proceeds."

Change of Control.............   Upon a Change of Control, the Company will be
                                 required to make an offer to purchase all of the outstanding Notes at a purchase price equal to 101% of their principal amount, plus accrued interest. There can be no assurance that the Company will have sufficient funds available at the time of any Change of Control to make any required debt repayment (including repurchases of the Notes). See "Description of the Notes--Repurchase of Notes Upon a Change of
                                 Control."

Security......................   Pursuant to the Indenture, the Company has
                                 purchased and pledged to the Trustee under the Indenture, as security for the benefit of the Holders of the Notes, approximately $79.6 million of Pledged Securities consisting of U.S. government securities, which the Company believes will be sufficient, upon receipt of scheduled principal and interest payments thereon to provide for the payment in full of the first six scheduled interest payments due on the Notes. See "Description of the Notes--Security."


Ranking.......................   The Notes are unsubordinated, unsecured (except
                                 as described above under "--Security")
                                 indebtedness of the Company, rank pari passu in right of payment with all other unsubordinated, unsecured indebtedness of the Company, rank senior in right of payment to all subordinated indebtedness of the Company and are subordinated to the claims of holders of any secured indebtedness of the Company with respect to the assets securing such secured indebtedness. Moreover, the Company is a holding company, and the Notes will be effectively are subordinated to all existing and future liabilities (including trade payables) of the Company's subsidiaries. As of September 30, 1998, the total amount of indebtedness of the Company (parent only) was $203.6 million, of which $200.0 million represented the Notes and $3.6 million was secured indebtedness, to which the Notes are subordinated to the extent of the value of the assets securing such indebtedness. As of September 30, 1998, the Company's subsidiaries had approximately $9.1 million in the aggregate of liabilities (excluding intercompany payables), to which the Notes are effectively subordinated. See "Risk Factors--Priority of
                                 Holders of Secured Indebtedness" and "--Holding
                                 Company Structure; Structural Subordination of the Notes," "Description of Existing
                                 Indebtedness," "Description of the
                                 Notes--Ranking."


Certain Covenants.............   The Indenture contains certain covenants that,
                                 among other things, restrict the ability of the Company and its Restricted Subsidiaries to incur additional indebtedness, create liens, engage in sale-leaseback transactions, pay dividends or make distributions in respect of their membership interests, redeem membership interests, make investments or certain other restricted payments, sell assets, issue or sell membership interests of Restricted
                                 Subsidiaries, enter into transactions with members or affiliates or effect a consolidation or merger. However, these limitations are subject to a number of important qualifications and exceptions. See "Description of the Notes--Covenants."

Book-Entry; Delivery and
Form..........................   It is expected that delivery of the Exchange
                                 Notes will be made in book-entry form as described below. The Notes will be issued only in registered form without coupons and in minimum denominations of $1,000 and any integral multiples of $1,000 in excess thereof.

                                 Exchange Notes issued in exchange for Private Notes sold in reliance on Rule 144A under the Securities Act will be evidenced by one or more Notes in global form (each a "Global Note"), which will be deposited with the Trustee as custodian for, and registered in the name of, a nominee of The Depository Trust Company ("DTC") in New York, New York. Exchange Notes issued in exchange for Private Notes sold in offshore transactions pursuant to Regulation S under the Securities Act will be evidenced by one or more Global Notes which will be deposited with the Trustee as custodian for, and registered in the name of, a nominee of DTC for the accounts of Morgan Guaranty Trust Company of New York, Brussels office, as operator of the

                                 Euroclear System ("Euroclear"), and Cedel
                                 Banks, societe anonyme ("Cedel Bank").
                                 Beneficial interests in such Global Notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Such interests will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Beneficial interests in a Global Note may not be exchanged for Notes issued in certificated form except in the limited circumstances described herein. See "Description of the Notes--Book Entry; Delivery and Form."


     For additional information regarding the Notes, see "Notice to Investors," "Description of the Notes" and "United States Tax Federal Income Tax Considerations."

                                  RISK FACTORS

     An investment in the Exchange Notes involves a high degree of risk. The following risk factors, together with the other information set forth in this Prospectus, should be considered carefully when evaluating an investment in the Exchange Notes.

LIMITED HISTORY OF OPERATIONS; HISTORICAL AND ANTICIPATED FUTURE NEGATIVE CASH FLOW AND OPERATING LOSSES

     The Company commenced commercial operations in July 1997 and, as a result, prospective investors have limited operating and financial data about the Company upon which to base an evaluation of the Company's performance and an investment in the Notes.


     As a result of the Company's limited operating history, the Company has generated only nominal revenues from operations resulting in significant operating losses and negative cash flows to date. For the year ended December 31, 1997 and the nine months ended September 30, 1998, the Company had total revenues of $207,000 and $4.1 million, losses from operations of $5.8 million and $26.5 million, earnings before net interest, income taxes, depreciation and amortization ("EBITDA") of negative $5.6 million and negative $24.2 million, cash flows from operating activities of negative $396,000 and negative $15.3 million, cash flows from investing activities of negative $28.2 million and negative $140.8 million, cash flows from financing activities of $28.7 million and $227.8 million, net loss of $5.8 million and $31.0 million, and a deficiency of earnings to cover fixed charges of $5.8 million and $32.3 million ($32.4 million and $43.9 million after giving pro forma effect to the increase in net interest expense resulting from the issuance of the Notes), respectively. The Company expects that planned capital expenditures, together with the associated operating expenses in each of its target markets, will result in negative cash flows operating and investing activities and negative EBITDA for approximately 24 to 36 months after facilities-based switched operations commence in each of such markets, and, accordingly, the Company expects to experience increasing consolidated operating losses as it expands its operations, builds its network and switching facilities and develops its customer base. None of the Company's markets currently generates positive operating cash flows or EBITDA. The Company must significantly increase its revenues and cash flows to meet its obligations on the Notes. There can be no assurance that the Company will sufficiently increase its revenues, achieve or sustain positive EBITDA or profitability or generate sufficient positive consolidated cash flow to meet its working capital and debt service requirements. The Company's failure to accomplish any of the foregoing would have a material adverse effect on the Company and its ability to meet its obligations on the Notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operation--Liquidity and Capital Resources."


ADDITIONAL CAPITAL REQUIREMENTS


     The Company's current plans for the development and expansion of its networks, services and customer base, and the continued funding of its operating losses, will require significant capital. The Company estimates that, as of September 30, 1998, its future capital requirements (including requirements for capital expenditures, working capital, debt service and operating losses) to fund the installation, deployment and operating losses of the networks in its current development plans and the interconnection of certain of such networks through the construction or acquisition of long haul fiber routes will total approximately $115 million. The Company believes that its existing equity and debt capital will provide the Company with sufficient capital to fund the installation and deployment of networks in its current development plans and estimated operating losses of such networks through December 31, 1998. The Company plans to seek additional financing to fund the balance of the capital requirements for its current development plans, although the Company currently has no commitments for such additional capital.


     The Company's expectations of its capital requirements are based on the Company's current estimates. However, the Company is in the early stages of the implementation of its network buildout plans, and actual capital requirements may vary based upon the timing and success of the Company's implementation of its development plans. There can be no assurance that actual expenditures will not be significantly higher or lower. Factors which could affect the amount and timing of the Company's capital requirements include, among other things, the demand for the Company's services and regulatory, technological and competitive developments. The Company is considering opportunities to expand its operations into additional commercial regions in the Midwest which would require additional financing. The Company may commence these activities before obtaining such additional financing. The Company may also require additional financing (or require additional financing sooner than anticipated) if: (i) the Company's current development plans or projections change or prove to be inaccurate or attractive additional opportunities are identified; (ii) the Company effects any acquisitions or joint ventures; (iii) the Company's cost projections prove to be underestimated; or (iv) the Company accelerates or otherwise alters the schedule or target markets of its roll-out plans. If available, sources of additional financing may include commercial bank borrowings, vendor financing, the private or public sale of additional equity or debt securities and joint ventures.

     There can be no assurance that the additional capital that the Company will require to fully implement its current development plans and to fund any expansion beyond the Company's current development plans will be available to the Company, that the Company will be successful in raising any additional capital on terms that it will consider acceptable or that the Company's operations will produce positive consolidated cash flow in amounts sufficient to meet its additional capital requirements. If the Company is unable to raise and generate sufficient funds, it may be required to modify, delay or abandon some of its planned expansion or expenditures or to forego the installation and deployment of networks in additional commercial regions. Any of the foregoing factors would have a material adverse effect on the Company and its ability to meet its obligations on the Notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

SUBSTANTIAL INDEBTEDNESS; POSSIBLE SUBSTANTIAL ADDITIONAL INDEBTEDNESS; FINANCING RISKS


     At September 30, 1998, the Company had $203.6 million of indebtedness, of which the Notes represented $200.0 million, and $60.0 million of contributed equity. To fully implement the Company's current development plans and to fund any future expansion beyond the Company's current development plans, the Company will be required to raise additional financing. See "--Additional Capital Requirements" above. The Indenture limits, but does not prohibit, the incurrence of additional indebtedness by the Company. In particular, the Indenture permits the Company and its subsidiaries to incur an unlimited amount of indebtedness (including secured indebtedness) to finance the cost of equipment, inventory and network assets (including the cost of the design, development, acquisition, construction, installation, improvement, transportation and integration thereof).


     A relatively high level of indebtedness could have important consequences to the Company's future prospects, including the following: (i) limiting the ability of the Company to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes; (ii) requiring that a substantial portion of the Company's cash flow from operations, if any, be dedicated to the payment of principal of and interest on its indebtedness; (iii) limiting its flexibility in planning for, or reacting to changes in, its business; (iv) making the Company more highly leveraged than some of its competitors, which may place it at a competitive disadvantage; (v) making it more difficult for the Company to meet its obligations on the Notes; and (vi) increasing the Company's vulnerability in the event of a downturn in its business. The debt service requirements of any additional indebtedness of the Company and its subsidiaries would also make it more difficult for the Company to meet its obligations on the Notes. There can be no assurance that the Company's consolidated cash flow and capital resources will be sufficient for payment of the principal of, premium, if any, and interest on, its indebtedness (including the Notes).

     Cash flow from operations may be insufficient to repay the Company's indebtedness, including the Notes, in full, and, accordingly, a substantial portion of the Company's indebtedness may need to be refinanced. Any additional indebtedness incurred in the future may mature prior to the Notes and may also need to be refinanced. There can be no assurance that the Company will be able to effect such refinancings. The ability of the Company to meet its debt service requirements and to effect any needed refinancings will be dependent upon, among other things, the future performance of the Company, which will be subject to prevailing economic conditions and to financial, business, regulatory and other factors, including factors beyond the Company's control. Further, there can be no assurance that the Company will have sufficient funds available at the time of any Change of Control to make any required debt repayment (including repurchases of the Notes). See "Description of the Notes--Repurchase of Notes Upon a Change of Control."


INDENTURE COVENANTS



     The Indenture imposes certain financial and operating restrictions on the Company and its subsidiaries. These restrictions limit, among other things, the ability of the Company and its Restricted Subsidiaries to incur additional indebtedness, create liens, engage in sale-leaseback transactions, pay dividends or make distributions in respect of their membership interests, redeem membership interests, make investments or certain other restricted payments, sell assets, issue or sell membership interests of its Restricted Subsidiaries, enter into transactions with members or affiliates, and effect consolidations or mergers. While these limitations are subject to a number of important qualifications and exceptions, any failure to comply with these restrictions could result in a default thereunder. See "Description of the Notes." In addition, the terms of any additional debt or equity financings undertaken by the Company to meet its future cash requirements could further restrict the Company's operational flexibility and thereby adversely affect the Company and its ability to meet its obligations on the Notes.


PRIORITY OF HOLDERS OF SECURED INDEBTEDNESS


     The Indenture permits the Company to incur an unlimited amount of indebtedness for capital expenditures and to secure such indebtedness. At September 30, 1998, the Company had $3.6 million of outstanding secured indebtedness. See "Description of Existing Indebtedness." Holders of secured indebtedness of the Company will have claims that are prior to the claims of the holders of the Company's unsecured indebtedness (including the Notes) with respect to the assets securing such secured indebtedness. In addition, to the extent the value of such assets is insufficient to satisfy such secured indebtedness of the Company, the holders of such secured indebtedness would be entitled to share pari passu with the holders of the Company's unsecured indebtedness (including the Notes) to the extent of the remaining unpaid amounts thereunder. The priority claims of the holders of secured indebtedness of the Company could have a material adverse effect on the ability of the Company to meet its obligations on the Notes.


HOLDING COMPANY STRUCTURE; STRUCTURAL SUBORDINATION OF THE NOTES


     The Company is a holding company, and its principal assets consist of its equity interests in its operating subsidiaries. The Company will rely upon payments from its subsidiaries to generate the funds necessary to meet its obligations, including the payment of the principal of, premium, if any, and interest on, the Notes. The Company's subsidiaries, however, are legally distinct from the Company, and such subsidiaries have no obligation, contingent or otherwise, to pay amounts due pursuant to the Notes or to make funds available for such payment. The Company's subsidiaries have not guaranteed the Notes. The ability of the Company's subsidiaries to make such payments to the Company will be subject to, among other things, the availability of funds and the terms of any indebtedness of such subsidiaries. The Indenture permits subsidiaries of the Company to incur substantial amounts of indebtedness. Claims of such subsidiaries' creditors, including trade creditors, will generally have priority as to the assets of such subsidiaries over the claims of the holders of the Company's indebtedness, including the Notes. Accordingly, the Notes are effectively subordinated to the liabilities (including trade payables) of the subsidiaries of the Company. As of September 30, 1998, the subsidiaries of the Company had approximately $9.1 million of liabilities (excluding intercompany payables). The Company's holding company structure could have a material adverse effect on the Company's ability to meet its obligations on the Notes.


COMPETITION

     The telecommunications industry is highly competitive, and one of the primary purposes of the Telecommunications Act of 1996 (the "Telecommunications Act") is to foster additional competition. In each of its markets, the Company competes principally with the ILEC serving such market, which is generally one of the Regional Bell Operating Companies (the "RBOCs") or GTE Corporation ("GTE") or one of its affiliated companies (the "GTE Companies"). The ILECs have long-standing relationships with their customers, have financial, technical and marketing resources substantially greater than those of the Company and have the potential to fund competitive services with cash flows from a variety of businesses. ILECs presently have a near 100% market share in each of the Company's target markets. The Company expects to face significant competitive product and pricing pressure in each of its markets.

     It is likely that the Company will also face competition from other facilities-based CLECs in certain of its markets. After the investment and expense of establishing a network and support services in a given market, the marginal cost of carrying an additional call is negligible. Accordingly, in Tier III Markets where there are other facilities-based CLECs, the Company expects substantial price competition. The Company believes that Tier III Markets will support only a limited number of competitors and that operations in Tier III Markets with multiple competitive providers are likely to be unprofitable for one or more of such providers.

     CLEC competitors that provide local services or have started or announced plans for either construction or solicitation activities in the Company's current markets include: Telephone and Data Systems, Inc. ("TDS") and McLeod USA Incorporated ("McLeod") in Green Bay/Appleton, Wisconsin; Teleport Communications Group Inc. ("TCG"), TWI Cable Inc. (a wholly owned subsidiary of Time Warner Companies, Inc.) ("TWI"), McLeod and Ovation Communications, Inc. ("OCI") in Milwaukee, Wisconsin; KMC Telecom Holdings, Inc. ("KMC Telecom"), TDS and McLeod in Madison, Wisconsin; KMC Telecom in Ft. Wayne, Indiana; McLeod in Rockford, Illinois; Climax Telephone Company in Kalamazoo, Michigan; and Brooks Fiber Properties, Inc. ("Brooks Fiber"), a wholly owned subsidiary of MCI WorldCom Inc. ("MCI WorldCom"), in Grand Rapids, Michigan. The Company believes that there may be additional competitors that have formulated plans to enter its target markets, including the additional markets in its current development plans.

     The Company has acquired from another carrier an IRU for dark fibers along long haul routes that interconnect certain of the Company's networks in Wisconsin and Illinois and, in exchange, the Company has granted such carrier an IRU for dark fibers in and between certain of the Company's networks in Wisconsin and Illinois. While this and any other similar swap of excess fiber capacity which the Company may enter into with other carriers reduces the cable investments of both parties, it also facilitates the market entry of the carrier acquiring the right to use the Company's fiber.

     Other potential competitors in the Company's markets include resellers, microwave, satellite and other wireless telecommunications providers, cable television companies, electric utilities and RBOCs seeking to operate outside their current local service areas. In particular, electric utilities and cable companies are likely competitors given their existing rights of way. Electric utilities using Digital Line Power ("DLP") technologies can transmit Internet and data services over their power lines at speeds faster than those achievable by telephone companies on their asymmetric digital subscriber lines ("ADSL") or ISDN lines. The development of networks utilizing new technologies such as Internet telephony, cable modem service and wireless networks utilizing Local Multi-Point Distribution Services ("LMDS") and satellite transmission, which can be used to provide high capacity wireless local loop, LAN, Internet access and interactive services, might also create significant new competitors that may have a lower cost basis than the Company. The Company believes that there may also be an increasing level of agent and distributor resale initiatives in Tier III Markets.


     Prices in both the long distance business and the data transmission business have declined significantly in recent years and are expected to continue to decline. The Company will face competition from large carriers such as AT&T Corp. ("AT&T"), MCI WorldCom and Sprint Corporation ("Sprint"), as well as from other resellers and companies offering Internet telephony services, which could create additional pricing pressures. In addition, long distance carriers, including AT&T, MCI WorldCom and Sprint, as well as smaller carriers, have begun to offer integrated local, long distance and data telecommunications services. MCI WorldCom was recently formed by the merger of WorldCom, Inc. and MCI Communications Corporation, and AT&T has recently acquired TCG and announced a proposed combination with Tele-Communications, Inc. ("TCI"). Combinations such as these should enhance carriers' ability to offer bundled local and long distance telecommunications services. The RBOCs are also making concerted efforts to gain regulatory permission under the Telecommunications Act to offer their own bundled local and long distance telecommunications services.


     Increasing competition has led to consolidations among the original seven RBOCs, including the recently announced agreement of SBC Communications, Inc. ("SBC") to acquire Ameritech Corp. ("Ameritech") and SBC's recent acquisition of Southern New England Telecommunications Corp. ("SNET"). Following these combinations, SBC would be a coast-to-coast local telephone company with an estimated 30% of all United States local access lines. SBC has also announced plans to enter an additional 30 markets outside the territories of the combined entity. In addition, Bell Atlantic Corporation ("Bell Atlantic") has reached an agreement for the acquisition of GTE. Further consolidation of telecommunications companies and the formation of additional strategic alliances within the telecommunications industry could give rise to significant new competitors.


     While recent regulatory initiatives, which allow CLECs such as the Company to interconnect with ILEC facilities and to obtain unbundled network elements from the ILECs, provide increased business opportunities for the Company, such regulatory initiatives have been accompanied by increased pricing flexibility for, and relaxation of regulatory oversight of, the ILECs. This may present ILECs with an opportunity to subsidize services that compete with the Company's services with revenues generated from non-competitive services, thereby allowing ILECs to offer competitive services at lower prices. There can be no assurance that the Company will be able to obtain the interconnections and unbundled network elements it requires at rates, and on terms and conditions, that will permit the Company to offer switched and advanced, high speed digital services at rates that are both competitive and profitable. See "--Implementation Risks" below. If the ILECs engage in increased volume and discount pricing practices or charge CLECs increased fees for interconnection or unbundled network elements, or if the ILECs delay implementation of interconnection or the provision of unbundled network elements, the Company would be adversely affected.

     The Company expects to experience declining prices and increasing price competition. There can be no assurance that the Company will be able to achieve or maintain adequate market share or margins, or compete effectively, in any of its markets. Moreover, substantially all of the Company's current and potential competitors have financial, technical, marketing, personnel and other resources, including brand name recognition, substantially greater than those of the Company, as well as other competitive advantages over the Company.

     Any of the foregoing factors could have a material adverse effect on the Company and its ability to meet its obligations on the Notes. See
"Business--Competition."

BUSINESS DEVELOPMENT AND EXPANSION RISKS; POSSIBLE INABILITY TO MANAGE GROWTH


     The Company must achieve substantial growth in order to meet its payment obligations on the Notes and its other indebtedness. The Company began providing switched local, long distance and Centrex services on a resale basis to its customers in July 1997, and its first network became commercially operational in March 1998. The continued development and expansion of the Company's operations will depend, among other things, upon the Company's ability to install cable and establish facilities, including switches and electronics, obtain needed OSS interfaces and unbundled network elements from the ILECs, obtain required rights of way and governmental authorizations, franchises and permits, provision and service customers, implement interconnection and collocation with ILEC facilities, implement efficient operations support and other back office, customer care and billing systems, and develop and retain a sufficient customer base, all in a timely manner, at reasonable costs and on satisfactory terms and conditions. The Company's business success will also depend upon the Company's ability to control costs, maintain regulatory compliance, maintain effective quality controls and attract, assimilate and retain sufficient qualified management, technical and sales personnel. See "--Dependence on Key Personnel" below. To the extent the Company may determine to pursue acquisitions or joint ventures, its ability to do so will depend on, among other things, the Company's ability to successfully identify, finance, complete and assimilate such acquisitions or joint ventures. See "--Risks Related to Potential Acquisitions and Joint Ventures" below.

     The failure of the Company to successfully manage the continued development and expansion of its operations could adversely affect the expansion of the Company's customer base and service offerings. There can be no assurance that the Company will successfully implement and maintain the needed operational, information, customer care and billing systems, procedures and controls and successfully obtain, integrate and utilize the employees and management, operational, technical and financial resources necessary to manage a developing and expanding business in an evolving, highly regulated and increasingly competitive industry. Any significant failure by the Company to meet the demands of its customers and to manage the expansion of its business and operations would have a material adverse effect on the Company and its ability to meet its obligations on the Notes.


DEPENDENCE ON KEY PERSONNEL

     The Company is managed by a small number of key executive officers, most notably Mr. Ronald H. VanderPol, the Company's Co-Chairman and co-founder, and Mr. Richard Postma, its Co-Chairman, Chief Executive Officer and co-founder. The loss of services of one or more of these key executive officers, particularly Mr. VanderPol or Mr. Postma, could have a material adverse effect on the business of the Company, its prospects and its ability to meet its obligations on the Notes. The Company believes that its success will depend in large part on its ability to develop a large and effective sales force and its ability to attract and retain highly skilled and qualified management, technical and sales personnel. Only three of the executive officers of the Company have employment agreements, and the Company does not maintain key person life insurance for any of its executive officers (See "Management--Executive Officers" and "--Employment Agreements"). Although the Company has been successful to date in attracting and retaining a sufficient number of qualified management, technical and sales personnel, the competition for qualified personnel in the telecommunications industry is intense, and, accordingly, there can be no assurance that the Company will be able to continue to attract and retain the qualified management, technical and sales personnel necessary to achieve its business objectives. The Company's failure to attract and retain such key personnel could have a material adverse effect on the Company and its ability to meet its obligations on the Notes.

DEPENDENCE ON INFORMATION AND PROCESSING SYSTEMS

     Sophisticated back office information and processing systems are vital to the Company's growth and its ability to monitor costs, bill customers, provision customer orders and achieve operating efficiencies. The Company's OSS systems have either been acquired from or developed with third-party vendors and are designed to be scalable, to be employed either centrally or in more than one location and to automate many of the functions which previously have required multiple manual entries of customer information to accomplish order management, provisioning, switch administration and billing. The Company has recently implemented new provisioning and order entry systems acquired from a third party vendor and is in the process of integrating these new systems with its other information and processing systems. However, there can be no assurance that the Company will be successful in integrating such systems in-house to produce the anticipated operational solutions or that the Company's information or processing systems will perform as expected. As the Company expands its customer base, deploys its networks and provides its own switch-based services, the failure of these systems to perform as expected or interface with ILEC legacy systems or the failure of the Company to adequately identify all of its information and processing needs or to upgrade systems as necessary could have a material adverse effect on the Company and its ability to meet its obligations on the Notes. In addition, the Company's right to use certain of these systems is dependent upon license agreements with third party vendors. Certain of such agreements may be cancelable by the vendor, and the cancellation or nonrenewal of these agreements may have an adverse effect on the Company and its ability to meet its obligations on the Notes.

YEAR 2000 COMPLIANCE

     The year 2000 issue is a matter of particular worldwide concern for telecommunications carriers because it affects many aspects of telecommunications technology, including the computer systems and software applications that are essential for network administration and operations. A significant portion of telecommunications voice and data networking and network management devices have date-sensitive processing in them which affect network administration and operations functions such as service activation, service assurance and billing processes. However, because the Company has only recently commenced operations and its key processing systems have recently been acquired, costs related to year 2000 issues historically have not been material. Lucent and the other vendors of such systems have represented to the Company that such systems are year 2000 compliant without any required modification, and the Company will require confirmation of year 2000 compliance in its future requests for proposals from Lucent and any other equipment and software vendors. The Company has developed and begun to implement a strategic year 2000 compliance plan to address year 2000 issues. The Company has completed the inventory of its mission-critical systems and is in various stages of modification and testing of these systems. The Company plans to have all of its systems fully compliant by early 1999.



     The failure of the Company's computer systems and software applications to accommodate the year 2000 could have a material adverse effect on the Company and its ability to meet its obligations on the Notes. Further, if the networks and systems of the ILECs, IXCs and others on whose services the Company depends and with whom the Company's networks and systems must interface are not year 2000 functional, it could have a material adverse effect on the operation of the Company's networks and, as a result, have a material adverse effect on the Company and its customers. Most major domestic carriers have announced that they expect all of their network and support systems to be year 2000 functional by mid-1999. However, other domestic and international carriers may not be year 2000 functional. The Company has not yet established a contingency plan that addresses its response to any potential failure of its systems, or those of other entities on whose services it depends or with whom its networks and systems must interface, to accommodate year 2000 issues. However, the Company plans to participate in the interoperability testing processes and to implement the contingency plans being put in place by industry organizations, and the Company intends to continue to monitor the performance of its accounting, information and processing systems and software applications and those of its third-party constituents to identify and resolve any year 2000 issues.


     To the extent necessary, the Company may need to replace, upgrade or reprogram certain existing systems and software applications to ensure that all of the Company's computer systems and software applications and all of its interoperability applications are year 2000 functional. However, based on current information, the Company does not believe that it will incur costs for any replacement, upgrade or reprogramming of its computer systems and software applications to resolve any year 2000 issues that will be material to its business, financial condition or results of operations.

IMPLEMENTATION RISKS

     The Company is a recent entrant into the CLEC industry. The local dial tone services market was not fully opened to competition by CLECs until the passage of the Telecommunications Act and related regulatory rulings in 1996. There are numerous operating complexities associated with providing facilities-based local exchange services. The Company will be required to develop and enhance new services, products and systems and will need to develop new marketing initiatives to sell these services.


     The Company's services may not be profitable due to, among other factors, lack of customer demand, inability to secure access to the ILECs' facilities on acceptable terms, competition and pricing pressure from the ILECs, other CLECs and other competitive providers, and cost overruns in connection with network build-outs. The Company expects to face significant competitive product and pricing pressure in each of its markets. The Company has very limited experience providing any telecommunications services, and there can be no assurance that the Company will be able to successfully implement its business strategy. Implementation of the Company's own switched services is also subject to the ability of Lucent and the Company's other suppliers to meet the Company's network deployment schedules. See "--Reliance on Lucent for Supply, Installation and Monitoring of Equipment" below. There can be no assurance that the Company's networks will be deployed on the schedules contemplated by the Company or that, if deployed, such networks will generate the revenues, operating cash flows and EBITDA contemplated by the Company.

     The Company's business is highly dependent on its ability to interconnect with and obtain unbundled network elements from the ILECs in its markets. In each of its markets, the Company relies on ILECs to permit the Company to collocate its equipment in the ILEC's central offices as a means of connecting to its customers. Although, under the Telecommunications Act, the ILECs are required to permit the Company to effect such collocations and interconnections and to purchase only the origination and termination services and network elements that the Company needs, thereby decreasing the Company's operating expenses, there can be no assurance that the ILECs will effect such collocations and interconnections and such unbundling of network elements in a timely manner or at rates, and on terms and conditions, that will permit the Company to offer switched services that are profitable.


     In August 1996, the FCC issued an order which established national rules for negotiating interconnection agreements and guidelines for review of such agreements by state public utilities commissions, which rules, in general, are favorable to new competitive entrants such as the Company. In July 1997, the United States Court of Appeals for the Eighth Circuit (the "Eighth Circuit") found significant portions of the FCC's rules to be beyond the scope of the FCC's legal authority. The court ruled that the state public service commissions, not the FCC, have jurisdiction over the pricing of interconnection, unbundled network elements and resale services. State PSCs may favor ILECs, with whom they have long-standing relationships in these matters. The Eighth Circuit also ruled that the FCC's interpretation of the so-called "pick and choose" provisions of the Telecommunications Act was incorrect. The Eighth Circuit held that the Telecommunications Act allows CLECs to adopt an entire interconnection agreement negotiated with an ILEC by another provider, but does not allow CLECs to "pick and choose" from among pieces of existing agreements. In October 1997, the Eighth Circuit issued a decision vacating additional FCC rules. This decision will likely have the effect of increasing the costs of obtaining the use of ILEC unbundled network elements. These Eighth Circuit decisions create uncertainty about the rules governing the pricing, terms and conditions of agreements to obtain needed interconnections and unbundled network elements, could make negotiating and enforcing such agreements more difficult and protracted and could require renegotiation of existing agreements. The United States Supreme Court has heard oral arguments on the appeals of the Eighth Circuit decisions and a decision is expected before July 1999. Any significant increase in the cost of interconnection or unbundled network elements would have a material adverse effect on the Company and its ability to meet its obligations on the Notes.


     To the extent the Company interconnects with and uses an ILEC's network to service its customers, the Company will be dependent upon the technology and capabilities of the ILEC, and the Company will be required to interface with the ILEC's legacy systems in order to properly provision and service the Company's customers. Many CLECs such as the Company have experienced difficulties in working with the ILECs with respect to provisioning, interconnection, collocation and implementation of the systems used by CLECs to order and receive unbundled network elements and wholesale services from the ILECs. Coordination with ILECs to gain access to network elements, complete the necessary OSS interfaces and secure reasonable and affordable collocation is necessary for CLECs such as the Company to provide integrated local services to customers on a timely and competitive basis. In the event that the Company experiences difficulties in obtaining high quality, reliable and reasonably priced services from the ILECs, the attractiveness of the Company's services to its customers could be impaired. The FCC has created a task force that is examining the problems that have slowed the development of local telephone competition.


     Sections 271 through 275 of the Telecommunications Act contain incentives for the RBOCs to cooperate with their competitors and permit access to the RBOCs' facilities by denying the RBOCs the ability to provide in-region long distance services until there is adequate in-region local competition. On December 31, 1997, the U.S. District Court for the Northern District of Texas issued a decision finding that such sections of the Telecommunications Act are unconstitutional since they impose restrictions on the RBOCs but do not impose comparable restrictions on other ILECs such as the GTE Companies. On September 4, 1998, the United States Court of Appeals for the Fifth Circuit, in a 2-to-1 ruling, reversed the Texas District Court's decision. SBC has asked the United States Supreme Court to review the Fifth Circuit's September 4 ruling. If the ruling is not upheld on appeal, it would likely have an unfavorable effect on the Company's business for at least two reasons. First, RBOCs currently have an incentive under the challenged provisions of the

Telecommunications Act to open their local markets to competition so that they can qualify to offer in-region long distance services. Second, the Company is legally able to offer its customers bundled long distance and local exchange services, which the RBOCs currently may not do in their regions. The Company believes that this ability to offer "one-stop shopping" gives the Company a marketing advantage over the ILECs that it would no longer enjoy if the Fifth Circuit's September 4 ruling is not upheld on appeal.



     ILECs around the country have been contesting whether the obligation to pay reciprocal compensation to CLECs should apply to local telephone calls from ILEC customers to ISPs served by CLECs. The ILECs claim that this traffic is interstate in nature and therefore should be exempt from compensation arrangements applicable to local, intrastate calls. CLECs have contended that the interconnection agreements provide no exception for local calls to ISPs and reciprocal compensation is therefore applicable. The FCC recently held that GTE's ADSL service, which provides a dedicated connection (rather than circuit-switched dial up) that permits an ISP to provide its end user with high-speed access to the Internet, is a special access service with more than a de minimis amount of interstate traffic. This Order (GTE ADSL Order) determined that GTE's ADSL service is properly tariffed at the federal level but if GTE or any other ILECs were to offer an xDSL service that is intrastate in nature, that service should be tariffed at the state level.



     Under the Eighth Circuit decisions, the states have primary jurisdiction over the determination of reciprocal compensation arrangements and as a result, the treatment of this issue can vary from state to state. Currently, 23 state commissions (including Illinois, Michigan and Wisconsin), three federal courts and one state court have ruled that reciprocal compensation arrangements do apply to calls to ISPs. Certain of these rulings are subject to appeal. Additional disputes over the appropriate treatment of ISP traffic are pending in other states. The National Association of Regulatory Utility Commissioners ("NARUC") adopted a resolution in favor of applying reciprocal compensation to calls to IPSs. The FCC made clear that its GTE ADSL Order did not determine whether reciprocal compensation is owed pursuant to existing interconnection agreements, state arbitration decisions and federal court decisions. The FCC indicated that it intends to issue a separate order specifically addressing reciprocal compensation issues. The Company anticipates that ISPs will be among its target customers, and adverse decisions in these proceedings could limit the Company's ability to service this group of customers profitably.


     The profitability of the Company's Internet access services, and related services such as Web site hosting, may also be affected by its ability to obtain "peering" arrangements with ISPs. In recent years, major ISPs routinely exchanged traffic with other ISPs that met certain technical criteria on a "peering" basis, meaning that each ISP accepted traffic routed to Internet addresses on its system from its "peers" on a reciprocal basis, without payment of compensation. Since late 1997, however, several of the largest ISPs have publicly announced they will not accept peering arrangements with other ISPs that do not meet certain size criteria and that smaller carriers will have to negotiate arrangements for the exchange of traffic with such ISPs that have usually imposed charges for accepting their traffic. There can be no assurance that the Company will be able to negotiate "peer" status with any of the major nationwide ISPs, or that it will be able to terminate traffic on ISPs' networks at favorable prices. See "--Competition."

     On August 7, 1998, the FCC released a Memorandum Opinion and Order ("MO&O") and Notice of Proposed Rule Making ("NPRM") proposing to ease regulations on the deployment of advanced data services such as high-speed internet access and video telephony by ILECs. In its MO&O, the FCC clarified that advanced telecommunications facilities and services offered by ILECs are subject to Sections 251 and 252 of the Telecommunications Act (regarding terms of and procedures for interconnection with local exchange carriers), and that the facilities and equipment used to provide advanced services are network elements that must be provided to new entrants on an unbundled basis. The FCC also held that ILECs must offer for resale, at wholesale rates, any advanced services that they offer to subscribers that are not telecommunications carriers.

     In its NPRM, however, the FCC proposed to permit ILECs to form separate affiliates that could offer advanced services without giving competitors access to network elements at discounted prices. Thus, the separate affiliates could install new data equipment to upgrade the ILEC networks to Digital Subscriber Line standards without having to share the new networks with competitors. To the extent that the affiliates provided interstate exchange access service, they would be presumed to be nondominant and therefore not subject to price cap or rate of return regulation for advanced services, and would not be required to file tariffs for such services. The ILECs, however, would be required to give their competitors and the new affiliates access on an equitable basis to the ILEC's central offices to install data equipment, and would also have to provide access on an equitable basis to local loops conditioned for data use. The FCC's proposal would not change the existing prohibition on the provision of services by ILECs across LATA boundaries, although the FCC stated that it would take comments on easing LATA restrictions in special cases. At least one ILEC is expected to seek reconsideration of the FCC's NPRM. It is unclear at this time whether the FCC's proposal will ultimately be adopted in its present form or what effect such adoption may have, and the NPRM's impact on the Company is therefore uncertain.

     Any of the foregoing factors could have a material adverse effect on the Company and its ability to meet its obligations on the Notes.

RISKS RELATED TO LONG DISTANCE BUSINESS

     The Company offers long distance services to its customers as part of its "one-stop shopping" offering of bundled telecommunications services. The long distance business is extremely competitive, and prices have declined substantially in recent years and are expected to continue to decline. In addition, the long distance industry has a high average churn rate, as customers frequently change long distance providers in response to the offering of lower rates or promotional incentives by competitors. The Company relies on other carriers to provide it with a major portion of its long distance transmission services. Such agreements typically provide for the resale of long distance services on a per-minute basis and contain minimum volume commitments. The negotiation of these agreements involves estimates of future supply and demand for transmission capacity as well as estimates of the calling patterns and traffic levels of the Company's future customers. In the event the Company fails to meet such minimum volume commitments, it may be obligated to pay underutilization charges, and, in the event it underestimates its need for transmission capacity, the Company may be required to obtain capacity through more expensive means. The Company's failure to achieve acceptable profits on its long distance business could have a material adverse effect on the Company and its ability to meet its obligations on the Notes.

RISKS RELATED TO RESIDENTIAL BUSINESS

     The Company offers telecommunications services to residential customers in each of its target markets. Factors that could affect the profitability of the Company's residential business include, among other things, the demand for such services, the number of lines required per residential customer, the amount of usage on each residential line and the number of value-added services subscribed to by each residential customer. The Company's success in providing services to residential customers will depend, among other things, upon the Company's ability to attract residential customers, to maintain competitive prices and thus minimize the churn rate of its residential customers, and to provide high quality customer care services without incurring significant additional costs. The Company's success in providing residential services will also depend upon its ability to evaluate the creditworthiness of prospective residential customers, to collect amounts owed by such customers in a timely, cost-effective manner and to limit the amount of uncollectible bad debt from such customers. There can be no assurance that the Company will be able to achieve acceptable profit margins on its residential business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Factors Affecting Results of Operations." The Company's failure to achieve acceptable profits on its residential business could have a material adverse effect on the Company and its ability to meet its obligations on the Notes.

RISKS RELATED TO DATA TRANSMISSION BUSINESS

     As part of its complete range of telecommunications services offerings, the Company plans to offer data transmission services in markets where its network and switches have become commercially operational. These services, which include ISDN and frame relay services, are targeted at large and medium-sized businesses with substantial data communications requirements. As a new entrant in the data transmission business, the Company expects to generate low or negative gross margins and substantial start-up expenses as it begins to offer data transmission services. The Company does not expect such services to generate a material portion of its revenues over the near term. The success of the Company's entry into the data transmission business will be dependent upon, among other things, the effectiveness of the Company's sales personnel in the promotion and sale of the Company's data transmission services, the acceptance of such services by potential customers, and the Company's ability to hire and train qualified personnel and further enhance its services in response to future technological changes. No assurance can be given that the Company will be successful with respect to these matters. If the Company is not successful with respect to these matters, it could have a material adverse effect on the Company and its ability to meet its obligations on the Notes.

NEED TO ADAPT TO TECHNOLOGICAL DEVELOPMENTS

     The telecommunications industry is subject to rapid and significant changes in technology, with the Company relying on third parties for the development of and access to new technologies. The Company believes its future success will depend, in part, on its ability to anticipate or adapt to technological developments and to offer, on a timely basis and at competitive prices, services that meet customer demands for lower costs and better-integrated voice and data services. There can be no assurance that the Company will obtain access to new technologies on a timely basis or on satisfactory terms. While the Company believes that, for the foreseeable future, technological changes will neither materially affect the continued use of fiber optic cable and circuit-switched transmission, nor materially hinder the Company's ability to acquire necessary technologies, the effect of technological changes on the Company's operations cannot be predicted. For example, Qwest Communications International Inc. and Level 3 Communications Inc. are building global fiber optic communications networks that are based on Internet Protocol ("IP") packet-switched technologies and are designed to be cheaper and faster systems than networks using circuit switching technologies such as those used by the Company. In May 1998, AT&T announced that it also intends, over the long term, to transition its entire network infrastructure, including its long distance voice network, to an IP platform. In addition, Sprint recently has announced that it plans to carry integrated voice and data traffic on ATM networks. These IP-based and ATM networks are designed with capabilities to transmit voice, data, fax and video communications simultaneously over the same lines. Additionally, LMDS wireless service has bandwidth characteristics that are well suited for voice, data and video transmission, and ADSL technology could increase the carrying capacity of the ILEC's copper wire networks. These new technologies could provide competitive alternatives to the fiber optic circuit-switched transmission technologies being deployed by the Company. Any of the foregoing factors could have a material adverse effect on the Company and its ability to meet its obligations on the Notes.

GOVERNMENT REGULATION

     The Company's networks and the provision of its telecommunications services are subject to significant regulation at the federal, state and local levels. Delays in receiving required regulatory approvals, or new adverse regulations or regulatory or judicial requirements, may have a material adverse effect upon the Company and its ability to meet its obligations on the Notes.

     The FCC exercises jurisdiction over the Company with respect to interstate and international services. Additionally, the Company files tariffs with the FCC. On October 29, 1996, the FCC approved an order that eliminates the tariff filing requirements for interstate domestic long distance service provided by non-dominant carriers such as the Company (the "Detariffing Order"). On February 13, 1997, the United States Court of Appeals for the District of Columbia Circuit (the "District of Columbia Circuit") stayed the FCC order, and the Company is required to continue filing tariffs while this stay remains in effect. If the stay is lifted and the Detariffing Order becomes effective, telecommunications carriers such as the Company will no longer be able to rely on the filing of tariffs with the FCC as a means of providing notice to customers of the prices, terms and conditions on which they offer interstate services. If the Company cancels its FCC tariffs as a result of the Detariffing Order, it will need to implement replacement contracts, which could result in substantial legal and administrative expenses.

     On August 6, 1998, the FCC released a proposal to make significant changes to the application of its International Settlements Policy. That policy was designed to protect U.S. carriers from discriminatory treatment in their dealings with foreign correspondents, and places restrictions on the nature of the arrangements into which U.S. and foreign carriers may enter with one another. If adopted, the FCC's proposed changes would eliminate those restrictions in many cases and enhance the Company's ability to compete in the U.S. market for international services. The changes would also, however, intensify competition in that market. See "Business--Regulation."

     State regulatory commissions exercise jurisdiction over the Company to the extent it provides intrastate services. As such a provider, the Company is required to obtain regulatory authorizations and/or file tariffs with state agencies in each of the states in which it operates. Local authorities regulate the Company's access to municipal rights-of-way. Network buildouts are also subject to numerous local regulations such as building codes and licensing requirements. Such regulations vary on a city-by-city and county-by-county basis. See "Business--Regulation."

     There can be no assurance that the FCC or state or local authorities will grant required authorizations or refrain from taking action against the Company if it is found to have provided services without obtaining the necessary authorizations or without complying with other regulatory obligations. If authority is not obtained or if tariffs are not filed, or are not updated, or otherwise do not fully comply with the tariff filing rules of the FCC or state regulatory agencies, or if other regulatory obligations are not met, third parties or regulators could challenge these actions. Such challenges could cause the Company to incur substantial legal and administrative expenses and sanctions.

     The Telecommunications Act provides for a significant deregulation of the domestic telecommunications industry. The Telecommunications Act remains subject to judicial review and additional FCC rulemaking, and thus it is difficult to predict what effect the legislation will have on the Company and its operations. There are currently many regulatory actions underway and being contemplated by federal and state authorities regarding interconnection, pricing and other issues that could result in significant changes to the business conditions in the telecommunications industry. There can be no assurance that these changes will not have a material adverse effect upon the Company and its ability to meet its obligations on the Notes. See "--Implementation Risks" above and "Business--Regulation."

     The Telecommunications Act subjects CLECs such as the Company to certain federal regulatory requirements relating to the provision of local exchange service. Both ILECs and CLECs are obligated to interconnect with other carriers, offer reciprocal compensation for termination of traffic and provide dialing parity and telephone number portability. The Telecommunications Act also requires all telecommunications carriers to ensure that their services are accessible to and usable by persons with disabilities.

     On May 8, 1997, the FCC released an order establishing a significantly expanded federal universal service subsidy regime. For example, the FCC established new subsidies of up to $2.7 billion for telecommunications and information services provided to qualifying schools and libraries and for services provided to rural heath care providers. The FCC also expanded the federal subsidies for local exchange telephone service provided to low-income consumers. Providers of interstate telecommunications service, such as the Company, as well as certain other entities, must pay for these programs. The Company's share of these federal subsidy funds will be based on its share of certain defined telecommunications end-user revenues. Currently, the FCC is assessing such payments on the basis of a provider's revenue for the previous year. Since the Company had no significant revenue in 1997, it will not be liable for subsidy payments in any material amount during 1998. With respect to subsequent years, however, the Company is currently unable to quantify the amount of subsidy payments that it will be required to make and the effect that these required payments will have on its financial condition and results of operation. In addition, many state PSCs have instituted proceedings to revise state universal service fund contribution requirements to make them consistent with the requirements of the Telecommunications Act. The Company will be subject to state, as well as federal, universal service fund contribution requirements, which will vary from state to state. In the May 8th order, the FCC also announced that it will soon revise its rules for subsidizing service provided to consumers in high cost areas, which may result in further substantial increases in the overall cost of the subsidy programs. Several parties have appealed the May 8th order. Such appeals have been consolidated and transferred to the United States Court of Appeals for the Fifth Circuit where they are currently pending. In addition, on July 3, 1997, several ILECs filed a petition for stay of the May 8th order with the FCC. That petition is pending, as well as several petitions for administrative reconsideration of the order.

     The Company is required to pay access charges to ILECs when it uses the facilities of those companies to originate or terminate interexchange calls. Also, as a CLEC, the Company provides access services to other interexchange service providers. The interstate access charges of ILECs are subject to extensive regulation by the FCC, while those of CLECs are subject to a lesser degree of FCC regulation but remain subject to the requirement that all charges be just, reasonable and not unreasonably discriminatory. In two orders released on December 24, 1996 and May 16, 1997, the FCC made major changes in the interstate access charge structure. In the December 24th order, the FCC removed restrictions on ILECs' ability to lower access prices and relaxed the regulation of new switched access services in those markets where there are other providers of access services. The May 16th order substantially increased the costs that ILECs subject to the FCC's price cap rules may recover through monthly, non-traffic-sensitive access charges and substantially decreased the costs that ILECs may recover through traffic-sensitive access charges based on minutes of use. In the May 16th order, the FCC also announced its plan to bring interstate access rate levels more in line with costs. The plan will include rules that are expected to be established sometime in 1998 that may grant ILECs increased pricing flexibility upon demonstration of increased competition (or potential competition) in relevant markets. The manner in which the FCC implements this approach to lowering access charge levels could have a material effect on the Company's ability to compete in providing interstate access services. Several parties have appealed the May 16th order. Those appeals have been consolidated and have been transferred to the Eighth Circuit where they are currently pending.

RELIANCE ON LUCENT FOR SUPPLY, INSTALLATION AND MONITORING OF EQUIPMENT

     The Company has contracted with Lucent to supply its host and remote switches and transmission and related electronic equipment, to install and turn up its network systems and to monitor and maintain its networks and switching and transmission equipment until the Company's Network Operations Control Center (the "NOC Center") is constructed and becomes fully operational. There can be no assurance that Lucent will be able to continue to meet the Company's requirements on a timely basis or that the Company will have its NOC Center available to transition from Lucent's provision of monitoring and maintenance services as currently scheduled during the second quarter of 1999. Further, Lucent may terminate its agreement with the Company at any time and for any reason with 60 days' prior written notice to the Company. There can be no assurance that Lucent will not terminate such agreement. While the Company believes that its Lucent-based switching systems are compatible with alternative suppliers' equipment and platforms, any extended interruption in the supply of switches or other network equipment, disturbance in the pricing arrangements with Lucent, extended interruption of the installation, turn-up, monitoring and maintenance of the Company's networks, or delay in transitioning an alternative supplier's products or services into the Company's networks could disrupt the Company's operations. Any of the foregoing factors could have a material adverse effect on the Company and its ability to meet its obligations on the Notes.

RISKS RELATED TO POTENTIAL ACQUISITIONS AND JOINT VENTURES

     The Company may, as part of its business strategy, acquire other businesses that complement its existing businesses. Management is unable to predict whether or when any prospective acquisitions will occur or the likelihood of a material transaction being completed on favorable terms and conditions. Acquisitions commonly involve certain risks, including, among others: the difficulty in assimilating the acquired operations and personnel; the potential disruption of the Company's ongoing business and diversion of resources and management time; the possible inability of management to maintain uniform standards, controls, procedures and policies; the risks of entering markets in which the Company has little or no direct prior experience; and the potential impairment of relationships with employees, suppliers or customers as a result of changes in management. There can be no assurance that any acquisition will be made, that the Company will be able to finance or obtain financing needed to complete any such acquisition and, if any acquisition is so made, that the acquired business will be successfully integrated into the Company's operations or that the acquired business will perform as expected.

     The Company may also enter into joint venture transactions. These transactions present many of the same risks involved in acquisitions, and many also involve the risk that the Company will not have control over the venture and that a joint venture partner may have economic, business or legal interests or objectives that are inconsistent with those of the Company. Joint venture partners may also be unable to meet their economic or other obligations, thereby forcing the Company to fulfill these obligations or abandon or curtail the venture.

     The Company has no definitive agreement with respect to any material acquisition or joint venture, although from time to time it has discussions with other companies and assesses opportunities on an ongoing basis. To the extent the Company may determine to pursue acquisitions or joint ventures, it could have a material adverse effect on the Company and its ability to meet its obligations on the Notes.

NO PRIOR PUBLIC MARKET FOR THE EXCHANGE NOTES; POSSIBLE VOLATILITY OF MARKET PRICE OF EXCHANGE NOTES


     The NASD has designated the Private Notes as securities eligible for trading in the PORTAL market of the NASD. However, the Exchange Notes are new securities for which there is currently no market. The Company does not intend to apply for listing of the Exchange Notes on any securities exchange or for inclusion of the Exchange Notes in any automated quotation system. Although the Company has been advised by the Placement Agent that it currently intends to make a market in the Exchange Notes following completion of the Exchange Offer, the Placement Agent is not obligated to do so, and any such market making activities may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Notes. If a market for the Exchange Notes were to develop, the Exchange Notes could trade at prices that may be higher or lower than their principal amount depending upon many factors, including prevailing interest rates, the Company's operating results and the markets for similar securities. Historically, the market for non-investment grade debt such as the Notes has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Notes. There can be no assurance that, if a market for the Exchange Notes were to develop, such a market would not be subject to similar disruptions.


FAILURE TO EXCHANGE PRIVATE NOTES

     The Exchange Notes will be issued in exchange for Private Notes only after timely receipt by the Exchange Agent of such Private Notes, a properly completed and duly executed Letter of Transmittal and all other required documentation. Therefore, Holders of Private Notes desiring to tender such Private Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor the Company is under any duty to give notification of defects or irregularities with respect to tenders of Private Notes for exchange. Private Notes that are not tendered or are tendered but not accepted will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. To the extent that Private Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Private Notes could be adversely affected due to the limited amount, or "float," of the Private Notes that are expected to remain outstanding following the Exchange Offer. Generally, a lower "float" of a security could result in less demand to purchase such security and could, therefore, result in lower prices for such security. For the same reason, to the extent that a large amount of Private Notes are not tendered or are tendered and not accepted in the Exchange Offer, the trading market for the Exchange Notes could be adversely affected. See "The Exchange Offer" and "Plan of Distribution."

                                USE OF PROCEEDS


     Of the $193.1 million of net proceeds to the Company from the sale of the Private Notes, approximately $82.5 million was used to purchase the Pledged Securities, consisting of U.S. government securities and including accrued interest, to secure and fund the first six scheduled semi-annual payments of interest on the Notes. The Pledged Securities have been pledged to the Trustee as security for the benefit of the Holders. The Trustee is holding and will continue to hold the Pledged Securities pursuant to the Pledge Agreement, pending disbursement. See "Description of the Notes--Security." As of September 30, 1998, the Company had applied $24.2 million of such net proceeds toward capital expenditures required for the development and deployment of its networks. The Company currently intends to use the remaining net proceeds to fund the installation and deployment of networks in its current development plans and operating losses of such networks. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."


     The Exchange Offer is intended to satisfy certain obligations of the Company under the Registration Rights Agreement. The Company will not receive any proceeds from the issuance of the Exchange Notes offered hereby and has agreed to pay the expenses of the Exchange Offer. In consideration for issuing the Exchange Notes as contemplated in this Prospectus, the Company will receive, in exchange, Private Notes in like principal amount. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Private Notes, except as otherwise described herein under "The Exchange Offer--Terms of the Exchange Offer." The Private Notes surrendered in exchange for the Exchange Notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any increase in the outstanding debt of the Company.

                                 CAPITALIZATION


     The following table sets forth the cash and capitalization of the Company as of September 30, 1998. This table should be read in conjunction with "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Company's consolidated financial statements, including the notes thereto, contained elsewhere in this Prospectus.



                                                                      AS OF
                                                                SEPTEMBER 30, 1998
                                                                ------------------
                                                                  (IN THOUSANDS)
Cash and cash equivalents...................................         $ 71,837
                                                                     ========
Restricted investments for payment of interest(1)...........           83,713
                                                                     ========
Long-term debt:
  15% Senior Notes..........................................         $200,000
  Note payable, less current maturities(2)..................            2,800
                                                                     --------
     Total long-term debt...................................          202,800
Member's capital:
  Capital contributions.....................................           60,000
  Accumulated deficit.......................................          (36,998)
                                                                     --------
     Total members' capital.................................           23,002
                                                                     --------
     Total capitalization...................................         $225,802
                                                                     ========


---------------
(1) Represents Pledged Securities which the Company has purchased to secure the first six scheduled interest payments on the Notes. See "Description of the Notes--Security."

(2) See "Description of Existing Indebtedness."

                      SELECTED CONSOLIDATED FINANCIAL DATA


     The selected consolidated financial data set forth below for the period from August 5, 1996 (date of inception) to December 31, 1996 and for the year ended December 31, 1997 were derived from the audited consolidated financial statements of the Company contained elsewhere in this Prospectus, which have been audited by BDO Seidman, LLP, independent certified public accountants. The selected consolidated financial data set forth below as of the end of and for the nine months ended September 30, 1998 were derived from the unaudited consolidated financial statements of the Company contained elsewhere in this Prospectus, which have been prepared on the same basis as the audited consolidated financial statements of the Company and, in the opinion of management, reflect all normal recurring adjustments necessary for a fair presentation of the Company's consolidated financial position and results of operations as of the end of and for such period. The results for the nine months ended September 30, 1998 are not necessarily indicative of the operating results to be expected for the entire year. All of the selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's consolidated financial statements and notes thereto included elsewhere in this Prospectus.



                                                                                     NINE MONTHS ENDED
                                          PERIOD FROM                                  SEPTEMBER 30,
                                       AUGUST 5, 1996(1)        YEAR ENDED       --------------------------
                                      TO DECEMBER 31, 1996   DECEMBER 31, 1997       1998          1997
                                      --------------------   -----------------   ------------   -----------
                                                                                        (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues............................       $      --            $   206,682      $  4,128,955   $    28,308
                                           ---------            -----------      ------------   -----------
Cost and expenses:
  Cost of communication services....              --                749,662         9,455,274       153,926
  Selling, general and
     administrative.................         137,810              5,065,589        18,901,677     2,171,674
  Depreciation and amortization.....              --                189,347         2,290,778        67,649
                                           ---------            -----------      ------------   -----------
     Total costs and expenses.......         137,810              6,004,598        30,647,729     2,393,249
                                           ---------            -----------      ------------   -----------
Loss from operations................        (137,810)            (5,797,916)      (26,518,774)   (2,364,941)
Interest expense, net(2)............              --                 30,452        (7,178,744)           --
Interest income.....................              --                     --         2,665,715            --
                                           ---------            -----------      ------------   -----------
Net loss............................       $(137,810)           $(5,828,368)     $(31,031,803)  $(2,364,941)
                                           =========            ===========      ============   ===========



                                                       AS OF               AS OF               AS OF
                                                 DECEMBER 31, 1996   DECEMBER 31, 1997   SEPTEMBER 30, 1998
                                                 -----------------   -----------------   ------------------
                                                                                            (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents......................      $      --          $   100,590         $ 71,837,287
Restricted investments(3)......................             --                   --           83,713,272
Networks and equipment, net....................             --           27,967,741           83,929,342
Total assets...................................         25,675           28,385,270          248,782,685
Advances from affiliate........................        163,485           21,038,789                   --
Long-term debt, less current maturities........             --            2,189,000          202,800,000
Capital contributions..........................             --            5,000,000           60,000,000
Members' capital (deficit).....................       (137,810)            (966,178)          23,002,019



                                                                                    NINE MONTHS ENDED
                                        PERIOD FROM                                   SEPTEMBER 30,
                                     AUGUST 5, 1996(1)        YEAR ENDED       ----------------------------
                                    TO DECEMBER 31, 1996   DECEMBER 31, 1997       1998            1997
                                    --------------------   -----------------   -------------   ------------
                                                                                       (UNAUDITED)
OTHER DATA:
Capital expenditures..............       $      --            $28,157,088      $  58,252,380   $ 11,752,005
EBITDA(4).........................        (137,810)            (5,608,569)       (24,227,996)    (2,297,293)
Cash flows from operating
  activities......................        (163,485)              (395,530)       (15,345,739)    (1,882,339)
Cash flows from investing
  activities......................              --            (28,168,184)      (140,760,422)   (11,863,036)
Cash flows from financing
  activities......................         163,485             28,664,304        227,842,857     13,839,346
Ratio of earnings to fixed
  charges(5)......................              --                     --                 --             --
Deficiency of earnings to cover
  fixed charges...................         137,810              5,830,471         32,313,632      2,364,942

---------------

(1) The Company was organized on August 5, 1996.


(2) Excludes capitalized interest of $2,103 for 1997 and $10,300 for the nine months ended September 30, 1998. During the construction of the Company's networks, interest expense related to construction expenditures is capitalized.


(3) Represents Pledged Securities which the Company has purchased to secure the first six scheduled interest payments on the Notes. See "Description of the Notes--Security."


(4) EBITDA consists of earnings (loss) before net interest, income taxes, depreciation and amortization. EBITDA is provided because the Company believes it is a measure commonly used in the telecommunications industry. It is presented to enhance an understanding of the Company's operating results and is not intended to represent cash flow or results of operations in accordance with generally accepted accounting principles ("GAAP"). The Indenture contains (and the Company expects that agreements governing any additional future indebtedness may contain) covenants based on EBITDA that, among other things, may limit the Company's ability to incur additional indebtedness. EBITDA is not a measure of financial performance under GAAP and should not be considered an alternative to earnings (loss) from operations and net income (loss) as a measure of performance or to cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies. For a presentation of cash flows used in and provided by operating, investing and financing activities as calculated under GAAP, see the Company's consolidated financial statements contained elsewhere in this Prospectus.



(5) For purposes of calculating the ratio of earnings to fixed charges, earnings are defined as net loss plus fixed charges (other than capitalized interest). Fixed charges consist of interest expense and amortization of debt issuance costs, whether expensed or capitalized, and that portion of rental expense (one-third) estimated to represent interest expense. After giving pro forma effect to the increase in interest expense resulting from the issuance of the Notes, as of the beginning of each such period, net interest expense would have been $10.6 million, $25.9 million and $19.5 million, and earnings would have been insufficient to cover fixed charges by approximately $11.0 million, $32.4 million and $43.9 million for the period from inception (August 5, 1996) through December 31, 1996, for the year ended December 31, 1997 and for the nine months ended September 30, 1998, respectively.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The Company is a facilities-based CLEC offering telecommunications services primarily in Tier III Markets in the midwestern United States. The Company currently provides switched local, long distance and Centrex services primarily on a resale basis and is deploying and plans to deploy high-capacity digital switches and fiber optic networks in each of its target markets. The Company's target customers include small and medium-sized businesses, ISPs and government and other institutional end users, as well as residential end users. The Company's objective is to become the leading competitor to the ILEC in each of its target markets by offering complete, cost-effective telecommunications solutions.


     The Company was formed in August 1996 and was a development stage enterprise until July 1, 1997, when it first began providing services on a resale basis. As of the date of this Prospectus, the Company was providing services primarily on a resale basis in eight commercial regions in Wisconsin, Indiana and Illinois and had five switches and five local fiber optic networks commercially operational in Wisconsin. The Company is currently deploying or plans to deploy an additional eight switches and 13 local networks. As of September 30, 1998, the Company had invested an aggregate of approximately $86.4 million in networks and equipment, and had approximately 500 route miles of local and long haul optical fiber deployed, 15,418 access lines in service, 10 local sales offices and approximately 460 full-time employees, including approximately 200 employees engaged full time in its sales and marketing efforts. The Company has entered into interconnection agreements with ILECs for, and is certified as a CLEC in, each of its current and target markets. The Company's interconnection agreements with Ameritech in Wisconsin, Illinois and Indiana markets do not provide for termination except upon expiration of the term of the particular agreement. The Company's interconnection agreements with GTE in Wisconsin and Indiana markets provide for termination only upon default, which is defined generally as a party's refusal or failure in any material respect to perform its obligations under the agreement, the violation of any material terms or conditions of the agreement and certain events of insolvency or bankruptcy. The defaulting party has 60 days from the receipt of any notice of default to cure the default before any such agreement may be terminated.



     Resale revenues from July 1997 (when the Company commenced commercial operations) through December 31, 1997 totaled approximately $207,000. Revenues for the nine months ended September 30, 1998, substantially all of which were resale revenues, totaled approximately $4.1 million, of which approximately $565,000, $1.4 million and $2.1 million was generated in the first, second and third quarters of 1998, respectively.



     As a result of the Company's limited operating history, the Company has generated only nominal revenues from operations resulting in significant operating losses and negative cash flows from operating and investing activities to date. The Company expects that planned capital expenditures, together with the associated operating expenses in each of its target markets, will result in negative cash flows from operating and investing activities and negative EBITDA for approximately 24 to 36 months after facilities-based switched operations commence in each of such markets, and, accordingly, the Company expects to experience increasing consolidated operating losses as it expands its operations, builds its network and switching facilities and develops its customer base.


FACTORS AFFECTING RESULTS OF OPERATIONS

REVENUES

     The Company directs its sales and marketing efforts primarily towards small to medium-sized business customers, ISPs and governmental and other institutional end users in its target markets. After identifying a target market, the Company initially resells ILEC services to establish a market presence and enhance its market penetration efforts. As each of its network switching systems becomes commercially operational, the Company transitions its resale customers to its own switch-based networks. The Company believes that its strategy of being an early CLEC entrant in selected underserved Tier III Markets will result in faster penetration of the available customer base and will discourage market entry by additional CLECs. The Company competes primarily on the basis of competitive pricing, superior service and products and innovative service and product offerings. By using its own switched-based facilities, the Company believes it will be able to achieve higher gross margins on the telecommunications services it offers than can currently be obtained by reselling ILEC services.

     The Company also expects to generate revenues from the sale of its services to residential customers. The Company believes that its bundled service offerings, high degree of front office and back office automation and customer care, billing and automated credit-checking systems and procedures enhance its ability to offer services to residential customers in its target markets. In addition, the Company believes it has significant operating leverage and a relatively low marginal cost of providing service to residential customers. The Company targets creditworthy residential customers who the Company believes are likely to have needs for multiple services with various affinity and other cost-effective marketing programs and service packages designed to appeal to such customers.


     To further leverage its fixed costs, the Company intends to establish strategic alliances with and supply wholesale services to electric utilities and other selected telecommunications providers for the bundling of services and billing to such entities' own customers. The Company has also recently begun offering its local and Internet access services on a wholesale basis to ISPs in certain of its target markets.


OPERATING EXPENSES

     The Company's primary operating expenses consist of the cost of communication services, selling, general and administrative expenses and depreciation and amortization charges.


     Cost of Communication Services. Cost of communication services consists of the fixed costs of leased facilities, minutes-of-use charges for origination and termination services and access line charges for local and long distance services, including the costs to use ILEC unbundled network elements, costs for installation and initial service turn-up and support services outsourced to Lucent, and costs of network personnel. As network installation progresses, the Company incurs rights-of-way costs and, in certain markets, franchise fees and taxes paid to local governments based on revenue. After the network infrastructure is established and the switched system is activated, the Company expects it will be able to add customers and associated revenues with nominal additional expense, providing significant contributions to operating cash flows and EBITDA. While the Company primarily targets business, ISP, governmental and other institutional customers, it believes that, once a network is operational, the marginal cost of providing its services to residential customers is low enough to allow the Company to economically address such customers because they generally require less complex services than the Company's other customers. Cost of communication services does not include depreciation and amortization.


     Selling, General and Administrative. The Company's selling, general and administrative expenses include sales and marketing costs (including print and radio advertisements), customer service and technical support, billing and collection, and general management and overhead expenses. The Company expects that these costs will grow significantly as it expands its operations and that administrative overhead will be a large portion of these expenses during the deployment of the Company's networks in its target markets. However, the Company expects that, as it expands its customer base, these expenses will eventually become a smaller percentage of the Company's revenues.

     Depreciation and Amortization. The Company depreciates and amortizes its property and equipment using the straight-line method over the estimated useful life of the assets, ranging from five to eight years for equipment, 20 years for fiber and the lesser of 10 years or the lease term for leasehold improvements. The Company also depreciates and amortizes its third-party software costs using the straight-line method over three to five years.

INTEREST EXPENSE


     Prior to the Company's issuance of the Notes in June 1998, the Company did not incur material interest expense. However, as a result of the issuance of the Notes, the Company will incur substantial interest expense in future periods.


RESULTS OF OPERATIONS

     From its inception on August 5, 1996 through June 30, 1997, the Company was in the development stage of operations. During that time, the Company's principal activities included developing business plans, hiring management and other key personnel, designing the architecture for its network systems and negotiating an interconnection agreement with an ILEC.


Nine Months Ended September 30, 1998 Compared to Nine Months Ended September 30, 1997



     Revenues for the nine months ended September 30, 1998, totaled approximately $4.1 million, of which $169,000 were derived from facilities-based switched operations and $4.0 million were from resale services. Revenues increased from $28,000 for the nine months ended September 30, 1997 as a result of the Company's aggressive sales and marketing efforts in its markets, as well as the offering of services in additional markets.



     Cost of communication services increased to $9.5 million for the nine months ended September 30, 1998, from $154,000 for the same period in 1997. A substantial portion of the increase, approximately $6.6 million, relates to the costs of leased telecommunications facilities and services in connection with the Company's resale services. In addition, approximately $1.0 million resulted from increased network personnel related costs as the Company has expanded its network operations.



     Selling, general and administrative expenses increased $16.7 million to $18.9 million for the nine months ended September 30, 1998 compared to $2.2 million for the same period in 1997. The increase was due primarily to hiring additional personnel in the areas of sales and marketing, customer service and technical support services as a result of the Company's continued growth.



     Depreciation and amortization expenses increased to $2.3 million for the nine months ended September 30, 1998, from $68,000 for the same period in 1997. The increase reflected the five switches and networks that became commercially operational during the nine months ended September 30, 1998 and the overall growth in capital assets through September 30, 1998.



     Interest expense of $7.2 million for the nine months ended September 30, 1998 included approximately $7.0 million related to the accrual of interest on the Notes with the remainder associated with the borrowings under the Company's $4.0 million Loan Agreement dated August 28, 1997 (the "Bank Credit Facility"). See "Description of Existing Indebtedness." Interest costs of $1.3 million were capitalized during the nine months ended September 30, 1998 related to network construction projects.



     Interest income of approximately $2.7 million for the nine months ended September 30, 1998, resulted primarily from interest earnings on the short-term investment of the cash proceeds from the issuance of the Notes.



     For the reasons stated above, net loss increased to $31.0 million for the nine months ended September 30, 1998, compared to $2.4 million for the same period in 1997.


1997 Compared to 1996

     Following the completion of its development stage activities, the Company began its sales efforts in July 1997 and generated resale revenues of approximately $207,000 for 1997, of which approximately $85,000 was generated in December 1997.

     Total operating expenses (other than interest expense) for 1997 approximated $6.0 million, including approximately $750,000 related to cost of communication services, approximately $5.1 million of selling, general and administrative expenses, which primarily consisted of payroll and legal and professional costs related to the commencement of the Company's operations, and depreciation and amortization on office equipment and leaseholds of approximately $189,000. During the period from inception through December 31, 1996, the Company incurred general and administrative expenses of approximately $138,000, primarily due to payroll and professional costs related to the commencement of the Company's operations. Interest expense for 1997 of approximately $30,000 was due to the borrowings under the Company's Bank Credit Facility.

LIQUIDITY AND CAPITAL RESOURCES


     The Company experienced a deficiency in net cash from operations of $15.3 million and $1.9 million for the nine months ended September 30, 1998 and 1997, respectively. Because the Company is in the early stages of its development, significant cash outlays are necessary to develop and operate its networks and back office systems infrastructure prior to the generation of customer revenues. The increase in the deficiency for 1998 from that reported for 1997 reflects the Company's continued expansion into additional markets during 1998. The Company expects to experience continuing negative operating cash flows as it expands into additional targeted markets and transitions its customers from resale services to the Company's facilities-based services.



     Net cash used in investing activities increased to $140.8 million for the nine months ended September 30, 1998 from $11.9 million for the same period of 1997, primarily as a result of the Company's significant capital expenditures to acquire network-related equipment, information systems software and office furniture to support its growth. Capital expenditures totaled $58.3 million and $11.8 million during the nine months ended September 30, 1998 and 1997, respectively. In addition, during the second quarter of 1998, the Company was required to set aside $82.5 million of the proceeds from the sale of the Notes to purchase U.S. government securities and accrued interest thereon to secure and fund payment of the first six interest payments on the Notes.



     During the nine months ended September 30, 1998, net cash provided by financing activities was $227.8 million, compared to $13.8 million during the same period of 1997, which primarily reflected the receipt during 1998 of $193.1 million in proceeds from the sale of the Notes and an additional $33.9 million in member capital contributions. During the nine months ended September 30, 1997, the Company received $13.8 million from an affiliated company to fund capital expenditures and operating losses.



     The Company's operations have required a substantial capital investment for the purchase of telecommunications equipment and the construction and development of its networks. Since the beginning of fiscal 1997 and through September 30, 1998, the Company has spent approximately $86.4 million on capital expenditures. The Company has funded these expenditures through its existing equity capital, proceeds from the sale of the Notes and the Bank Credit Facility.



     The costs associated with the initial installation and expansion of each network, including development, installation, certain organizational costs and early operating expenses, and the construction of its planned long haul routes interconnecting its commercial regions are significant and will result in negative cash flow for each market until an adequate customer base and revenue stream have been established. The Company estimates that, as of September 30, 1998, its future capital requirements (including requirements for capital expenditures, working capital, debt service and operating losses) to fund the installation, deployment and operating losses of the networks in its current development plans will total approximately $115 million. The Company expects that the remaining net proceeds from the issuance of the Notes, approximating $71.8 million as of September 30, 1998, will be available to fund the further installation and deployment of networks in its current development plans and the estimated operating losses of such networks through December 31, 1998. The Company plans to seek additional debt financing to fund the balance of the capital requirements for its current development plans, although the Company currently has no commitments for such additional capital funding.


     The Company will require additional financing to fully fund its current development plans and to fund any expansion beyond the Company's current development plans. The actual amount and timing of future capital requirements may differ significantly from the Company's estimates as a result of, among other things, the demand for the Company's services and regulatory, technological and competitive developments. The Company may also require additional financing (or require additional financing sooner than anticipated) if (i) the Company's current development plans or projections change or prove to be inaccurate or attractive additional opportunities are identified, (ii) the Company effects any acquisitions or joint ventures, (iii) the Company's cost projections prove to be underestimated or (iv) the Company accelerates or otherwise alters the schedule or target markets of its roll-out plans. As of September 30, 1998, the Company had existing capital expenditure commitments in the aggregate amount of approximately $10.8 million payable over the next 12 months, including expenditures for the acquisition of host and remote switches, transmission, Advanced Intelligent Network ("AIN") and other equipment from Lucent, and voice mail systems and OSS and billing software from third-party vendors.


     A variety of factors, including the ability of the Company to deploy its network systems in a timely manner in accordance with its cost projections and to negotiate favorable prices for purchases of equipment, as well as the customer penetration achieved, the extent and pricing of subscriber services offered by the Company and regulatory, technological and competitive developments, will affect the Company's cost of operating its business and success in implementing its business plan. Actual revenues and costs may vary materially from expected amounts, and such variations will likely affect the Company's future cash flow requirements. Accordingly, there can be no assurance that the Company's actual capital requirements will not exceed the anticipated amounts described above.

YEAR 2000 COMPLIANCE


     The year 2000 issue is a matter of particular worldwide concern for telecommunications carriers because it affects many aspects of telecommunications technology, including the computer systems and software applications that are essential for network administration and operations. A significant portion of telecommunications voice and data networking and network management devices have date-sensitive processing in them which affect network administration and operations functions such as service activation, service assurance and billing processes. However, because the Company has only recently commenced operations and its key processing systems have recently been acquired, costs relating to year 2000 issues historically have not been material. Lucent and the other vendors of such systems have represented to the Company that such systems are year 2000 compliant without any required modification, and the Company will require confirmation of year 2000 compliance in its future requests for proposals from Lucent and its other equipment and software vendors. The Company has developed and begun to implement a strategic year 2000 compliance plan to address year 2000 issues. The Company has completed the inventory of its mission-critical systems and is in various stages of modification and testing of these systems. The Company plans to have all of its systems fully compliant by early 1999.



     The failure of the Company's computer systems and software applications to accommodate the year 2000 could have a material adverse effect on the Company and its ability to meet its obligations on the Notes. Further, if the networks and systems of the ILECs, IXCs and others on whose services the Company depends and with whom the Company's networks and systems must interface are not year 2000 functional, it could have a material adverse effect on the operation of the Company's networks and, as a result, have a material adverse effect on the Company and its customers. Most major domestic carriers have announced that they expect all of their network and support systems to be year 2000 functional by mid-1999. However, other domestic and international carriers may not be year 2000 functional. The Company has not yet established a contingency plan that addresses its response to any potential failure of its systems, or those of other entities on whose services it depends or with whom its networks and systems must interface, to accommodate year 2000 issues. However, the Company plans to participate in the interoperability testing processes and to implement the contingency plans being put in place by industry organizations, and the Company intends to continue to monitor the performance of its accounting, information and processing systems and software applications and those of its third-party constituents to identify and resolve any year 2000 issues.


     To the extent necessary, the Company may need to replace, upgrade or reprogram certain existing systems and software applications to ensure that all of the Company's computer systems and software applications and all of its interoperability applications are year 2000 functional. However, based on current information, the Company does not believe that it will incur costs for any replacement, upgrade or reprogramming of its computer systems and software applications to resolve any year 2000 issues that will be material to its business, financial condition or results of operations.

NEW ACCOUNTING STANDARDS


     In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 130 "Reporting Comprehensive Income," which became effective for the Company's current fiscal year and establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company had no items of comprehensive income for the year and period ended December 31, 1997 and 1996, respectively.



     In June 1997, the FASB also issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which became effective for the Company's current fiscal year and supersedes SFAS No. 14. SFAS No. 131 establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. SFAS No. 131 defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Management believes that SFAS No. 131 will not have a significant impact on its financial position, operations or cash flows when adopted.


     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." Among other provisions, this standard requires that entities recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. Gains and losses resulting from changes in the fair values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. This standard is effective for fiscal years beginning after June 15, 1999, though earlier adoption is encouraged and retroactive application is prohibited. The Company believes that this standard will not have a material impact on the Company's consolidated financial position, results of operations or cash flows.

     In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position (SOP) 98-1, "Accounting for Costs of Computer Software Developed or Obtained for Internal Use." Among other provisions, SOP 98-1 requires that entities capitalize certain internal-use software costs once certain criteria are met. In April 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-Up Activities," which, among other provisions, requires costs of start-up activities and organization costs to be expensed as incurred. Both SOP 98-1 and 98-5 are effective for fiscal years beginning after December 15, 1998, though earlier adoption is encouraged. The Company believes that the adoption of SOP 98-1 and 98-5 will not have a material impact on the Company's consolidated financial position, results of operations or cash flows.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     The Private Notes were sold by the Company on June 25, 1998 to the Placement Agent pursuant to the Placement Agreement. The Placement Agent subsequently sold the Private Notes (i) to "qualified institutional buyers" ("QIBs"), as defined in Rule 144A under the Securities Act, in reliance on Rule 144A under the Securities Act and (ii) in "Offshore Transactions" to persons other than "U.S. Persons" as defined in Rule 902 of Regulation S under the Securities Act. As a condition to the sale of the Private Notes, the Company and the Placement Agent entered into the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, the Company agreed that it would use its reasonable best efforts to file and cause to become effective a registration statement under the Securities Act with respect to the Exchange Notes, and to issue and exchange Exchange Notes for all Private Notes validly tendered and not withdrawn before the Expiration Date. A copy of the Registration Rights Agreement has been filed as an exhibit to the Exchange Offer Registration Statement of which this Prospectus is a part. The Exchange Offer Registration Statement is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement and the Placement Agreement.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Private Notes validly tendered and not withdrawn prior to the Expiration Date.

     The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Private Notes validly tendered pursuant to the Exchange Offer and not withdrawn prior to the Expiration Date. Private Notes may be tendered only in integral multiples of $1,000.

     The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes except that (i) the Exchange Notes will not bear legends restricting the transfer thereof and (ii) Holders of the Exchange Notes will not be entitled to any of the exchange and registration rights of Holders of Private Notes under the Registration Rights Agreement, which rights will terminate upon the consummation of the Exchange Offer. The Exchange Notes will evidence the same indebtedness as the Private Notes which they replace and will be issued under, and be entitled to the benefits of, the Indenture, which also authorized the issuance of the Private Notes, such that both series of Notes will be treated as a single class of debt securities under the Indenture.


     As of the date of this Prospectus, $200,000,000 in aggregate principal amount of the Private Notes is outstanding, all of which is registered in the name of Cede & Co., as nominee for DTC (the "Depositary"). Only a registered Holder of the Private Notes (or such Holder's legal representative or attorney-in-fact) as reflected on the records of the Trustee under the Indenture may participate in the Exchange Offer. Solely for reasons of administration, the
Company has fixed the close of business on November      , 1998 as the record
date for the Exchange Offer for purposes of determining the persons to whom this Prospectus and the Letter of Transmittal will be mailed initially. There will be no fixed record date for determining registered Holders of the Private Notes entitled to participate in the Exchange Offer.


     No vote of the Company's security holders is required to effect the Exchange Offer and no such vote (or proxy therefor) is being sought hereby. Holders of the Private Notes do not have any appraisal or dissenters' rights under the Michigan Limited Liability Company Act or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Securities Act and the rules and regulations of the Commission thereunder.

     The Company shall be deemed to have accepted validly tendered Private Notes when, and if, the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders of Private Notes for the purposes of receiving the Exchange Notes from the Company.

     Holders who tender Private Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Private Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "--Fees and Expenses" below.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS


     The term "Expiration Date" shall mean 12:00 midnight, New York City time,
on December   , 1998, unless the Company, in its sole discretion, extends the
Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.


     In order to extend the Exchange Offer, the Company will (i) notify the Exchange Agent of any extension by oral or written notice, (ii) mail to the registered Holders of Private Notes an announcement thereof and (iii) issue a press release or other public announcement which shall include disclosure of the approximate amount of Private Notes deposited to the date of such announcement, in each case prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.


     The Company reserves the right, in its reasonable discretion, (i) to delay accepting any Private Notes, (ii) to extend the Exchange Offer or (iii) if, in the opinion of counsel, for the Company, the consummation of the Exchange Offer would violate any applicable law, rule or regulation or any applicable interpretation of the staff of the Commission, to terminate or amend the Exchange Offer by giving oral or written notice of such delay, extension, termination or amendment to the Exchange Agent. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered Holders of Private Notes. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered Holders of Private Notes, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered Holders of Private Notes, if the Exchange Offer would otherwise expire during such five to ten business day period.


     Without limiting the manner in which the Company may choose to make a public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

INTEREST ON THE NOTES

     The Private Notes and the Exchange Notes bear interest from June 25, 1998 at the rate of 15% per annum, payable semi-annually in arrears on July 1 and January 1 of each year, commencing January 1, 1999.

RESALE OF THE EXCHANGE NOTES

     Based upon interpretations by the staff of the Commission set forth in certain no-action letters issued to third parties, the Company believes that a Holder who exchanges Private Notes for Exchange Notes in the ordinary course of business, who is not participating, does not intend to participate, and has no arrangement with any person to participate in a distribution of the Exchange Notes, and who is not an "affiliate" of the Company within the meaning of Rule 405 of the Securities Act, will be allowed to resell Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any Holder acquires Exchange Notes in the Exchange Offer for the purpose of distributing or participating in the distribution of the Exchange Notes, such Holder cannot rely on the position of the staff of the Commission enumerated in those no-action letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes acquired by such broker-dealer for its own account as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that, by so acknowledging and by delivering a prospectus, any such broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by any such broker-dealer in connection with resales of any Exchange Notes received in exchange for Private Notes acquired by such broker-dealer for its own account as a result of market-making or other trading activities. Pursuant to the Registration Rights Agreement, the Company has agreed to make this Prospectus, as it may be amended or supplemented from time to time, available to any such broker-dealer that requests copies of such Prospectus in the Letter of Transmittal for use in connection with any such resale for a period of up to 90 days after the Expiration Date. See "Plan of Distribution."

PROCEDURES FOR TENDERING

     Only a registered Holder of Private Notes may tender such Private Notes in the Exchange Offer. To tender in the Exchange Offer, a Holder of Private Notes must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile to the Exchange Agent at the address set forth below under "--Exchange Agent" for receipt prior to the Expiration Date. In addition, either (i) certificates for such Private Notes must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Private Notes, if such procedure is available, into the Exchange Agent's account at the Depositary pursuant to the procedure for book-entry transfer described below under "--Book-Entry Transfer", must be received by the Exchange Agent prior to the Expiration Date or (iii) the Holder must comply with the guaranteed delivery procedures described below under "--Guaranteed Delivery Procedures".

     The tender by a Holder of Private Notes that is not withdrawn prior to the Expiration Date will constitute an agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF PRIVATE NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. DO NOT SEND THE PRIVATE NOTES, THE LETTER OF TRANSMITTAL OR ANY OTHER REQUIRED DOCUMENTS TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner(s) of the Private Notes whose Private Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered Holder promptly and instruct such registered Holder to tender such Private Notes on such beneficial owner's behalf. If such beneficial owner wishes to tender on its own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering such beneficial owner's Private Notes, either make appropriate arrangements to register ownership of the Private Notes in its name or obtain a properly completed bond power from the registered Holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date.

     Signatures on a Letter of Transmittal or a notice of withdrawal described below under "--Withdrawal of Tenders", as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Private Notes tendered pursuant thereto are tendered (i) by a registered Holder thereof who has not completed the box titled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be made by a member firm of a registered national securities exchange or of the NASD, a commercial bank or trust company having an office or correspondent in the United States (each an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered Holder of any Private Notes listed therein, such Private Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered Holder exactly as such registered Holder's name appears on such Private Notes.

     If the Letter of Transmittal or any Private Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     The Exchange Agent and the Depositary have confirmed that any financial institution that is a participant in the Depositary's system may utilize the Depositary's Automated Tender Offer Program to tender Private Notes.


     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Private Notes will be determined by the Company in its reasonable discretion, which determination will be final and binding. The Company reserves the right to reject any and all Private Notes not properly tendered or any Private Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Private Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Private Notes must be cured within such time as the Company shall determine. Although the Company intends to notify Holders of any defects or irregularities with respect to tenders of Private Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Private Notes will not be deemed to have been made until such defects or irregularities have been cured or waived.


     While the Company has no present plan to acquire any Private Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any Private Notes that are not tendered pursuant to the Exchange Offer, the Company reserves the right in its sole discretion to purchase or make offers for any Private Notes that remain outstanding subsequent to the Expiration Date and, to the extent permitted by applicable law, purchase Private Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

     By tendering Private Notes pursuant to the Exchange Offer, each Holder of Private Notes will represent to the Company that, among other things, (i) the Exchange Notes to be acquired by such Holder of Private Notes in connection with the Exchange Offer are being acquired by such Holder in the ordinary course of business of such Holder, (ii) such Holder has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes, (iii) such Holder acknowledges and agrees that any person who is a broker-dealer registered under the Exchange Act or is participating in the Exchange Offer for the purposes of distributing the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes acquired by such person and cannot rely on the position of the staff of the Commission enumerated in certain no-action letters issued to third parties, (iv) such Holder understands that a secondary resale transaction described in clause (iii) above and any resales of Exchange Notes obtained by such Holder in exchange for Private Notes acquired by such Holder directly from the Company should be covered by an effective registration statement containing the selling securityholder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the Commission and (v) such Holder is not an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act. If a Holder of Private Notes is a broker-dealer that will receive Exchange Notes for such Holder's own account in exchange for Private Notes that were acquired as a result of market-making activities or other trading activities, such Holder will be required to acknowledge in the Letter of Transmittal that such Holder will deliver a prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, such Holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

RETURN OF PRIVATE NOTES

     If any tendered Private Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Private Notes are withdrawn or are submitted for a greater principal amount than the Holder thereof desires to exchange, such unaccepted, withdrawn or non-exchanged Private Notes will be returned without expense to the tendering Holder thereof (or, in the case of Private Notes tendered by book-entry transfer into the Exchange Agent's account at the Depositary pursuant to the book-entry transfer procedures described below under "--Book-Entry Transfer," such Private Notes will be credited to an account maintained by such Holder with the Depositary) as promptly as practicable.

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Private Notes at the Depositary for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in any of the Depositary's book-entry systems may make book-entry delivery of Private Notes by causing the Depositary to transfer such Private Notes into the Exchange Agent's account at the Depositary in accordance with the Depositary's procedures for book-entry transfer. However, although delivery of Private Notes may be effected through book-entry transfer at the Depositary, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "-- Exchange Agent" on or prior to the Expiration Date or pursuant to the guaranteed delivery procedures described below under "--Guaranteed Delivery Procedures".

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Private Notes and (i) whose Private Notes are not immediately available or (ii) who cannot deliver their Private Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

          (a) The tender is made through an Eligible Institution;


          (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder, the certificate number(s) of such Private Notes and the principal amount of Private Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or a facsimile thereof), together with the certificate(s) representing the Private Notes in proper form for transfer or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and



          (c) Such properly executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Private Notes in proper form for transfer and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three New York Stock Exchange trading days after the Expiration Date.


     Upon request to the Exchange Agent, a form of Notice of Guaranteed Delivery will be sent to Holders of Private Notes who wish to tender their Private Notes in accordance with the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Private Notes may be withdrawn at any time prior to the Expiration Date.


     To withdraw a tender of Private Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Private Notes to be withdrawn (the "Depositor"), (ii) identify the Private Notes to be withdrawn (including the certificate number or numbers and principal amount of such Private Notes) and (iii) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal with which such Private Notes were tendered (including any required signature guarantees). All questions as to the validity, form and eligibility (including time of receipt) of any such notice of withdrawal will be determined by the Company, in its reasonable discretion, whose determination shall be final and binding on all parties. Any Private Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer, and no Exchange Notes will be issued with respect thereto unless the Private Notes so withdrawn are validly retendered prior to the Expiration Date. Properly withdrawn Private Notes may be retendered by following one of the procedures described above under "Procedures for Tendering" at any time prior to the Expiration Date.


TERMINATION OF CERTAIN RIGHTS

     All exchange and registration rights under the Registration Rights Agreement accorded to Holders of the Private Notes (and all rights to receive additional interest in the event of a Registration Default as defined therein) will terminate upon consummation of the Exchange Offer except with respect to the Company's continuing obligation for a period of up to 90 days after the Expiration Date to keep the Registration Statement effective and to provide copies of the latest version of the Prospectus to any broker-dealer that requests copies of such Prospectus in the Letter of Transmittal for use in connection with any resale by such broker-dealer of Exchange Notes received for its own account pursuant to the Exchange Offer in exchange for Private Notes acquired for its own account as a result of market-making or other trading activities.

EXCHANGE AGENT

     The Bank of New York has been appointed as Exchange Agent for the Exchange Offer. Tenders of Private Notes in the Exchange Offer and any questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for a form of Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

By Registered or Certified Mail:      By Hand/Overnight Delivery:            By Facsimile:
The Bank of New York               The Bank of New York               (212) 571-3080
One Wall Street--27                One Wall Street--27                Confirm by Telephone:
New York, New York 10286           Corporate Trust & Agency           (212) 815-2742
Attn.: Reorganization Section      Services Window
                                   Ground Level
                                   New York, New York 10286
                                   Attn.: Reorganization Section

     The Bank of New York also serves as Trustee under the Indenture and as collateral agent under the Pledge Agreement.

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by the Company. The solicitation of tenders is being made primarily by mail; however, additional solicitations may be made by telegraph, facsimile transmission, telephone or in person by officers and regular employees of the Company and its affiliates.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith.

     The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be approximately $200,000. Such expenses include registration fees, fees and expenses of the Exchange Agent and the Trustee, accounting and legal fees, and printing costs, among others.

     The Company will pay all transfer taxes, if any, applicable to the exchange of Private Notes for Exchange Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of Private Notes for Exchange Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered Holder or any other person) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.

CONSEQUENCE OF FAILURE TO EXCHANGE

     Participation in the Exchange Offer is voluntary. Holders of the Private Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

     Private Notes that are not exchanged for Exchange Notes pursuant to the Exchange Offer will remain "restricted securities" within the meaning of Rule 144(a)(3) under the Securities Act. Accordingly, such Private Notes may not be offered, sold, pledged or otherwise transferred except (i) to a person whom the seller reasonably believes is a "qualified institutional buyer" within the meaning of Rule 144A under the Securities Act purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A, (ii) in an offshore transaction complying with Rule 903 or Rule 904 of Regulation S under the Securities Act, (iii) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available), (iv) pursuant to an effective registration statement under the Securities Act or (v) to institutional accredited investors in a transaction exempt from the registration requirements of the Securities Act, and, in each case, in accordance with all other applicable securities laws.

ACCOUNTING TREATMENT

     For accounting purposes, the Company will recognize no gain or loss as a result of the Exchange Offer. The expenses of the Exchange Offer and the unamortized expenses related to the issuance of the Private Notes will be amortized over the remaining term of the Notes.

                                    BUSINESS


     The Company is a facilities-based CLEC offering telecommunications services primarily in Tier III Markets in the midwestern United States. The Company's target customers include small and medium-sized businesses, ISPs and government and other institutional end users, as well as residential end users. The Company's objective is to become the leading competitor to the ILEC in each of its target markets by offering complete, cost-effective telecommunications solutions.


     The Company commenced commercial operations in July 1997. It was founded by Ronald H. VanderPol and Richard Postma, experienced operators of competitive telecommunications companies, including (i) City Signal, Inc., one of the country's first CLECs, which sold its Michigan operations to Brooks Fiber Properties, Inc. in 1996 and sold certain other fiber properties to Teleport Communications Group Inc. and a predecessor of Nextlink Communications Inc.,
(ii) Teledial America, Inc., a switch-based long distance reseller that was sold to LCI International, Inc. in 1996, and (iii) Digital Signal, Inc., a carrier's carrier that was sold to a predecessor of Qwest Communications International Inc. in 1990. Mr. VanderPol has made an equity investment of $60 million in the Company. The Company's senior management team includes individuals with over 100 years of collective experience in the telecommunications industry, including key executives with significant experience in telecommunications marketing, network design, deployment and operation, OSS and other back office systems, finance and regulatory affairs.


     As of the date of this Prospectus, the Company was providing services primarily on a resale basis in eight commercial regions in Wisconsin, Indiana and Illinois and had switches and local fiber optic networks that were commercially operational in Appleton, Green Bay, Milwaukee, Madison and Oshkosh, Wisconsin. The Company owns all of these switches and local fiber networks except for the network in Milwaukee, where it leases from a third party transmission capacity and related electronic equipment connected to the Company's host switch. The Company is currently deploying or plans to deploy an additional eight switches and 13 local networks in targeted markets in Illinois, Indiana, Michigan and Wisconsin. Upon entering a market, the Company resells the services of the ILEC. As each of the Company's networks and switching systems becomes commercially operational in that market, the Company will transition its resale customers to its own facilities-based services.



     The Company interconnects its networks with all or substantially all of the ILEC central offices and IXC POPs in each of its markets and obtains "last mile" connections to its customers primarily through unbundled network elements leased from the ILEC (principally Ameritech or GTE). Unbundled network elements are any of a number of facilities and equipment that an ILEC may lease to another telecommunications provider for use in the provision of telecommunications services and include features, functions and capabilities that are provided by means of such facilities or equipment. Such features, functions and capabilities include subscriber numbers, databases, signaling systems and information sufficient for billing and collection or used in the transmission, routing or other provision of telecommunications services.


     The Company installs a Lucent Series 5ESS(TM)-2000 host switch, transmission equipment and a SONET fiber optic ring network in each of its commercial regions. The markets within a commercial region are served either by the host switch or by a remote switch or other transmission equipment linked to the host switch. A remote switch can provide substantially all of the same telecommunications services as a host switch, even if the link connecting the two switches is temporarily interrupted, for approximately 33% to 50% of the installation and operational costs of a host switch. The Company believes its host/remote network architecture will allow the Company to cost-effectively provide its services in smaller markets and over a broader geographic area.


     As of September 30, 1998, the Company had invested approximately $86.4 million in networks and equipment, and had approximately 500 route miles of local and long haul optical fiber deployed, 15,418 access lines in service, 10 local sales offices and approximately 460 full-time employees, including approximately 200 employees engaged full time in its sales and marketing efforts. The Company has entered into interconnection agreements with ILECs for, and is certified as a CLEC in, each of its current and target markets.

US XCHANGE STRATEGY

     The principal elements of the Company's business strategy include:

     Focus on Tier III Markets. The Company primarily targets Tier III Markets with attractive demographic, economic, competitive and telecommunications demand characteristics. The Company evaluates each of its potential markets on the basis of (i) the Company's "bottom up" analyses of the potential demand for its telecommunications services, (ii) the level of actual and potential CLEC competition and (iii) the disparity between ILEC local service pricing and the Company's anticipated cost of providing comparable service. The Company believes that, in Tier III Markets, network construction is generally less expensive, labor costs and the costs of obtaining rights-of-way are generally lower, aerial deployment of fiber optic cable (which is less expensive than underground deployment) is generally permitted to a greater extent, and there are fewer ILEC central offices and IXC POP connections required for comprehensive market coverage than in Tier I and Tier II Markets.


     Achieve Early-to-Market Advantage. The Company strives to be the first CLEC in a commercial region to actively market and provide services. The Company believes that, by effecting early entry into selected Tier III Markets, it can gain a competitive advantage over other potential CLEC competitors. To gain early entry into each target market, the Company establishes a local sales force offering switched local, long distance and Centrex services on a resale basis until its network switching system becomes commercially operational, which the Company believes will be approximately six to nine months after beginning network construction. Entering a market by reselling services enables the Company to build brand name recognition and develop a customer base that it can transition to its own networks as they become commercially operational. To accelerate the deployment of its networks, the Company outsources the installation and initial service turn-up of its network systems to Lucent.


     Gain Broad, Regional Market Coverage. The Company believes that Tier III Markets are most effectively penetrated by installing networks and switching facilities designed to address customers in an entire commercial region. The Company believes that this regional focus enables it to (i) take advantage of economies of scale in network architecture, management and operation, (ii) cost-effectively address the available customer base in each of its markets and
(iii) leverage the US Xchange brand name across the markets within a commercial region.

     Establish Fully Integrated Networks. The Company intends to develop the capability to provide facilities-based telecommunications services over a fully integrated system of networks throughout its targeted commercial regions in the Midwest. The Company plans to (i) construct, lease or acquire long haul fiber that will interconnect its owned local networks and host switches and (ii) lease feature group access to ILEC tandem switches to originate and terminate calls in regions bordering its owned facilities, as well as certain other regions where cost and demand justify, which will allow the Company to transmit such traffic at an attractive cost. Through this integrated design, the Company believes it can reduce its use of the facilities of other providers and more economically provide long distance services.

     Emphasize Local Presence to Gain Market Share. The Company staffs each of its markets with experienced, local direct sales and technical personnel who provide personalized customer service. The Company believes its local presence and responsive customer service will give it a competitive advantage over the ILECs in Tier III Markets, where the Company believes the ILECs generally do not have significant local sales and technical support presence. The Company also tailors its US Xchange brand advertising campaigns and marketing programs in each of its selected markets to establish its brand identity as a provider that is interested in and responsive to the particular telecommunications needs of its local customers.

     Install High Quality Flexible Networks at a Low Cost. The Company believes its network design and technology and its use of ILEC unbundled network elements to obtain "last mile" connections to its customers allow it to (i) reduce investments in property and equipment needed to provide services, (ii) enter markets quickly, (iii) reduce underutilized and/or stranded investments in connections to customer premises, (iv) provide the broad market coverage needed to address business and residential end users simultaneously and (v) if and when supported by market demand, cost-effectively construct "last mile" transport to selected customers. The Company's systems are designed to support a full complement of services, including local dial tone and advanced local features, long distance, Centrex, ISDN and frame relay data transmission, Internet access and wireless services.

     Maintain Innovative, Integrated Operations Support, Customer Care and Billing Systems. The Company has recently implemented scalable, automated provisioning and order entry systems that automate many of the functions that have traditionally been performed manually to support the ILEC's "legacy" systems. In addition to cost advantages, the Company believes that its automated operations support, customer care and billing systems provide it with a marketing advantage by allowing it more quickly and efficiently to activate and change services for its customers and to provide more responsive customer support and service. All of the services offered by the Company, including bundled third party services, are billed to the customer on a single, easy-to-read billing statement, which the Company believes provides it with a competitive advantage.

INDUSTRY OVERVIEW

     According to the FCC's Statistics of Communications Common Carriers, ILECs in the United States generated approximately $103.1 billion in total revenue in 1997. Local exchange services consist of a number of service components and are defined by specific regulatory classifications. For 1997, total revenue by service was: (i) interstate dedicated access service (i.e.,connecting a customer with a long distance carrier's facilities) revenues of approximately $4.6 billion; (ii) interstate switched access service (i.e.,originating and terminating calls from a long distance carrier) revenues of approximately $11.8 billion; (iii) end-user fees (i.e., access charges paid by the consumer for the use of the ILEC's networks) of approximately $7.7 billion; (iv) local network service (including dial tone, local area charges, dedicated point-to-point intra-LATA service and enhanced calling features) revenues of approximately $52.0 billion; (v) toll call revenues of approximately $9.2 billion; (vi) intrastate access (i.e., local origination and termination for long distance carriers for calls within a state) revenues of approximately $8.0 billion; and
(vii) miscellaneous (including provision of directories, billing and collection services, corporate operations, non-regulated revenues and accounting for uncollectables) revenues of approximately $9.9 billion.

     Until recently, the competitive local telecommunications industry had generally been limited to providing private line, dedicated access and switched access transport services. The Telecommunications Act opened local services markets to full competition by preempting state and local laws, to the extent that they prevented competitive entry with respect to the provision of any telecommunications service, and imposed a variety of new duties on ILECs in order to promote competition in local exchange and access services. See "--Regulation" below.

SERVICES


     Since July 1997, the Company has provided switched local and long distance primarily on a resale basis in selected Wisconsin and Indiana markets. In March 1998, the Company began providing its own facilities-based switched services to customers in the Green Bay/Appleton, Wisconsin commercial region, and, as of the date of this Prospectus, was also providing such facilities-based services in the Milwaukee and Madison, Wisconsin commercial regions. The Company is continuing to develop and deploy its networks to allow it to provide its own switched local exchange services in its other target markets. See "--Markets" below.


     The Company provides switched services primarily on a retail basis but will also provide certain of its services to other carriers and ISPs on a wholesale basis as its networks become commercially operational. The Company believes that its investment in SONET fiber optic ring networks, advanced switching, transmission and related electronic equipment, coupled with its emphasis on personalized sales and customer care, will allow it cost-effectively to tailor its service offerings to meet the diverse voice and data transmission needs of its customers, as well as provide its customers with the convenience of "one-stop shopping" for telecommunications services.

     The Company is offering or plans to offer the following services in each of its target markets:

     Local Switched Services. The Company offers a full complement of local switched services, including local dial tone, 911, directory assistance and operator-assisted calling. As its networks become operational, the Company also offers expanded area calling plans that are generally unavailable from the ILECs.

     Advanced Local Features. To supplement its line of local switched services, the Company deploys advanced software and equipment on its networks to offer advanced local features, including conference calling, speed dialing, call waiting, voice mail, call forwarding, caller ID, last number redial and return calling. The Company also offers a full range of AIN services, such as end-user time-of-day routing and local number portability, which it believes will enhance its market penetration.

     Centrex. The Company's switches are equipped with the software and equipment needed to provide Centrex services, including digital Centrex, to business customers seeking a less costly alternative to a PBX to direct their telecommunications traffic.


     Advanced Data Services. The Company offers high speed, digital packet switched data transmission services, such as ISDN, and, in January 1999, will begin offering frame relay services.


     Long Distance Services. The Company provides a full range of inter-LATA, international and toll-free 800/888 long distance services. The Company purchases these services wholesale from IXCs and resells them to the Company's customers. The Company intends to provide its own facilities-based long distance services by constructing, leasing or acquiring long haul fiber interconnecting its owned local networks and host switches and by leasing feature group access to ILEC access tandems in regions which are contiguous to its owned facilities, as well as certain other regions when cost and demand justify.

     Dedicated Access. The Company offers private line, dedicated access services to its customers, typically larger business and governmental and other institutional end users, who desire high capacity transmission connections to IXC POPs and to interconnect their own internal networks.


     Internet Services. The Company offers a variety of Internet services for both retail customers and ISPs. The Company offers dedicated and dial-up high speed Internet access services via conventional modem connections, ISDN and frame relay, and markets its retail Internet services under the US Xchange brand name. The Company incorporates Netscape Communications Corporation's high-end commercial Internet software products into its Internet services and receives technical support for such products from Netscape. The Company offers individualized, comprehensive turn-key Internet services to its business customers, including Web page hosting and design. The Company recently began offering a full range of local and Internet access services on a wholesale basis to ISPs, including local telephone numbers and switched and dedicated access to the Internet.


     Paging and Cellular/PCS Services. The Company intends to offer paging and cellular/PCS services on a resale basis by bundling such services with its other service offerings.

MARKETS

     The Company evaluates each of its potential markets on the basis of (i) the Company's "bottom up" analyses of the potential demand for its telecommunications services, which includes analyses of certain publicly available, third-party economic and demographic data and management's experience in similar markets, (ii) the level of actual and potential CLEC competition and
(iii) the disparity between ILEC local service pricing and the Company's anticipated cost of providing comparable service. The Company believes it can distinguish itself from larger regional or national telecommunications providers by rapidly establishing a strong local market presence and brand name recognition in each of its markets. The Company believes that, by effecting early entry into selected Tier III Markets, it can discourage market entry by other CLECs. To gain early entry into each selected market, the Company establishes a local sales force offering switched local, long distance and Centrex services on a resale basis until its network switching system becomes commercially operational, which the Company believes will require approximately six to nine months from the beginning of network construction in a market to the provision of facilities-based switched services. This enables the

Company to build brand name recognition in each of its markets as well as a customer base that it can transition to its own networks as they become operational. To accelerate the deployment of its networks, the Company outsources the installation and initial service turn-up of its network systems to Lucent.


     As of the date of this Prospectus, the Company was providing service primarily on a resale basis in eight commercial regions in Wisconsin, Indiana and Illinois and had five switches and five local fiber optic networks commercially operational in Wisconsin. The Company is currently deploying or plans to deploy an additional eight switches and 13 local networks. The Company believes that Tier III Markets are most effectively penetrated by installing networks and switching facilities designed to address customers in an entire commercial region. The Company believes that this regional focus enables it to
(i) take advantage of economies of scale in network marketing, management and operation, (ii) cost-effectively address the available customer base in each of its markets and (iii) leverage the US Xchange brand name across the markets within a commercial region.


     The following table presents information concerning the networks in the Company's current development plans:

                                OTHER LOCATIONS                        SWITCH AND     PLANNED                     TARGETED
          COMMERCIAL              SUPPORTED BY         RESALE           NETWORK        ROUTE       TARGETED     ADDRESSABLE
          REGION(1)              HOST SWITCH(1)    COMMENCEMENT(2)   OPERATIONAL(2)   MILES(3)   COLLOCATIONS   ACCESS LINES
------------------------------  ----------------   ---------------   --------------   --------   ------------   ------------
GREEN BAY/ APPLETON, WI                                 3Q/97            1Q/98            1            2           97,660
                                Oshkosh, WI             3Q/97            2Q/98            4            1           42,711
                                Green Bay, WI           3Q/97            2Q/98           23            4          114,196
MILWAUKEE, WI                                           3Q/97            3Q/98           70            7          260,876
                                Kenosha, WI             3Q/97            2Q/99            6            2           50,065
                                Racine, WI              3Q/97            2Q/99            4            2           61,085
MADISON, WI                                             3Q/97            3Q/98           28            5          156,984
                                Beloit, WI              3Q/97            2Q/99           12            1           25,031
                                Janesville, WI          3Q/97            2Q/99            1            1           41,808
SOUTH BEND, IN                                          1Q/98            4Q/98           20            4          137,580
                                Elkhart, IN             2Q/98            1Q/99           25            3           74,888
BLOOMINGTON, IN                                         2Q/98            4Q/98           15            2           75,193
FT. WAYNE, IN                                           2Q/98            4Q/98           50            8          183,900
EVANSVILLE, IN                                          3Q/98            1Q/99           30            3           74,888
ROCKFORD, IL                                            4Q/98            1Q/99           22            3          126,878
KALAMAZOO, MI                                           4Q/98            2Q/99           30            2           84,213
                                Battle Creek, MI        4Q/98            2Q/99           20            2           58,111
                                Grand Rapids, MI        1Q/99            2Q/99           25            5          234,386


          COMMERCIAL             APPROXIMATE
          REGION(1)             POPULATION(4)
------------------------------  -------------
GREEN BAY/ APPLETON, WI             433,000
                                         --
                                    337,000
MILWAUKEE, WI                     1,799,000
                                         --
                                         --
MADISON, WI                         649,000
                                         --
                                    234,000
SOUTH BEND, IN                      349,000
                                    252,000
BLOOMINGTON, IN                     235,000
FT. WAYNE, IN                       680,000
EVANSVILLE, IN                      518,000
ROCKFORD, IL                        439,000
KALAMAZOO, MI                       377,000
                                    233,000
                                  1,009,000


---------------

(1) Host switch locations are indicated in bold type; remote switch locations are indicated in standard type; and locations with other transmission equipment are italicized.

(2) Quarter during which the Company began or plans to begin offering services on a resale basis or the network or switch became or is planned to become commercially operational, as the case may be.


(3) Does not include long haul fiber that interconnects networks. As of September 30, 1998, the Company had approximately 500 route miles of local and long haul fiber deployed in its Green Bay/Appleton, Milwaukee and Madison, Wisconsin and South Bend and Ft. Wayne, Indiana commercial regions.


(4) Cities whose populations are not included in this table are included with other cities in the same commercial region. Populations are based on 1996 figures contained in the 1998 Rand McNally Commercial Atlas and Marketing Guide.


     The Company intends to develop the capability to provide facilities-based telecommunications services over a fully integrated system of networks throughout its targeted commercial regions in the Midwest. The Company plans to construct, lease or acquire long haul fiber that will interconnect its local networks and host switches. The Company intends to construct its own long haul routes connecting certain of its networks in Wisconsin, Illinois, Indiana and Michigan. The Company has acquired from another carrier an IRU for dark fibers along certain of that carrier's long haul routes interconnecting certain of the Company's networks in Wisconsin and Illinois and, in exchange, has granted that carrier an IRU for dark fibers in and between certain of the Company's networks in Wisconsin and in Illinois. The Company may also acquire other IRUs for dark fiber from IXCs, ILECs, CLECs and other carriers that have overbuilt their fiber optic networks along long haul routes connecting the Company's targeted markets, primarily for its long distance transmission requirements. In addition to constructing, leasing and acquiring network facilities, the Company plans to lease feature group access to ILEC tandem switches to originate and terminate calls in regions bordering its owned facilities, as well as certain other regions where cost and demand justify, which will allow the Company to transmit such traffic at an attractive cost. Expansion into additional regions in the Midwest would require additional financing. See "Risk Factors--Additional Capital Requirements."

NETWORK DEVELOPMENT

     The Company's strategy for simultaneously pursuing business and residential market segments requires broad market coverage and a favorable cost position. As a result of recent developments in switching technologies, the Company can cost-effectively bundle its own switched local services with long distance and other services offered by third-party providers within the same switching platform. The Company believes that by utilizing newer technologies and by strategically deploying fully redundant fiber optic networks and switching systems within a commercial region and not solely in a specific city or metropolitan area, it can provide a full line of services at a lower cost than the ILECs.


     The Company interconnects its networks with all or substantially all of the ILEC central offices and IXC POPs in each of its markets and obtains "last mile" connections to its customers primarily through unbundled network elements leased from the ILEC. The Company has chosen Lucent Series 5ESS(TM)-2000 switching systems, transmission equipment, AIN equipment and related electronics for use throughout its networks. All systems are equipped with advanced software and are designed to offer a full complement of features and have the flexibility to add new services, including broadband and wireless communications, without significant incremental cost. The Company installs a Lucent Series 5ESS(TM)-2000 host switch and transmission equipment connected to a SONET fiber optic ring network in each of its commercial regions. Certain markets within a commercial region are served only by a host switch, while others are served by a Lucent Series 5ESS(TM)-2000 EXM remote switch or Lucent FAST(TM)-equipment. A remote switch is linked to a host switch for administrative functions, but can provide substantially all of the same telecommunications services as a host switch, even if the link connecting them is temporarily interrupted, for approximately 33% to 50% of the installation and operational costs of a host switch. Lucent's FAST(R) equipment can be used in markets with only one ILEC central office to carry traffic from such central office location to the Company's host switch and, by accommodating up to 3,500 access lines, serves as a cost-effective alternative to standard subscriber loop carrier transmission equipment, which can only accommodate up to 672 access lines. The Company believes its network architecture will allow it to cost-effectively provide its services in smaller markets and over a broader geographic area.



     The Company's owned networks consist of digital fiber optic cable backbones, typically containing 72 fiber strands, which have significantly greater bandwidth carrying capacity than traditional analog copper cables. A single pair of glass fibers on the Company's networks can carry up to 32,256 simultaneous voice or data transmissions, whereas a typical pair of wires in a standard analog copper cable can currently carry only a maximum of 24 simultaneous voice conversations. However, the use of dense wavelength division multiplexing ("DWDM") equipment can increase the carrying capacity of optical fiber, and the use of ADSL can increase the carrying capacity of copper wire networks. The SONET ring architecture of the Company's local networks allows for the routing of traffic simultaneously in both directions around the ring, which provides protection against fiber cuts in the network. Back-up electronics become operational in the event of the failure of the primary network components, which adds further redundancy to the Company's systems.



     In each of its targeted markets, the Company has constructed or is constructing its own local fiber optic network facilities, except in Milwaukee, where the Company leases local network transmission facilities from another telecommunications carrier. Pursuant to three-year service agreements that expire in December 2000 and January 2001, the Company leases transmission capacity and related electronic equipment connected to its owned host switch in Milwaukee for monthly fees in the aggregate of approximately $50,000. These agreements may be terminated by the other carrier in the event of a material breach that the Company does not correct within 30 days of the receipt of notice of such breach. The Company expects to replace this leased capacity in the future with its own fiber if and when it experiences sufficient traffic volume growth between its host switch and its targeted central office collocations. See "--Markets."

     The Company believes that its network design and technology will produce a significant cost advantage compared to the ILECs. The Company's networks are designed to allow the Company to serve the customers of multiple ILEC central offices with a single switching system, which the Company believes will substantially reduce the investment and ongoing operational expense of the Company as compared to the ILECs. The Company's SONET fiber optic ring networks interconnect its strategically located switching systems with all or substantially all of the ILEC central offices and IXC POPs located in each of its target markets. The Company collocates transmission equipment in the ILEC central office in order to interconnect to available local loop facilities provided by the ILEC. The Company leases unbundled loops from the ILECs in order to complete the "last mile" connection to its customers. In specific cases if customer demand justifies the cost, the Company will physically connect customers to its networks or link customers to its network through the use of wireless technologies leased from other carriers. The Company plans to compare and evaluate, on an ongoing basis, the cost of leasing local loop facilities from the ILEC versus constructing "last mile" transport to selected customers. The Company also reviews the cost and quality implications of using alternative local loop providers or deploying other transmission technologies (such as wireless).


     The Company will monitor its fiber optic networks and switching and transmission equipment seven days per week, 24 hours per day, using its planned NOC Center in Grand Rapids, Michigan. The Company has contracted with Lucent to provide monitoring and maintenance services for the Company through an electronic interface with Lucent's own facilities until the Company's NOC Center becomes fully operational, which is currently scheduled to occur in the second quarter of 1999. See "Risk Factors--Reliance on Lucent for Supply, Installation and Monitoring of Equipment."

SALES AND MARKETING

     The Company's customer base includes both business and residential end users, and the Company also intends to offer certain of its services on a wholesale basis to ISPs, utilities and other telecommunications providers. The Company believes that Tier III markets will support only a limited number of competitors and that operations in Tier III Markets with multiple competitive providers are likely to be unprofitable for one or more of such providers (see "Risk Factors--Competition"). Accordingly, the Company believes its planned early establishment of a broad, local market presence and brand name recognition across both business and residential customer bases are important for its success in its target markets. The Company expects that its locally oriented, personalized sales and marketing organization and programs will provide the Company competitive advantages over less focused ILECs in terms of image, service and customer loyalty.

     The Company maintains market-wide US Xchange brand name advertising campaigns from the start of its market entry, which support both business and residential marketing efforts. The Company implements inbound and outbound telemarketing programs immediately upon entry into each market as local sales persons are hired and begin their direct sales activities. The Company also participates in affinity programs and marketing partnerships with local and regional businesses, including utilities. These programs have a local market emphasis tailored to the particular market.


     The Company's direct sales and customer care programs focus on providing responsive, personalized service to its customers on a local market and regional basis. The Company establishes sales offices in each of its local markets and recruits City Managers from each local market to manage its sales office in such market. The Company also has inside sales staff located in Green Bay, Wisconsin and at the Company's headquarters in Grand Rapids, Michigan. As of September 30, 1998, the Company had approximately 200 employees engaged full time in its sales and marketing efforts, including 115 persons staffing sales offices located in Wisconsin and another 44 sales personnel located in Indiana. The Company plans that its sales force will grow to approximately 260 persons by the end of 1998 and also plans to launch an agency program to supplement its internal marketing efforts.


     In addition to their direct sales activities, the Company's sales personnel provide customer care services to the Company's customers on both a local and regional basis. The Company's support staffs in Green Bay and Grand Rapids provide customer care to customers in other markets who require support or service during non-business hours.

BUSINESS CUSTOMER STRATEGY

     The Company's local sales forces primarily target small to medium-sized businesses and institutions in their respective markets because the Company believes that a significant portion of these customers prefer a single source telecommunications provider that can deliver a full range of sophisticated and cost-effective solutions to their telecommunications needs with excellent, personalized customer service. Further, the Company believes that the ILECs typically do not have effective "face-to-face" marketing and customer service programs designed to specifically address the needs of these customers. The Company is employing strategies designed specifically to address these small and medium-sized businesses, including: (i) hiring and training specialized account executives dedicated to developing this customer segment; (ii) increasing marketing efforts to shared tenant office buildings; (iii) developing special services and service packages that are attractive to this market segment; and
(iv) developing US Xchange brand name recognition.

     Although the primary focus of the Company's outside sales force is on small and medium-sized businesses, the Company also intends to provide services to larger businesses and governmental and other institutional end users. These customers require maximum reliability, high quality solutions and the timely introduction of new and innovative services. The Company addresses the requirements of these customers by providing (i) a specialized sales and service approach employing engineering and sales professionals who design and implement cost-effective telecommunications solutions, (ii) strong, regional presence,
(iii) ongoing development and integration of new telecommunications services and
(iv) sophisticated telecommunications and transmission networks.

RESIDENTIAL CUSTOMER STRATEGY

     The Company believes that Tier III Markets present attractive opportunities for the economical offering of telecommunications services to residential customers. The Company believes that its bundled service offerings, high degree of front office and back office automation and customer care, billing and automated credit-checking systems and procedures enhance its ability to offer services to residential customers in its target markets. The Company also believes that, because it collocates its networks in all or substantially all of the ILEC central offices, sales to residential end users can be pursued economically. The Company targets creditworthy residential customers who the Company believes are likely to have needs for multiple services with various affinity and other cost-effective marketing programs and service packages designed to appeal to such customers. The Company has developed affinity programs with certain utilities in its markets, including programs in which Company marketing materials are to be included with the utility's bills to its own customers. The Company also participates in marketing partnerships with minor league baseball teams and church groups. The Company believes that such programs can be cost-effectively implemented in tandem with its other marketing programs directed primarily toward business customers, including marketing its residential services to employees of its business customers. See "Risk Factors--Risks Related to Residential Business."

WHOLESALE STRATEGY


     To further leverage its fixed costs, the Company intends to establish and maintain selective channels for the sale of its services on a wholesale basis. For example, the Company has begun offering its local and Internet access services on a wholesale basis to ISPs in certain of its targeted markets. The Company also intends to establish strategic alliances with and supply wholesale services to electric utility companies and other selected telecommunications providers for the bundling of services and billing to such entities' own customers.


INFORMATION SYSTEMS

     The Company's operations support, customer care and billing systems have either been acquired from or developed with third party vendors with proven software and extensive knowledge of such systems. The Company has recently implemented a new provisioning and order entry system acquired from a third party vendor and is in the process of integrating this new system with its other information and processing systems. The Company believes that its automated information systems and procedures for operations support and customer care will provide a significant cost advantage for the processing of large order volumes and customer service. Unlike the legacy systems currently used by certain of the ILECs, the Company's systems are designed to be scalable, to be employed either centrally or in more than one location and to automate many of the functions which previously have required multiple manual entries of customer information to accomplish order management, provisioning, switch administration and billing. The ILEC legacy systems are not only labor-intensive, but create numerous opportunities for errors in provisioning services and billing, delays in installation, service interruptions, poor customer service, increased customer churn and significant added expenses due to duplicated efforts and the need to correct service and billing problems. The Company's automated systems enter, schedule, provision and track a customer's order from the point of sale to the installation and testing of service and include automated interfaces with trouble management, inventory, billing, collection and customer service systems. In addition to cost advantages, the Company believes its automated system approach will result in improved customer service relative to an ILEC that does not have comparable systems. Specifically, the customer will benefit from more rapid service activation and service changes, faster repairs and fewer errors.

     To initiate service for a customer either on a resale basis or using unbundled network elements, the Company must interface with the systems of the ILECs and IXCs. The Company has established arrangements for "electronic bonding" with approximately 85% to 90% of the ILEC central offices and certain of the IXC POPs in its target markets. Electronic bonding with an ILEC permits the Company to provision customer service electronically on an "assume as is" or "assume as specified" basis. Provisioning for the remaining ILEC central offices and IXC POPs in the Company's target markets is currently accomplished via fax or e-mail order entry. The Company plans to work actively to establish electronic bonding between its automated operations support and customer care systems and those of the remaining ILECs and IXCs to the fullest extent possible.

     The Company has developed a convergent billing system that interfaces with its operations support systems and accommodates billing for local, long distance and Internet services offered by the Company, as well as paging, cellular and other services available from third party providers. Among other benefits, this system generates a single billing statement that is designed to be "user friendly" by providing the Company's customers with more enhanced billing detail while being easier to read and understand. The Company's billing system has the ability to provide multiple summary methodologies, handle multiple hierarchies for commercial accounts and accommodate a variety of output media, including paper, EDI datafile, Internet or diskette.

     The Company believes that its automated, integrated operations support and back office systems will allow the Company to provide faster customer service initiation and changes, greater billing accuracy and customization, and a superior level of customer service. See "Risk Factors--Dependence on Information and Processing Systems."

COMPETITION

     The telecommunications industry is highly competitive, and one of the primary purposes of the Telecommunications Act is to foster additional competition. In each of its markets, the Company competes principally with the ILEC serving such market, which is generally one of the RBOCs or one of the GTE Companies. The ILECs have long-standing relationships with their customers, have financial, technical and marketing resources substantially greater than those of the Company and have the potential to fund competitive services with cash flows from a variety of businesses. ILECs presently have a near 100% market share in each of the Company's target markets. The Company expects to face significant competitive product and pricing pressure in each of its markets.

     It is likely that the Company will also face competition from other facilities-based CLECs in certain of its markets. After the investment and expense of establishing a network and support services in a given market, the marginal cost of carrying an additional call is negligible. Accordingly, in Tier III Markets where there are other facilities-based CLECs, the Company expects substantial price competition. The Company believes that Tier III Markets will only support a limited number of competitors and that operations in Tier III Markets with multiple competitive providers are likely to be unprofitable for one or more of such providers.

     CLEC competitors that provide local services or have started or announced plans for either construction or solicitation activities in the Company's current markets include: TDS and McLeod in Green Bay/Appleton, Wisconsin; TCG, TWI, McLeod and OCI in Milwaukee, Wisconsin; KMC Telecom, TDS and McLeod in Madison, Wisconsin; KMC Telecom in Ft. Wayne, Indiana; McLeod in Rockford, Illinois; Climax Telephone Company in Kalamazoo, Michigan; and Brooks Fiber in Grand Rapids, Michigan. The Company believes that there may be additional competitors that have formulated plans to enter its target markets, including the additional markets in its current development plans.

     Other potential competitors in the Company's markets include resellers, microwave, satellite and other wireless telecommunications providers, cable television companies, electric utilities and RBOCs seeking to operate outside their current local service areas. In particular, electric utilities and cable companies are likely competitors given their existing rights of way. Electric utilities using DLP technologies can transmit Internet and data services over their power lines at speeds faster than those achievable by telephone companies on their ADSL or ISDN lines. The development of networks utilizing new technologies such as Internet telephony, cable modem service and wireless networks utilizing LMDS and satellite transmission, which can be used to provide high capacity wireless local loop, LAN, Internet access and interactive services, might also create significant new competitors that may have a lower cost basis than the Company. The Company believes that there may also be an increasing level of agent and distributor resale initiatives in Tier III Markets.


     Prices in both the long distance business and the data transmission business have declined significantly in recent years and are expected to continue to decline. The Company will face competition from large carriers such as AT&T, MCI WorldCom and Sprint, as well as from other resellers and companies offering Internet telephony services, which could create additional pricing pressures. In addition, long distance carriers, including AT&T, MCI WorldCom and Sprint, as well as smaller carriers, have begun to offer integrated local and long distance telecommunications services. MCI WorldCom was recently formed by the merger of WorldCom, Inc. and MCI Communications Corporation, and AT&T has recently acquired TCG and announced a proposed combination with TCI. Combinations such as these should enhance carriers' ability to offer bundled local and long distance telecommunications services. The RBOCs are also making concerted efforts to gain regulatory permission under the Telecommunications Act to offer their own bundled local and long distance telecommunications services.



     Increasing competition has led to consolidations among the original seven RBOCs, including the recently announced agreement of SBC to acquire Ameritech and SBC's recent acquisition of SNET. Following these combinations, SBC would be a coast-to-coast local telephone company with an estimated 30% of all United States local access lines. SBC has also announced plans to enter an additional 30 markets outside the territories of the combined entity. In addition, Bell Atlantic has reached an agreement for the acquisition of GTE. Further consolidation of telecommunications companies and the formation of additional strategic alliances within the telecommunications industry could give rise to significant new competitors.


     While recent regulatory initiatives, which allow CLECs such as the Company to interconnect with ILEC facilities and to obtain unbundled network elements from the ILECs, provide increased business opportunities for the Company, such regulatory initiatives have been accompanied by increased pricing flexibility for, and relaxation of regulatory oversight of, the ILECs. This may present ILECs with an opportunity to subsidize services that compete with the Company's services with revenues generated from non-competitive services, thereby allowing ILECs to offer competitive services at lower prices. There can be no assurance that the Company will be able to obtain the interconnections and unbundled network elements it requires at rates, and on terms and conditions, that will permit the Company to offer switched and advanced, high speed digital services at rates that are both competitive and profitable. See "Risk Factors--Implementation Risks." If the ILECs engage in increased volume and discount pricing practices or charge CLECs increased fees for interconnection or unbundled network elements, or if the ILECs delay implementation of interconnection or the provision of unbundled network elements, the Company would be adversely affected.


     The World Trade Organization ("WTO") agreement on basic telecommunications could further increase the level of competition faced by the Company. Under this agreement, the United States and 68 other WTO members committed themselves to opening their respective telecommunications markets to foreign ownership and/or to adopting regulatory measures to protect foreign competitors against anticompetitive behavior by dominant telecommunications companies, effective in some cases as early as January 1998.

     Substantially all of the Company's current and potential competitors have financial, technical, marketing, personnel and other resources, including brand name recognition, substantially greater than those of the Company, as well as other competitive advantages over the Company. The Company believes that the principal competitive factors affecting its business operations are competitive pricing, quality of services and products and innovative service and product offerings. The Company expects to experience declining prices and increasing price competition. The ability of the Company to compete effectively will depend upon its ability to provide high quality, market-driven products and services with excellent personalized customer service at prices generally below those charged by its competitors. There can be no assurance that the Company will be able to achieve or maintain adequate market share or margins, or compete effectively, in any of its markets. See "Risk Factors--Competition."

REGULATION

     The Company's services are subject to varying degrees of federal, state and local regulation. The FCC exercises jurisdiction over all facilities of, and services offered by, telecommunications common carriers to the extent those facilities are used to provide, originate or terminate interstate or international communications. The state regulatory commissions retain jurisdiction over the same facilities and services to the extent they are used to originate or terminate intrastate communications. Local governments also sometimes impose franchise or licensing requirements on CLECs.

FEDERAL REGULATION

     The Company is regulated at the federal level as a nondominant common carrier subject to minimal regulation under Title II of the Communications Act of 1934. The Communications Act of 1934 was substantially amended by the Telecommunications Act, which was signed into law on February 8, 1996. This legislation provides for comprehensive reform of the nation's telecommunications laws and is designed to enhance competition in the local telecommunications marketplace by: (i) removing state and local entry barriers, (ii) requiring ILECs to provide interconnection to their facilities, (iii) facilitating end users' choices to switch service providers from ILECs to competitive providers such as the Company and (iv) requiring access to rights-of-way. Under the Telecommunications Act, RBOCs have the opportunity to provide in-region long distance services if they meet certain conditions, and they are no longer prohibited from providing certain cable TV services. In addition, the Telecommunications Act eliminates certain restrictions on utility holding companies, thus clearing the way for them to diversify into telecommunications services. See "Risk Factors--Competition."

     The Telecommunications Act specifically requires all telecommunications carriers (including ILECs and CLECs such as the Company): (i) not to prohibit or unduly restrict resale of their services; (ii) to provide dialing parity and nondiscriminatory access to telephone numbers, operator services, directory assistance and directory listings; (iii) to afford access to poles, ducts, conduits and rights-of-way; and (iv) to establish reciprocal compensation arrangements for the transport and termination of telecommunications. It also requires ILECs to provide interconnection for the transmission and routing of local exchange services (a) at any technically feasible point within the ILEC's network, (b) that is at least equal in quality to that provided by the ILEC to itself, its affiliates or any other party to which the ILEC provides interconnection and (c) at rates and on terms and conditions that are just, reasonable and nondiscriminatory. ILECs also are required under the Telecommunications Act to provide nondiscriminatory access to network elements on an unbundled basis at any technically feasible point, to offer for resale at wholesale rates their telecommunications services offered at retail to subscribers who are not telecommunications carriers and to facilitate the collocation of equipment necessary for competitors to interconnect with or access the unbundled network elements. The term "network element" means a facility or equipment used in the provision of telecommunications services and includes features, functions and capabilities that are provided by means of such facility or equipment (including subscriber numbers, databases, signaling systems, and information sufficient for billing and collection or used in the transmission, routing or other provision of telecommunications services). The

Telecommunications Act delegated authority to the FCC to determine which network elements should be made available to competitive providers on an unbundled basis, taking into consideration, at a minimum, whether competitive access to proprietary elements is necessary and whether the failure to provide such access would impair the ability of the competitive provider to provide the services it seeks to offer. However, certain aspects of the FCC regulations designed to implement these provisions are subject to litigation as discussed below.

     The Telecommunications Act also removed on a prospective basis most restrictions on the RBOCs resulting from the consent decree which provided for divestiture of the RBOCs from AT&T in 1984. The Telecommunications Act establishes procedures under which an RBOC can enter the market for inter-LATA (i.e., long distance) services within the area where it provides local exchange service (the Telecommunications Act permitted the RBOCs to enter the out-of region long distance market immediately upon enactment). Before the RBOC can provide in-region inter-LATA services, it must obtain FCC approval upon a showing that facilities-based competition is present in its local market, that the RBOC has entered into interconnection agreements in the states where it seeks authority, that the interconnection agreements satisfy a 14-point "checklist" of competitive requirements and that such entry is in the public interest. To date, such authority has not been granted to any RBOC, but requests by RBOCs are the subject of various pending petitions and appeals. The provision of in-region inter-LATA services by RBOCs in the Company's target markets would permit them to offer bundled local and long distance services, thereby eliminating the marketing advantage currently enjoyed by the Company.

     FCC Rules Implementing the Local Competition Provisions of the Telecommunications Act. On August 8, 1996, the FCC issued an order which established a framework of minimum, national rules enabling state public utility commissions and the FCC to begin implementing many of the local competition provisions of the Telecommunications Act. The order promulgated rules to implement Congress' statutory directive concerning the interconnection obligations of the ILECs. The FCC prescribed certain minimum points of interconnection necessary to permit competing carriers to choose the most efficient points at which to interconnect with the ILECs' networks. The FCC adopted a minimum list of unbundled network elements that ILECs must make available to competitors upon request and a methodology for states to use in establishing rates for interconnection and the purchase of unbundled network elements. The FCC also adopted a methodology for states to use when applying the Telecommunications Act's "avoided cost standard" for setting wholesale prices with respect to retail services.

     On July 18, 1997, the Eighth Circuit vacated certain portions of the FCC's rules, holding that, among other things:

     - The FCC's pricing rules should be vacated because the FCC had exceeded its jurisdiction in establishing rules governing the prices that ILECs may charge competitors for interconnection, unbundled access and resale.

     - The FCC's "pick and choose" rule, which allows competitors to select terms of previously approved interconnection agreements for their own use, conflicts with the purposes of the Telecommunications Act and should be vacated.

     - The FCC lacks authority to hear formal complaints which involve the review and/or enforcement of certain terms of local interconnection agreements approved by State commissions.

     - The FCC may not adopt a blanket requirement that State interconnection rules must be consistent with the FCC's regulations.

     - The FCC correctly concluded that ILEC operations support systems, operator services and signaling systems and various other facilities, such as interoffice transmission facilities, qualify as network elements that are subject to the unbundling requirements of the Telecommunications Act.

     - The FCC erred in deciding that ILECs could be required by competitors to provide interconnection and unbundled network elements at levels of quality which exceed those levels at which ILECs provide such services to themselves.

     - The FCC cannot require ILECs to recombine network elements for competitors, but competitors may recombine such network elements themselves as necessary to provide telecommunications services.

     - FCC rules and policies regarding the ILECs' duty to provide for physical collocation of equipment were upheld.


     A companion appeal was decided on June 27, 1997 in which the court upheld the FCC's decision that the term "interconnection" as used in the Telecommunications Act relates to physical access and does not include transmission and routing services as well. On October 13, 1998, the United States Supreme Court heard oral arguments on the appeals of the Eighth Circuit decisions and a decision is expected before July 1999. The Company cannot predict whether these Eighth Circuit decisions will stand or what further actions the FCC may or may not take in response to these appellate decisions. However, in its decision denying Ameritech's application to provide in-region inter-LATA services, the FCC indicated that it would not grant such requests unless its pricing rules vacated by the Eighth Circuit are followed.


     On October 14, 1997, the Eighth Circuit issued a decision vacating additional FCC rules that will likely have the effect of increasing the costs of obtaining the use of combinations of an ILEC's unbundled network elements. The Court ruled that ILECs need not provide combinations of network elements to CLECs, even when the ILEC has already combined such elements within its network. The Court's decision does not undermine the ILEC's obligation to provide unbundled network elements but clarifies that the ILECs are not obligated to offer bundled elements.

     More recently, an Eighth Circuit panel denied an attempt by the FCC to make an ILEC's compliance with the FCC's forward-looking pricing methodology--known as total element long-run incremental cost, or TELRIC--a condition of FCC approval of the ILEC's application under Section 271 of the Telecommunications Act to provide in-region long distance service. The Court's February 1998 ruling was issued with respect to Ameritech Michigan, which had applied to the FCC for authority to provide in-region interLATA services in Michigan. The FCC denied the application based on a determination that Ameritech Michigan had failed to satisfy several of Section 271's checklist requirements. The FCC added, however--in a statement that was not essential to the resolution of the case before it--that it would require RBOCs to employ TELRIC in order to satisfy
Section 271's requirements in the future. Ameritech Michigan appealed the FCC's decision to the Eighth Circuit. The Court held that the statement regarding TELRIC violated the Court's July 1997 decision; that it appeared to be calculated to avoid ordinary appellate review and to intimidate state PSCs; and that, unless and until the Supreme Court reverses the Eight Circuit's July 1997 decision, the FCC simply may not reassert authority to mandate TELRIC pricing under any of the local competition provisions of the Telecommunications Act. The Court's decision renders unpredictable the pricing structure that the Company will be able to obtain in its interconnection agreements with ILECs in any given state.


     On August 10, 1998, however, the Eighth Circuit upheld an FCC ruling of August 18, 1997 that ILECs must treat shared transport as a network element and must provide competitors access to unbundled transport facilities on a shared basis between ILEC switches. The FCC had held, among other things, that ILECs are required to provide competing carriers with access to the same transport facilities that ILECs use to carry their own traffic for transport between an end office switch and a tandem switch. The Court held that shared transport is like any other feature, function or capability such as Caller ID, call forwarding or operator service, and that the FCC therefore had the authority to require ILECs to offer it to their competitors on an unbundled basis. Nevertheless, the Court supported the arguments of ILECs that the FCC has no authority to establish pricing for shared transport or any other network element. While enabling the Company to make use of ILEC transport facilities on a shared basis, the Court's decision once again will result in pricing structures for such access that vary from state to state. On September 24, 1998, the ILECs who were parties to this appeal asked the Eighth Circuit to reconsider its decision.


     Taken as a whole, the Eighth Circuit decisions create uncertainty about the rules governing pricing, terms and conditions of agreements to obtain needed interconnections and unbundled network elements and could make negotiating and enforcing such agreements more difficult and protracted and may require renegotiation of existing agreements, to the extent that existing agreements include provisions requiring ILECs to bundle elements. There can be no assurance that the Company will be able to obtain or enforce interconnection agreements on terms acceptable to the Company.


     On December 31, 1997, the U.S. District Court for the Northern District of Texas (the "Texas District Court") issued a decision finding that Sections 271 through 275 of the Telecommunications Act are unconstitutional since they impose restrictions on the RBOCs but do not impose comparable restrictions on other ILECs such as the GTE Companies. These sections of the Telecommunications Act impose restrictions on the lines of business in which the RBOCs may engage, including establishing the conditions that the RBOCs must satisfy before they may provide in region inter-LATA long distance telecommunications services. On September 4, 1998, the United States Court of Appeals for the Fifth Circuit (the "Fifth Circuit"), in a 2-to-1 ruling, reversed the Texas District Court's decision, finding that these sections are constitutional. Southwestern Bell has sought review in the United States Supreme Court. If the Fifth Circuit's decision is not upheld on appeal, the RBOCs would be able to provide in-region long distance telecommunications services immediately without satisfying the statutory conditions requiring competition at the local level. Reversal of the Fifth Circuit's decision would likely have an unfavorable effect on the Company's business for at least two reasons. First, RBOCs currently have an incentive to foster competition within their service areas so that they can qualify to offer in-region inter-LATA long distance services. The Texas District Court's decision would have removed this incentive by allowing RBOCs to offer in-region inter-LATA long distance service without regard to their progress in opening their local markets to competition. Second, the Company is legally able to offer its customers both long distance and local exchange services, which Ameritech currently may not do in its regions. The Company believes that this ability to offer "one-stop shopping" gives the Company a marketing advantage that it would no longer enjoy if the Fifth Circuit's September 4 ruling is not upheld on appeal.


     On August 7, 1998, the FCC released a Memorandum Opinion and Order ("MO&O") and Notice of Proposed Rule Making ("NPRM") proposing to ease regulations on the deployment of advanced data services such as high-speed internet access and video telephony by ILECs. In its MO&O, the FCC clarified that advanced telecommunications facilities and services offered by ILECs are subject to Sections 251 and 252 of the Telecommunications Act (regarding terms of and procedures for interconnection with local exchange carriers), and that the facilities and equipment used to provide advanced services are network elements that must be provided to new entrants on an unbundled basis. The FCC also held that ILECs must offer for resale, at wholesale rates, any advanced services that they offer to subscribers that are not telecommunications carriers. SBC has petitioned the Eighth Circuit to review the MO&O in an effort to obtain permission to offer advanced services free of the unbundling and resale requirements.

     In its NPRM, however, the FCC proposed to permit ILECs to form separate affiliates that could offer advanced services without giving competitors access to network elements at discounted prices. Thus, the separate affiliates could install new data equipment to upgrade ILEC networks to Digital Subscriber Line standards without having to share the new networks with competitors. To the extent that the affiliates provided interstate exchange access service, they would be presumed to be nondominant and therefore not subject to price cap or rate of return regulation for advanced services, and would not be required to file tariffs for such services. The ILECS, however, would be required to give their competitors and the new affiliates access on an equitable basis to the ILECs' central offices to install data equipment, and would also have to provide access on an equitable basis to local loops conditioned for data use. The FCC's proposal would not change the existing prohibition on the provision of services by ILECs across LATA boundaries, although the FCC stated that it would take comments on easing LATA restrictions in special cases. At least one ILEC is expected to seek reconsideration of the FCC's NPRM. It is unclear at this time whether the FCC's proposal will ultimately be adopted in its present form or what effect such adoption may have, and the NPRM's impact on the Company is therefore uncertain.

     Other Regulations. In general, the FCC has a policy of encouraging the entry of new competitors, such as the Company, into the telecommunications industry and preventing anti-competitive practices. Therefore, the FCC has established different levels of regulation for dominant carriers and nondominant carriers. For domestic common carrier telecommunications regulation, large ILECs such as the GTE Companies and the RBOCs are currently considered dominant carriers, while CLECs such as the Company are considered nondominant carriers. As a nondominant carrier, the Company is subject to relatively minimal FCC regulation.

     - Tariffs. As a nondominant carrier, the Company may install and operate facilities for the transmission of domestic interstate communications without prior FCC authorization. Services of nondominant carriers have been subject to relatively limited regulation by the FCC, primarily consisting of the filing of tariffs and periodic reports concerning the carrier's interstate circuits and deployment of network facilities. However, nondominant carriers like the Company must offer interstate services on a nondiscriminatory basis, at just and reasonable rates, and remain subject to FCC complaint procedures.

       In October 1996, the FCC adopted the Detariffing Order which eliminated the requirement that nondominant interstate carriers maintain tariffs on file with the FCC for domestic interstate services, and providing that, after a nine-month transition period, relationships between interstate carriers and their customers would be set by contract. Several parties requested reconsideration and/or filed appeals of the Detariffing Order. On February 13, 1997, the District of Columbia Circuit stayed implementation of the Detariffing Order. If the Detariffing Order becomes effective, nondominant interstate services providers will no longer be able to rely on the filing of tariffs with the FCC as a means of providing notice to customers of prices, terms and conditions under which they offer their interstate services. If the Company cancels its FCC tariffs as a result of the Detariffing Order, it will need to implement replacement contracts which could result in substantial legal and administrative expense.

     - ILEC Price Cap Regulation Reform. In 1991, the FCC replaced traditional rate of return regulation for large ILECs with price cap regulation. Under price caps, ILECs can change prices for certain services, including interconnection services provided to CLECs, only within certain parameters. On September 14, 1995, the FCC proposed a three-stage plan that would substantially reduce ILEC price cap regulation as local markets become increasingly competitive and ultimately would result in granting ILECs nondominant status. Adoption of the FCC's proposal to significantly reduce its regulation of ILEC pricing would greatly enhance the ability of ILECs to compete against the Company and could have a material adverse effect on the Company and its ability to meet its obligations on the Notes. The FCC released an order on December 24, 1996 which adopted certain of these proposals, including the elimination of the lower service band index limits on price reductions within the access service category. The FCC's December 1996 order also eased the requirements necessary for the introduction of new services. On May 21, 1997, the FCC took further action updating and reforming its price cap plan for ILECs. The changes require ILECs subject to the price cap regulations to reduce their price cap indices by 6.5 percent annually, less an adjustment for inflation. The FCC also eliminated rules that require ILECs earning more than certain specified rates of return to "share" portions of the excess with their access customers during the next year in the form of lower access rates. These actions could have a significant impact on the interstate access prices charged by the ILECs with which the Company competes. Review of these FCC decisions is currently pending before the District of Columbia Circuit.

     - Local Number Portability. In the Telecommunications Act, Congress sought to remove a perceived barrier to local telecommunications competition by requiring local telephone companies to enable customers to keep their telephone numbers when switching local carriers. Local telephone companies have already implemented such number portability in Chicago, New York and Philadelphia, and the policy is scheduled to be implemented in the rest of the 100 largest Metropolitan Statistical Areas by December 31, 1998. Thereafter, local telephone companies will be required to implement number portability in other areas within six months of receiving a request from a telecommunications carrier. In order to facilitate long-term number portability, the FCC adopted requirements on May 12, 1998 that the costs associated with number portability (such as those associated with building and operating regional number portability databases) will generally be allocated to all common carriers based on carriers' intrastate, interstate and international end-user telecommunications revenues for each region. ILECs will be permitted to recover costs directly related to providing local number portability through a monthly end-user charge that would be subject to FCC review. Carriers other than ILECs, including wireless carriers and CLECs such as the Company, may recover such costs in any lawful manner.

       While it therefore appears that the FCC's policies regarding local number portability will not have a negative impact on the Company's financial condition, those policies could change in the future.

     Access Charges. The FCC has granted the ILECs significant flexibility in pricing their interstate special and switched access services on a specific central office by central office basis. Under this pricing scheme, ILECs may establish pricing zones based on access traffic density and charge different prices for each zone. The Company anticipates that the FCC will grant ILECs increasing pricing flexibility as the number of interconnections and competitors increases. In two orders released on December 24, 1996 and May 16, 1997, the FCC took action to reform the current interstate access charge system. The FCC adopted an order which makes various reforms to the existing rate structure for interstate access that are designed to move access charges, over time, to more cost based rate levels and structures. These changes will reduce access charges and will shift charges currently based on minutes of use to flat-rate, monthly per line charges. As a result, the aggregate amount of access charges paid by long distance carriers to access providers in the United States may decrease. The FCC also announced that it intends in the future to issue a Report and Order providing detailed rules for implementing a market-based approach to further access charge reform. That process will give ILECs progressively greater flexibility in setting rates as competition develops, gradually replacing regulation with competition as the primary means of setting prices. The FCC also adopted a "prescriptive safeguard" to bring access rates to competitive levels in the absence of competition. On June 18, 1997, the FCC denied petitions filed by several ILECs asking the FCC to stay the effectiveness of its access charge reform decision, although it subsequently granted petitions for reconsideration by Sprint and various other parties and made relatively minor changes to, among other things, its requirements regarding the information that ILECs must provide to IXCs on the presubscribed interexchange carrier charges ("PICCs") that the ILECs levy on their presubscribed customers. The FCC's access charge order was appealed to the Eighth Circuit.


     On August 19, 1998, the Eighth Circuit issued a unanimous decision upholding the FCC's access charge order. The Eighth Circuit affirmed the new access charge structure established by the FCC, including flat-rate PICCs and increased subscriber line charges ("SLCs") for nonprimary residential and multibusiness lines. In so doing, the Court denied challenges to the FCC's decision both from ILECs and IXCs, finding that, contrary to the claims of ILECs, the FCC had authority to exempt purchasers of unbundled network elements from contributing to the federal universal service support program through access charges (see discussion of universal service below). The Eighth Circuit also rejected ILEC arguments that capping SLCs for primary residential lines creates an implicit subsidy benefiting single-line consumers at the expense of multiline businesses and consumers. In addition, the Eighth Circuit held that the FCC had proceeded in accordance with the Telecommunications Act in determining that competitive pressures in the local exchange market will not threaten universal service during the period before the FCC has implemented an explicit universal service support mechanism. The Eighth Circuit also supported the FCC's finding that ISPs should be exempt from access charges, agreeing that it is not clear that ISPs use the telephone network in the same manner as long distance companies (which are subject to access charges). The Eighth Circuit rejected the argument of IXCs that the FCC should have prescribed lower access costs, and supported the FCC's choice of a market-based approach. It is not possible at this time to assess accurately the impact that the Eight Circuit's multi-faceted decision will have on the Company's business. On October 6, 1998, the FCC released a Public Notice asking parties to refresh the record on access charge reform. It specifically requested comment on pricing flexibility proposals submitted by two RBOCs and on charging the 6.5% X-factor adjustment, which is applied annually to reduce ILEC's price cap indices.



     ILECs around the country have been contesting whether the obligation to pay reciprocal compensation to CLECs should apply to local telephone calls from ILEC customers to ISPs served by CLECs. The ILECs claim that this traffic is interstate in nature and therefore should be exempt from compensation arrangements applicable to local, intrastate calls. CLECs have contended that the interconnection agreements provide no exception for local calls to ISPs and reciprocal compensation is therefore applicable. The FCC recently held that GTE's ADSL service, which provides a dedicated connection (rather than circuit-switched dial up) that permits an ISP to provide its end user with high-speed access to the Internet, is a special access service with more than a de minimis amount of interstate traffic. This Order (GTE ADSL Order) determined that GTE's

ADSL service is properly tariffed at the federal level but if GTE or any other ILECs were to offer an xDSL service that is intrastate in nature, that service should be tariffed at the state level.



     Under the Eighth Circuit decisions, the states have primary jurisdiction over the determination of reciprocal compensation arrangements and as a result, the treatment of this issue can vary from state to state. Currently, 23 state commissions (including Wisconsin, Illinois and Michigan), three federal courts and one state court have ruled that reciprocal compensation arrangements do apply to calls to ISPs. Certain of these rulings are subject to appeal. Additional disputes over the appropriate treatment of ISP traffic are pending in other states. The National Association of Regulatory Utility Commissioners ("NARUC") adopted a resolution in favor of applying reciprocal compensation to calls to ISPs. The FCC made clear that its GTE ADSL Order did not determine whether reciprocal compensation is owed pursuant to existing interconnection agreements, state arbitration decisions and federal court decisions. The FCC indicated that it intends to issue a separate order specifically addressing reciprocal compensation issues. The Company anticipates that ISPs will be among its target customers, and adverse decisions in these proceedings could limit the Company's ability to service this group of customers profitably.



     Universal Service Reform. On May 8, 1997, the FCC issued an order to implement the provisions of the Telecommunications Act relating to the preservation and advancement of universal telephone service. The Universal Service order affirmed Congress' policy principles for universal telephone service, including quality of service, affordable rates, access to advanced services, access in rural and high-cost areas, equitable and nondiscriminatory contributions, specific and predictable support mechanisms and access to advanced telecommunications services for schools, health care providers and libraries. The order added "competitive neutrality" to the FCC's universal service principles by providing that universal service support mechanisms and rules should not unfairly advantage or disadvantage one provider or technology over another. All telecommunications carriers providing interstate telecommunications services, including the Company, must contribute to the universal service support fund. These contributions became due beginning in 1998 for all providers of interstate telecommunications services. Such contributions are assessed based on intrastate, interstate and international end user telecommunications revenues. Contribution factors vary quarterly and carriers, including the Company, are billed monthly. Currently, the FCC is assessing such payments on the basis of a provider's revenue for the previous year. Since the Company had no significant revenue in 1997, it will not be liable for subsidy payments in any material amount during 1998. With respect to subsequent years, however, the Company is currently unable to quantify the amount of subsidy payments that it will be required to make and the effect that these required payments will have on its financial condition and results of operation. In addition, many state PSCs have instituted proceedings to revise state universal support mechanisms to make them consistent with the requirements of the Telecommunications Act. The Company will be subject to state, as well as federal, universal service fund contribution requirements, which will vary from state to state. Several parties have appealed the May 8th order. The appeals have been consolidated in the United States Court of Appeals for the Fifth Circuit where they are currently pending. Oral argument is scheduled for December 1, 1998. In addition, on July 3, 1997, a number of ILECs filed a petition for stay of the May 8th order with the FCC. That petition is pending, as well as several petitions for administrative reconsideration of the order.


     International Settlements Policy Reform. On August 6, 1998, the FCC released a proposal to make significant changes to the application of the International Settlements Policy. The policy was developed to prevent foreign monopoly carriers from playing U.S. carriers off against one another to the disadvantage of those carriers and U.S. ratepayers. The policy requires (1) the equal division of international accounting rates; (2) nondiscriminatory treatment of U.S. carriers; and (3) the proportionate return of traffic inbound to the United States from a particular foreign point among carriers transporting outbound traffic to that foreign point. The FCC proposed not to apply the policy to arrangements between U.S. carriers and foreign carriers that lack market power in WTO Member Countries, and between U.S. carriers and foreign carriers in WTO Member Countries in which U.S. carriers are authorized by the FCC to provide switched service over international resold private lines. The FCC also proposed to eliminate substantial reporting requirements for carriers entering into these types of arrangements. In addition, the FCC proposed to permit carriers to obtain authority to enter into flexible settlement arrangements for agreements affecting less than 25 percent of the traffic on a particular international route without naming the foreign correspondent and without filing the terms and conditions of the actual agreement. If adopted, the FCC's proposed changes would enhance the Company's ability to compete in the U.S. market for international services, but would also intensify competition in that market.

STATE REGULATION

     The Company believes that most, if not all, states in which it proposes to operate will require a certification or other authorization to offer intrastate services. Many of the states in which the Company operates or intends to operate are in the process of addressing issues relating to the regulation of CLECs. The Company will also be subject to tariff filing requirements.

     The Company, through its subsidiaries, has obtained intrastate authority for the provision of a full range of local switched services in Illinois, Indiana, Michigan and Wisconsin. The Company, through its subsidiaries, plans to obtain additional state authorities to accommodate its business and network expansion. However, there can be no assurance that the Company will receive the authorizations it may seek in the future to the extent it expands into other states or seeks to provide additional services. In most states, the Company is required to file tariffs setting forth the terms, conditions and prices for services that are classified as intrastate.

     Some states impose, in addition to tariff filing requirements, reporting, customer service and quality requirements, as well as unbundling and universal service requirements. In addition, the Company will be subject to the outcome of generic proceedings held by state utility commissions to determine state regulatory policies with respect to ILEC and CLEC competition, geographic build-out, mandatory detariffing, etc. Certain states, including certain of the Company's target states, have adopted or have pending proceedings to adopt specific universal service funding obligations.

     The Company believes that, as the degree of intrastate competition increases, the states will offer the ILECs increasing pricing flexibility. This flexibility may present the ILECs with an opportunity to subsidize services that compete with the Company's services with revenues generated from non-competitive services, thereby allowing ILECs to offer competitive services at lower prices. The Company cannot predict the extent to which this may occur, but it could have a material adverse effect on the Company and its ability to meet its obligations on the Notes.

     The Company is also subject to requirements in certain states to obtain prior approval for, or notify the state commission of, certain events such as transfers of control, sales of assets, corporate reorganizations, issuances of stock or debt instruments and related transactions.

LOCAL AUTHORIZATIONS

     When constructing a network, the Company generally must obtain municipal franchises and other permits. These rights are typically the subject of non-exclusive agreements of finite duration and provide for the payment of fees or the provision of services to the municipality with no or minimal compensation. In addition, the Company must secure rights-of-way, pole attachments and other access rights, which are typically provided under non-exclusive multi-year agreements that generally contain renewal options. In some municipalities where the Company has installed or anticipates constructing networks, it will be required to pay license or franchise fees based on a percentage of gross revenues or on a per linear foot basis, as well as post performance bonds or letters of credit. The Company is actively pursuing, in a number of cities, permits, franchises and other relevant authorities for use of rights-of-way and utility and other facilities.

     The Company installs its fiber optic cable over both aerial and underground rights-of-way, which it obtains from electric and other utilities, state highway departments and other governmental authorities, railroads and other providers. The Telecommunications Act requires most utilities, including electric companies and most ILECs, to provide access to rights-of-way to CLECs on non-discriminatory terms and conditions and at reasonable rates. However, there can be no assurance that delays and disputes will not occur in connection with the Company's existing or planned rights-of-way. See "Risk Factors--Implementation Risks."

EMPLOYEES


     As of September 30, 1998, the Company had approximately 460 full-time employees and plans to have approximately 650 full-time employees by the end of 1998. None of the Company's employees is represented by a labor union or subject to a collective bargaining agreement. The Company has not experienced any work stoppages due to labor disputes and believes that its relations with its employees are good.


PROPERTIES

     The Company is headquartered in Grand Rapids, Michigan and leases offices and space in a number of locations, primarily for regional management and local sales offices and network equipment installations. The table below lists the Company's current facilities, all of which are leased, directly or indirectly, by the Company:


                                                                                     APPROXIMATE
                        LOCATION                            LEASE EXPIRATION(1)     SQUARE FOOTAGE
                        --------                            --------------------    --------------
Grand Rapids, Michigan..................................    December 2001(2)             7,800
                                                            August 2002(5)              32,200
Green Bay, Wisconsin....................................    July 2001(3)                 6,600
                                                            February 2003(3)             6,600
                                                            January 2003(5)              1,200
Appleton, Wisconsin.....................................    April 2003(3)                4,800
                                                            September 2002(5)            4,500
Oshkosh, Wisconsin......................................    September 2002(5)            1,100
Milwaukee, Wisconsin....................................    May 2008(5)                  4,900
                                                            February 2003(3)             3,500
Madison, Wisconsin......................................    March 2003(5)                6,200
                                                            November 2003(3)             3,900
South Bend, Indiana.....................................    May 2003(4)                  5,500
                                                            May 2003(3)                  3,500
Bloomington, Indiana....................................    June 2003(4)                 8,100
                                                            April 2003(3)                3,200
Ft. Wayne, Indiana......................................    May 2003(4)                 12,800
                                                            June 2003(3)                 3,800
Evansville, Indiana.....................................    August 2008(4)               7,500
                                                            July 2003(3)                 3,300
Rockford, Illinois......................................    June 2003(4)                 6,500
                                                            July 2003(3)                 3,100
Kalamazoo, Michigan.....................................    October 2008(4)             10,500


---------------
(1) Dates indicate expiration of original term of leases, certain of which also include automatic or optional renewal terms of one or more years.

(2) Sublease of the Company's principal executive offices under a lease in which an affiliated company is the lessee. See "Certain Relationships and Related Transactions."

(3) Lease of office space only.

(4) Lease of network equipment facilities only.

(5) Lease of both office space and network equipment facilities.

     The Company believes that its leased facilities are adequate to meet its current needs in the markets in which it has deployed or begun to deploy its networks and that additional facilities are available to meet its development and expansion needs in existing and planned markets for the foreseeable future.

LEGAL PROCEEDINGS

     On September 30, 1997, the U.S. Patent and Trademark Office refused to grant an application for a registered service mark for the "US Xchange" name on the grounds that it is merely geographically descriptive of telephone communication services that are rendered in the United States. The decision of the U.S. Patent and Trademark Office has been appealed. In the event that the Company is unable to obtain a reversal of the U.S. Patent and Trademark Office's decision, the "US Xchange" name will not be accorded the legal protection that a registered service mark would have provided.

     The Company is not a party to any material litigation or any other legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS

     The following table sets forth certain information concerning the executive officers and other key management personnel of the Company, including their ages as of September 30, 1998:

             NAME                AGE                            POSITION(S)
             ----                ---                            -----------
Ronald H. VanderPol              46     Co-Chairman
Richard Postma                   47     Co-Chairman and Chief Executive Officer
David J. Easter                  39     Executive Vice President of Planning & Business Development
Donald Offringa                  48     Vice President of Finance
Barry Raterink                   32     Vice President of Engineering & Network Operations
Lee Thibaudeau                   46     Regional President of US Xchange of Wisconsin, L.L.C.
Daniel Fabry                     35     Vice President of Marketing
Rick G. Pigeon                   33     Vice President of Technology Development

     Ronald H. VanderPol, Co-Chairman and co-founder of the Company, has over 14 years of experience in forming and operating successful telecommunications companies including Teledial America, Inc. (which he founded in 1983 and which later became known as US Signal), a switch-based long distance reseller headquartered in Grand Rapids, MI, which was acquired by LCI International, Inc. in 1996. In 1989, Mr. VanderPol formed City Signal, Inc., one of the earliest providers of competitive local exchange services in the United States with CLEC operations in eight cities, the Michigan operations of which were acquired by Brooks Fiber Properties, Inc. in 1996 and other components of which were acquired by Nextlink Communications Inc. and Teleport Communications Group Inc. Other telecommunications operations which were started by Mr. VanderPol and were spun-off over the same period of time include Digital Signal, Inc., Teledial America of North Carolina and ATS Network Services of Memphis, Tennessee.

     Richard Postma, Co-Chairman, Chief Executive Officer and co-founder of the Company, has over 14 years of experience in the telecommunications industry, having served as the General Counsel to Teledial America, Inc., Teledial America of North Carolina, Digital Signal, Inc., City Signal, Inc. and US Signal for various periods between 1983 and 1996. As General Counsel, he served as the lead individual in both the formation process and subsequent sale of those operations. During the period from 1983 to December 1997, Mr. Postma was a partner in the Grand Rapids, Michigan law firm of Miller, Johnson, Snell & Cummiskey, P.L.C. Mr. Postma has extensive regulatory, legal and management experience in the telecommunications arena and was instrumental in implementing the first CAP/CLEC strategy in Michigan.

     David J. Easter, Executive Vice President of Planning & Business Development, has over 11 years of experience in the telecommunications industry. Prior to joining the Company in September 1996, Mr. Easter was a principal of Telecom Services, Inc., a telecommunications consultant, since February 1996. From February 1994 to January 1996, Mr. Easter was the Vice President of Network Services of US Signal and previously held the position of Director of Network Services of US Signal since March 1993. Prior thereto, Mr. Easter was a director of Consolidated Communications Inc., a telecommunications services provider.

     Donald Offringa, CPA, Vice President of Finance, has overseen the financial, tax and risk management matters of the Company and its affiliates since the Company's inception in August 1996. In June 1995, Mr. Offringa joined Mr. VanderPol's management team as the Vice President of Finance of RVP Development Corporation, a position he currently holds. Prior to that time, Mr. Offringa had been a partner with BDO Seidman, LLP since 1986, where he had worked with US Signal on various financial advisory matters. He has over 23 years of accounting experience with both private and public companies.

     Barry Raterink, Vice President of Engineering & Network Operations, has over 11 years of experience in the telecommunications industry. Prior to joining the Company in September 1997, Mr. Raterink was Manager of Engineering, Planning and Provisioning for the Great Lakes regional operations of Brooks Fiber

Properties, Inc. since February 1996. From 1986 to January 1996, Mr. Raterink was Manager of the network planning and provisioning groups for Teledial America, Inc., US Signal and City Signal, Inc., after having implemented and managed long distance switch sites for Teledial America, Inc.

     Lee Thibaudeau, Regional President of US Xchange of Wisconsin, L.L.C., a wholly owned subsidiary of the Company, has over 13 years of experience in the telecommunications industry. Prior to joining the Company in March 1997, Mr. Thibaudeau was Director of Program Management of Schneider National, Inc., a trucking company, since February 1996. Mr. Thibaudeau served as Vice President--Operations of Schneider Communications Incorporated ("SCI"), a regional facilities-based IXC that was headquartered in Wisconsin and is now a part of Frontier Communications Corporation, a major IXC ("Frontier"), from 1983 to January 1996.

     Daniel Fabry, Vice President of Marketing, has over 13 years of experience in the telecommunications industry. Prior to joining the Company in March 1997, Mr. Fabry held the position of Director of Marketing for Schneider Logistics, Inc., a provider of transportation logistics services, since February 1996. From December 1994 until February 1996, Mr. Fabry was the Vice President of Product Development of SCI and Frontier. From February 1993 to December 1994, Mr. Fabry was the Director of Product Development of SCI.

     Rick G. Pigeon, Vice President of Technology Development, has over 12 years of experience in the telecommunications industry. Prior to joining the Company in March 1997, Mr. Pigeon was the Director of Product Development for Airadigm Communications Inc. ("Airadigm"), a PCS provider, from April 1996. Prior to joining Airadigm, Mr. Pigeon was Senior Manager, Local Operations for Frontier from August 1995 to April 1996. From October 1993 to August 1995, Mr. Pigeon was Product Manager at SCI. Prior thereto, Mr. Pigeon was Manager of Network Systems at SCI.

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

     The Operating Agreement of the Company (the "Operating Agreement") became effective as of August 1, 1996, and provides that the Company's maximum duration is until December 31, 2030. The Operating Agreement provides that the business of the Company will be managed by the members of the Company (the "Members"). Messrs. VanderPol and Postma, Co-Chairmen and co-founders of the Company, are currently the only Members of the Company, holding 99% and 1%, respectively, of the membership interests in the Company. See "Principal Equity Holder." Members must act collectively through meetings or written consents and vote in proportion to their relative membership interests. Except as specifically provided otherwise in the Operating Agreement, the Company's Articles of Organization or applicable law, the affirmative vote of the Holders of a majority in interest of the membership interests in the Company is required for all decisions of the Members. The Operating Agreement provides for annual meetings of the Members to be held at the dates, times and places that the Members determine. Special meetings of the Members for any proper purpose may be called at any time by the Holders of at least 25% of the membership interests in the Company.

     Except as otherwise specifically provided in the Operating Agreement, a Member does not have the right to sell, assign, pledge, create a security interest in, exchange or otherwise transfer all or any part of such Member's membership interest in the Company without the prior written consent of all the Members. A person or entity may be admitted as an additional Member in the Company only with the unanimous consent of the then-current Members and upon compliance with the conditions imposed, if any, by unanimous consent of the then-current Members. Admission of a new Member may occur by (i) the Company's issuance of additional membership interests for consideration to be unanimously determined by the then-current Members or (ii) as a transferee of a Member's membership interest or any portion thereof, subject to the terms and conditions of the Operating Agreement.

SUMMARY COMPENSATION TABLE

     The following table sets forth the compensation paid to the Chief Executive Officer of the Company and the three executive officers of the Company whose total annual salary and bonus exceeded $100,000 during 1997.


                                                                                    LONG TERM
                                               ANNUAL COMPENSATION                 COMPENSATION
                                  ---------------------------------------------    ------------
                                                                   OTHER ANNUAL     SECURITIES      ALL OTHER
           NAME AND                                                COMPENSATION     UNDERLYING     COMPENSATION
      PRINCIPAL POSITION          YEAR    SALARY($)    BONUS($)        ($)          OPTIONS(#)         ($)
      ------------------          ----    ---------    --------    ------------    ------------    ------------
Richard Postma................    1997          --(1)       --(1)      --              --              --
  Co-Chairman and
  Chief Executive Officer
David J. Easter...............    1997    $111,667     $25,000(2)      --              --              --
  Executive Vice President of
  Planning & Business
  Development
Lee Thibaudeau................    1997    $102,917     $20,000(3)      --              --              --
  Regional President of US
  Xchange of Wisconsin, L.L.C.
Daniel Fabry..................    1997    $ 90,461     $20,000(3)      --              --              --
  Vice President of Marketing


---------------
(1) Mr. Postma did not receive any salary or bonus for his services as Chief Executive Officer of the Company during 1997, during which time he was a member of a law firm that provided legal services to the Company.


(2) As determined by the Co-Chairmen of the Company, at their discretion. Such officer does not have an employment agreement with the Company.



(3) As determined by the Company's management in accordance with such officer's employment agreement. See "--Employment Agreements."


EMPLOYMENT AGREEMENTS


     The Company entered into employment agreements with each of Lee Thibaudeau, Regional President of US Xchange of Wisconsin, L.L.C., a wholly-owned subsidiary of the Company, Daniel Fabry, Vice President of Marketing, and Rick G. Pigeon, Vice President of Technology Development (each, an "Employment Agreement"). The terms of the Employment Agreements of Messrs. Thibaudeau, Fabry and Pigeon expire on March 16, 2002, March 31, 2002 and April 20, 1999, respectively. The term of each Employment Agreement is automatically renewable for successive one-year periods unless terminated by either party by written notice at least 90 days prior to the applicable anniversary date of the agreement. Pursuant to the Employment Agreements, the Company must pay Messrs. Thibaudeau, Fabry and Pigeon an annual salary of not less than $130,000, $120,000 and $85,000, respectively. Each of such officers is eligible under his Employment Agreement for an annual bonus in such amount as is approved by the Company's management, which the respective Employment Agreement provides is anticipated at a minimum of $20,000 for each of Messrs. Thibaudeau and Fabry and a maximum of $15,000 for Mr. Pigeon. In the event that the Company terminates the employment of Mr. Thibaudeau or Mr. Fabry for any reason other than "just cause" (as defined therein), the Company must continue to pay the executive's salary and benefits for a period of one year following the date of termination. Such continuing salary and benefits obligations are personally guaranteed by Ronald H. VanderPol, the Company's Co-Chairman and co-founder. See "Certain Relationships and Related Transactions." The Employment Agreements contain customary confidentiality, non-competition and non-solicitation provisions which are effective during the term of the Employment Agreement and for a period of one year thereafter, unless the executive's employment is terminated by the Company without "just cause."


     Additionally, the Employment Agreements of Messrs. Thibaudeau and Fabry provide that upon the first to occur of: (i) the sale of the Company's Wisconsin region assets; (ii) the sale of all of the Company's assets or equity interests;
(iii) the completion of an initial public offering of the Company's equity interests; or (iv) a

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

merger of the Company with another entity in which the Company is not the surviving entity (each, a "Triggering Event"), the Company will pay Messrs. Thibaudeau and Fabry the first $1.5 million and $500,000, respectively, of the net equity of the Wisconsin region (after subtracting the Company's capitalization and outstanding debt related to the Wisconsin region) ("Equity Guarantee"). The Company will also pay Messrs. Thibaudeau, Fabry and Pigeon a specified share (the "Equity Share") of the total net equity following the occurrence of a Triggering Event, provided, however, that the respective Equity Guarantee payments described above shall be included in calculating the applicable Equity Share of Messrs. Thibaudeau and Fabry. Messrs. Thibaudeau, Fabry and Pigeon's applicable Equity Shares are 5%, 2% and 1%, respectively. Notwithstanding the above, if the executive's employment is terminated for any reason during the first five years of his Employment Agreement, the executive will forfeit 20% of the Equity Guarantee and 20% of the Equity Share for each year or partial year less than five that the executive is employed by the Company. Upon the occurrence of a Triggering Event, the executive must execute an employment agreement and non-compete agreement with the purchaser for a period of not less than one year, provided that the salary to be paid Messrs. Thibaudeau, Fabry and Pigeon during such period will not be less than such executive's annual salary immediately prior to the sale, and further provided that such employment agreement and non-compete agreement must be consistent with the terms and conditions of such executive's Employment Agreement.

                            PRINCIPAL EQUITY HOLDER

     Ronald H. VanderPol, the Company's Co-Chairman and co-founder, has provided the Company with its initial $60 million of equity capital and beneficially owns 99% of the membership interests in the Company. Richard Postma, the Company's Co-Chairman, Chief Executive Officer and co-founder, owns 1% of the membership interests in the Company. See "Management--Limited Liability Company Operating Agreement."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     Ronald H. VanderPol, the Company's Co-Chairman and co-founder, has provided the Company its initial equity capital of $60 million. Of such amount, approximately $26 million was invested at December 31, 1997, and the balance was invested during the first four months of 1998. These funds have been used for the acquisition of capital assets and funding of operating costs. Of the amounts invested by Mr. VanderPol, (i) approximately $257,000 and $255,000 represented the value of management and administrative services provided to the Company during 1997 and the first nine months of 1998, respectively, by RVP Development Corporation ("RVP"), a holding company wholly owned by Mr. VanderPol, pursuant to an Expense Sharing Agreement dated February 1, 1997 between the Company and RVP (the "RVP Agreement") and (ii) $3,283,750 represented securities contributed by Mr. VanderPol to the Company. (Mr. VanderPol has agreed to make an additional cash equity contribution to the Company to the extent, if any, that the Company realizes less than $3,283,750 upon the disposition of such securities.) Pursuant to the RVP Agreement, the Company was billed for its pro rata share of employee compensation costs and facilities expenses for the Company's principal executive offices in Grand Rapids, Michigan, which were funded by RVP in 1997. Richard Postma, the Company's Co-Chairman and Chief Executive Officer, also serves as Co-Chairman of RVP, and Donald Offringa, the Company's Vice President of Finance, also serves as the Vice President of Finance of RVP. RVP has guaranteed the payment by the Company of its Bank Credit Facility. See "Description of Existing Indebtedness."



     The Company also leases a corporate aircraft from an entity controlled by Mr. VanderPol under a lease that is terminable by either party upon 10 days' prior written notice. The Company made payments to such entity for such aircraft totalling approximately $69,000 and $80,000 during 1997 and the first nine months of 1998, respectively.


     The Company believes that the above transactions were on terms no less favorable to the Company than could have been obtained in transactions with independent third parties.

     Pursuant to Employment Agreements between the Company and certain of its executive officers, Mr. VanderPol has personally guaranteed the payment of salary and continuation of benefits for a period of one year following the date of termination of employment of any of such persons in the event that the Company terminates such employment agreements for any reason other than "just cause" (as defined therein). See "Management--Employment Agreements."

                      DESCRIPTION OF EXISTING INDEBTEDNESS


     In August 1997, the Company entered into its $4.0 million Bank Credit Facility, which was fully utilized as of March 31, 1998. The proceeds of the Bank Credit Facility have been used for the acquisition of office furniture, equipment and computer software and for construction costs related to leasehold improvements of office and switch site locations. At September 30, 1998, the Company had $3.6 million of outstanding indebtedness under the Bank Credit Facility. The borrowings bear interest at an annual rate equal to (i) the bank's prime lending rate less 1/2% or (ii) 2% over the bank's costs of funds, at the Company's option. The effective annual rate of the Bank Credit Facility was 7.63% at September 30, 1998. The borrowings are payable in monthly installments of $66,667 through March 31, 2003 and are secured by specific assets of the Company and US Xchange of Wisconsin, L.L.C., a wholly owned subsidiary of the Company, and the guarantees of RVP and US Xchange of Wisconsin, L.L.C.



     The Bank Credit Facility contains certain affirmative and restrictive covenants, including, but not limited to, limitations on the Company's ability to (i) enter into any merger or consolidation or sell, lease, transfer or dispose of all, substantially all or any material part of its assets, except in the ordinary course of business, (ii) guarantee, endorse or otherwise become secondarily liable for or upon the obligations of others, except by endorsement for deposit in the ordinary course of business or (iii) create, incur, assume or suffer to exist any mortgage, pledge, encumbrance, security interest, lien or charge of any kind upon any of its assets. All financial covenants under the Bank Credit Facility are applicable to RVP and not the Company. At September 30, 1998, RVP was in compliance with all covenant requirements under the Bank Credit Facility.

                            DESCRIPTION OF THE NOTES

     The Private Notes were, and the Exchange Notes will be, issued under the Indenture dated as of June 25, 1998, between the Company, as issuer, and The Bank of New York, as Trustee. A copy of the Indenture is available upon request from the Company. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended. Whenever particular defined terms of the Indenture not otherwise defined herein are referred to, such defined terms are incorporated herein by reference to the Indenture. For definitions of certain capitalized terms used in the following summary, see "--Certain Definitions" below.

GENERAL

     The Notes are unsubordinated, unsecured (except to the extent described below under "--Security") indebtedness of the Company, limited to $200.0 million aggregate principal amount, and will mature on July 1, 2008. Interest on the Notes accrues at the rate of 15% per annum from June 25, 1998, or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually (to Holders of record at the close of business on the December 15 or June 15 immediately preceding the Interest Payment Date) on January 1 and July 1 of each year, commencing January 1, 1999. Interest is be computed on the basis of a 360-day year of twelve 30-day months.

     Principal of, premium, if any, and interest on the Notes is payable, and the Notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, the City of New York (which currently is the corporate trust office of the Trustee at 101 Barclay Street, 21-W, New York, New York 10286); provided that, at the option of the Company, payment of interest may be made by check mailed to the Holders of the Notes at their addresses as they appear in the Security Register.

     The Notes are issued only in fully registered form, without coupons, in denominations of $1,000 of principal amount and any integral multiple thereof. See "--Book-Entry; Delivery and Form." No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

     The Private Notes and the Exchange Notes will be treated as a single class for all purposes under the Indenture.

NON-CALLABLE

     The Notes are non-callable.

REDEMPTION UPON RECEIPT OF PUBLIC EQUITY OFFERING PROCEEDS

     At any time prior to July 1, 2001, the Company may redeem up to 35% of the aggregate principal amount of the Notes with the proceeds of one or more Public Equity Offerings following which there is a Public Market, at any time or from time to time in part, at a Redemption Price (expressed as a percentage of principal amount) of 115%, plus accrued interest, if any, to the Redemption Date; provided that (i) Notes representing at least 65% of the aggregate principal amount of Notes originally issued remain outstanding after each such redemption and (ii) notice of any such redemption is mailed within 60 days of such Public Equity Offering.

     The selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed on a national securities exchange, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate; provided that no Note of $1,000 in principal amount or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new
Note in principal amount
equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

SINKING FUND

     There are no sinking fund payments required for the Notes.

SECURITY

     Pursuant to the Indenture, the Company has purchased and pledged to the Trustee, as security for the benefit of the Holders of the Notes, approximately $79.6 million of Pledged Securities which the Company believes will be sufficient, upon receipt of scheduled interest and principal payments thereon, to provide for payment in full of the first six scheduled interest payments due on the Notes.

     The Pledged Securities are held by the Trustee in the Pledge Account. Interest earned on the Pledged Securities will be added to the Pledge Account. Pursuant to the Pledge Agreement, immediately prior to an Interest Payment Date, the Company may either deposit with the Trustee from funds otherwise available to the Company cash sufficient to pay the interest scheduled to be paid on such date or the Company may direct the Trustee to release from the Pledge Account proceeds sufficient to pay interest then due on the Notes. In the event that the funds or Pledged Securities held in the Pledge Account exceed the amount sufficient, in the opinion of a nationally recognized firm of independent public accountants selected by the Company, to provide for payment in full of the first six scheduled interest payments due on the Notes (or, in the event any interest payments have been made, an amount sufficient to provide for payment in full of any interest payments remaining, up to and including the sixth scheduled interest payment), the Trustee will be permitted to release to the Company, at the Company's request, any such excess amount. A failure to pay interest on the Notes in a timely manner through the first six scheduled Interest Payment Dates will constitute an immediate Event of Default under the Indenture, with no grace or cure period. The Pledged Securities and Pledge Account will also secure the repayment of the principal amount of, and premium, if any, on the Notes.

     Under the Pledge Agreement, once the Company makes the first six scheduled interest payments on the Notes, all of the remaining funds or Pledged Securities, if any, will be released from the Pledge Account and thereafter the Notes will be unsecured.

RANKING


     The Notes are unsubordinated, unsecured (except to the extent described above under "--Security") indebtedness of the Company, rank pari passu in right of payment with all unsubordinated, unsecured indebtedness of the Company, rank senior in right of payment to all subordinated indebtedness of the Company and are subordinated to the claims of holders of any secured indebtedness of the Company with respect to the assets securing such secured indebtedness. Moreover, the Company is a holding company, and the Notes are effectively subordinated to all existing and future liabilities (including trade payables) of the Company's subsidiaries. As of September 30, 1998, the total amount of indebtedness of the Company (parent only) was $203.6 million, of which $200.0 million represented the Notes and $3.6 million was secured indebtedness, to which the Notes are subordinated to the extent of the value of the assets securing such indebtedness. See "Capitalization" and "Description of Existing Indebtedness." As of September 30, 1998, the Company's subsidiaries had approximately $9.1 million in the aggregate of liabilities (excluding intercompany payables), to which the Notes are effectively subordinated. See "Risk Factors--Priority of Holders of Secured Indebtedness" and "--Holding Company Structure; Structural Subordination of the Notes."


CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for the definition of any other capitalized term used herein for which no definition is provided.

     "Acquired Indebtedness" means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition by a Restricted Subsidiary and not Incurred in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition.

     "Adjusted Consolidated Net Income" means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period determined in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication):
(i) the net income (or loss) of any Person that is not a Restricted Subsidiary, except (x) with respect to net income, to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Restricted Subsidiaries by such Person during such period and (y) with respect to net losses, to the extent of the amount of Investments made by the Company or any Restricted Subsidiary in such Person during such period; (ii) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below (and in such case, except to the extent includable pursuant to clause (i) above), the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by the Company or any of its Restricted Subsidiaries; (iii) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary; (iv) any gains or losses (on an after-tax basis) attributable to Asset Sales; (v) except for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below, any amount paid or accrued as dividends on Preferred Stock of the Company or any Restricted Subsidiary owned by Persons other than the Company and any of its Restricted Subsidiaries; (vi) all extraordinary gains and extraordinary losses; and (vii) any compensation expense paid or payable solely with Capital Stock (other than Disqualified Stock) of the Company or any options, warrants or other rights to acquire Capital Stock (other than Disqualified Stock) of the Company.

     "Adjusted Consolidated Net Tangible Assets" means the total amount of assets of the Company and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting therefrom (i) all current liabilities of the Company and its Restricted Subsidiaries (excluding intercompany items) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries, prepared in conformity with GAAP and filed with the Commission or provided to the Trustee pursuant to the "Commission Reports and Reports to Holders" covenant.

     "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, including, without limitation, membership interests, by contract or otherwise.

     "Asset Acquisition" means (i) an investment by the Company or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the Company or any of its Restricted Subsidiaries; provided that such Person's primary business is similar, related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such investment or (ii) an acquisition by the Company or any of its Restricted Subsidiaries of the property and assets of any Person other than the Company or any of its Restricted Subsidiaries that constitute substantially all of a division, operating unit or line of business of such Person;

provided that the property and assets acquired are similar, related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such acquisition.

     "Asset Sale" means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries of (i) all or any of the Capital Stock of any Restricted Subsidiary, (ii) all or substantially all of the property and assets of an operating unit or business of the Company or any of its Restricted Subsidiaries or (iii) any other property and assets (other than the Capital Stock or other Investment in an Unrestricted Subsidiary) of the Company or any of its Restricted Subsidiaries outside the ordinary course of business of the Company or such Restricted Subsidiary and, in each case, that is not governed by the provisions of the Indenture applicable to mergers, consolidations and sales of all or substantially all of the assets of the Company; provided that "Asset Sale" shall not include (a) sales, transfers or other dispositions of inventory, receivables and other current assets, (b) sales, transfers or other dispositions of assets constituting a Restricted Payment permitted to be made under the "Limitation on Restricted Payments" covenant, (c) sales, transfers or other dispositions of assets with a fair market value (as certified in an Officers' Certificate) not in excess of $2 million in any transaction or series of related transactions, (d) sales, transfers or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of, to the extent that the consideration received would constitute property or assets of the kind described in clause (B) of the first paragraph of the "Limitation on Asset Sales" covenant, (e) a disposition of cash or Temporary Cash Investments, (f) the lease, assignment of a lease or sublease of any real or personal property in the ordinary course of business, (g) foreclosures on assets, (h) pledges of assets or stock by the Company or any of its Restricted Subsidiaries otherwise permitted under the Indenture, including such pledges securing Indebtedness under the Credit Agreement or (i) sale-leaseback transactions permitted to be made under the "Limitation on Sale-Leaseback Transactions" covenant described below.

     "Average Life" means, at any date of determination with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (ii) the sum of all such principal payments.

     "Board of Directors" means, with respect to any Person, the members, board of directors or equivalent governing body of such Person.

     "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all Common Stock, Preferred Stock or Membership Interests.

     "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

     "Capitalized Lease Obligations" means, as of any time, the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet prepared in accordance with GAAP.

     "Change of Control" means such time as (i) (a) prior to the occurrence of a Public Market, a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of Voting Stock representing a greater percentage of the total voting power of the Voting Stock of the Company, on a fully diluted basis, than is beneficially owned by the Existing Controlling Holder on such date and (b) after the occurrence of a Public Market, a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange
Act) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total voting power of the Voting Stock of the Company on a fully diluted basis and such ownership represents a greater percentage of the total voting power of the Voting Stock of the Company, on a fully diluted basis, than is held by the Existing Controlling Holder on such date; or
(ii) individuals who on the Closing Date constitute the Board of Directors (together with any new Directors whose election by the Board of Directors or whose nomination by the Board of Directors for election by the Holders of the Company's Voting Stock was approved by a vote of at least two-thirds of the members of the Board of Directors then in office who either were members of the Board of Directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office.

     "Closing Date" means the date on which the Notes are originally issued under the Indenture.

     "Consolidated EBITDA" means, for any period, Adjusted Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating such Adjusted Consolidated Net Income, (i) Consolidated Interest Expense, (ii) income taxes (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets), (iii) depreciation expense, (iv) amortization expense and (v) all other non-cash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing (or, in the case of a loss, decreasing) Adjusted Consolidated Net Income, all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with GAAP; provided that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) or increased (in the case of a loss) by an amount equal to (A) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by (B) the percentage of the Capital Stock of such Restricted Subsidiary not "beneficially owned" on the last day of such period by the Company or any of its Restricted Subsidiaries.

     "Consolidated Interest Expense" means, for any period, the aggregate amount of interest in respect of Indebtedness (including, without limitation, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate Agreements; and interest in respect of Indebtedness that is Guaranteed or secured by the Company or any of its Restricted Subsidiaries) and the interest component of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by the Company and its Restricted Subsidiaries during such period; excluding, however,
(i) any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof) and (ii) any premiums, fees and expenses (and any amortization thereof) payable in connection with the offering of the Notes, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP.

     "Consolidated Leverage Ratio" means, on any Transaction Date, the ratio of
(i) the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis outstanding on such Transaction Date to
(ii) the aggregate amount of Consolidated EBITDA for the then most recent four fiscal quarters for which financial statements of the Company have been filed with the Commission or provided to the Trustee pursuant to the "Commission Reports and Reports to Holders" covenant described below (such four fiscal quarter period being the "Four Quarter Period"); provided that, in making the foregoing calculation, pro forma effect shall be given to the following events which occur from the beginning of the Four Quarter Period through the Transaction Date (the "Reference Period"): (A) the Incurrence of the Indebtedness with respect to which the computation is being made and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was incurred, and the application of such proceeds occurred, at the beginning of the Four Quarter Period; (B) the Incurrence, repayment or retirement of any other Indebtedness by the Company and its Restricted Subsidiaries since the first day of the Four Quarter Period as if such Indebtedness was incurred, repaid or retired at the beginning of the Four Quarter Period; (C) in the case of Acquired Indebtedness, the related acquisition, as if such acquisition occurred at the beginning of the Four Quarter Period; and (D) any acquisition or disposition by the Company and its Restricted Subsidiaries of any company or any business or any assets out of the ordinary course of business, whether by merger, stock purchase or sale or asset purchase or sale or any related repayment of Indebtedness, in each case since the first day of the Four Quarter Period, assuming such acquisition or disposition had been consummated on the first day of the Four Quarter Period and after giving pro forma effect to net cost savings that the Company reasonably believes in good faith could have been achieved during the Four Quarter Period as a result of such acquisition or disposition (provided that both (1) such cost savings were identified and quantified in an Officers' Certificate delivered to the Trustee at the time of the consummation of the acquisition or disposition and (2) with respect to each acquisition or disposition completed prior to the ninetieth day preceding such date of determination, actions were commenced or initiated by the Company within 90 days of such acquisition or disposition to effect such cost savings identified in such Officers' Certificate and with respect to any other acquisition or disposition, such Officers' Certificate sets forth the specific steps to be taken within the 90 days after such acquisition or disposition to accomplish such cost savings); provided that for purposes of calculating this ratio, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries shall be reduced by an amount equal to (X) the amount of Indebtedness attributable to such Restricted Subsidiary multiplied by (Y) the percentage of the Capital Stock of such Restricted Subsidiary not "beneficially owned" on the last day of such period by the Company or any of its Restricted Subsidiaries.

     "Consolidated Net Worth" means, at any date of determination, Capital Stock as set forth on the most recently available quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries (which shall be as of a date not more than 90 days prior to the date of such computation, and which shall not take into account Unrestricted Subsidiaries), less any amounts attributable to Disqualified Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock, if any, and the principal amount of any promissory notes receivable from the sale of the Capital Stock of the Company or any of its Restricted Subsidiaries, each item to be determined in conformity with GAAP (excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52).

     "Credit Agreement" means the Credit Agreement, dated August 28, 1997, between the Company and Comerica Bank.

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

     "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

     "Directors" means, with respect to any Person, the members of the Board of Directors of such Person.

     "Disqualified Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise is (i) required to be redeemed prior to the Stated Maturity of the Notes, (ii) redeemable at the option of the Holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Notes or (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Notes; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving Holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the Holders of such Capital Stock than the provisions contained in "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described below and such Capital Stock, or the agreements or instruments governing the redemption rights thereof, specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company's repurchase of such Notes as are required to be repurchased pursuant to the "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described below.
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

     "Excess Proceeds" has the meaning set forth in the final sentence of the first paragraph of the "Limitation on Asset Sales" covenant.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Existing Controlling Holder" means Ronald H. VanderPol and his Affiliates.

     "Fair market value" means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution; provided that (x) the fair market value of any security registered under the Exchange Act shall be the average of the closing prices, regular way, of such security for the 20 consecutive trading days immediately preceding the sale of Capital Stock and (y) in the event the aggregate fair market value of any other property (other than cash or cash equivalents) received by the Company exceeds $30 million, the fair market value of such property shall be determined by a nationally recognized investment banking firm or a nationally recognized firm having appraisal expertise in the specific area which is the subject of such determination and set forth in their written opinion which shall be delivered to the Trustee.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as are approved by a significant segment of the accounting profession. All ratios and computations contained or referred to in the Indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Indenture shall be made without giving effect to (i) the amortization of any expenses incurred in connection with the offering of the Notes and (ii) except as otherwise provided, the amortization of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 and 17.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm's-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an "Incurrence" of Acquired Indebtedness; provided that a change in GAAP that results in an obligation of such Person becoming Indebtedness shall be deemed not to be an Incurrence of such Indebtedness by such Person and that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

     "Indebtedness" means, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in clause (i) or (ii) above or (v), (vi) or (vii) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables, (v) all Capitalized Lease Obligations of such Person, (vi) all Indebtedness referred to in clauses (i) through (v) hereof of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness, (vii) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person and (viii) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date (or, in the case of a revolving credit or other similar facility, the total amount of funds outstanding on the date of determination) of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided that (A) the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at the time of its issuance as determined in conformity with GAAP,
(B) money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness shall not be deemed to be "Indebtedness" so long as such money is held to secure the payment of such interest and (C) Indebtedness shall not include any liability for federal, state, local or other taxes.

     "Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

     "Investment" in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of the Company or its Restricted Subsidiaries and travel and similar advances to Persons in the ordinary course of business) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include (i) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and (ii) the fair market value of the Capital Stock (or any other Investment), held by the Company or any of its Restricted Subsidiaries, of (or in) any Person that has ceased to be a Restricted Subsidiary, including without limitation, by reason of any transaction permitted by clause (iii) of the "Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant described below; provided that the fair market value of the Investment remaining in any Person that has ceased to be a Restricted Subsidiary shall not exceed the aggregate amount of Investments previously made in such Person valued at the time such Investments were made less any net reduction of such Investments. For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant described below, (i) "Investment" shall include the fair market value of the assets (net of liabilities (other than liabilities to the Company or any of its Restricted Subsidiaries)) of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary, (ii) the fair market value of the assets (net of liabilities (other than liabilities to the Company or any of its Restricted Subsidiaries)) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments and (iii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

     "Investment Grade Securities" means (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Temporary Cash Investments), (ii) debt securities or debt instruments with a rating of BBB+ or higher by S&P or Baa1 or higher by Moody's or the equivalent of such rating organization, or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries, and (iii) investments in any fund that invests exclusively in investments of the type described in clauses (i) and (ii) which fund may also hold cash pending investment and/or distribution.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien, adverse claim or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

     "Membership Interests" means, with respect to any Person, any and all membership interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Closing Date or issued thereafter.

     "Moody's" means Moody's Investors Service, Inc. and its successors.

     "Net Cash Proceeds" means, (a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or Temporary Cash Investments, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Temporary Cash Investments (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or Temporary Cash Investments, net of (i) brokerage commissions and other commissions, fees and expenses (including fees and expenses of counsel, accountants and investment bankers) related to such Asset Sale and any relocation expenses incurred as a result thereof, (ii) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Company and its Restricted Subsidiaries, taken as a whole, (iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale and (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and (b) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or Temporary Cash Investments, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Temporary Cash Investments (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or Temporary Cash Investments, net of attorney's fees, accountants' fees, underwriters' or placement agent's fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Note Amount" has the meaning set forth in the second paragraph of the "Limitation on Asset Sales" covenant described below.

     "Offer to Purchase" means an offer to purchase Notes by the Company from the Holders commenced by mailing a notice to the Trustee and each Holder stating: (i) the covenant pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment on a pro rata basis; (ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed)(the "Payment Date"); (iii) that any Note not tendered will continue to accrue interest pursuant to its terms; (iv) that, unless the Company defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;
(v) that Holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date; (vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing its election to have such Notes purchased; and (vii) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or an integral multiple thereof. On the Payment Date, the Company shall (i) accept for payment on a pro rata basis Notes or portions thereof tendered pursuant to an Offer to Purchase; (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and (iii) deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officers' Certificate specifying the Notes or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that the Company is required to repurchase Notes pursuant to an Offer to Purchase.

     "Permitted Investment" means (i) an Investment in the Company or a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, the Company or a Restricted Subsidiary; provided that such person's primary business is similar, related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such Investment; (ii) Temporary Cash Investments and Investment Grade Securities; (iii) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP; (iv) any Investment acquired by the Company or any of its Restricted Subsidiaries (x) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or an Affiliate of such issuer, (y) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Indebtedness or other transfer of title with respect to any secured Indebtedness in default or (z) in satisfaction of a judgment; (v) any Investment acquired in consideration for the issuance of Capital Stock (other than Disqualified Stock) or the proceeds of the issuance of Capital Stock (other than Disqualified Stock) to the extent such amounts have not been previously used to support a Restricted Payment pursuant to clause (C)(2) of the first paragraph of the "Limitation on Restricted Payments" covenant described below or clause (iii) or (iv) of the second paragraph of the "Limitation on Restricted Payments" covenant described below or used to support the Incurrence of Indebtedness pursuant to clause (viii) of the second paragraph of part (a) under the "Limitation on Indebtedness" covenant described below and Investments acquired as a capital contribution; provided that such proceeds shall be used on or prior to 60 days after their receipt by the Company; (vi) Guarantees permitted by the "Limitation on Indebtedness" covenant described below; (vii) loans or advances to employees of the Company or any Restricted Subsidiary that do not in the aggregate exceed at any one time outstanding $2 million; (viii) Currency Agreements and Interest Rate Agreements permitted under the "Limitation on Indebtedness" covenant described below; (ix) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits; (x) Investments in debt securities or other evidences of Indebtedness that are issued by companies engaged in the Telecommunications Business; provided that when each Investment pursuant to this clause (x) is made, the aggregate amount of Investments outstanding under this clause (x) does not exceed $3 million; (xi) Strategic Investments and Investments in any Permitted Joint Venture in an amount not to exceed $20 million at any one time outstanding; (xii) an Investment in any Person the primary business of which is similar, related, ancillary or complementary to the businesses of the Company and its Subsidiaries on the date of such Investment in an amount not to exceed at any time outstanding the sum of
(x) $23 million plus

(y) 10% of the Company's Consolidated EBITDA, if positive, for the immediately preceding four fiscal quarters (valued in each case as provided in the definition of "Investments"); (xiii) securities received in connection with Asset Sales to the extent constituting non-cash consideration permitted under the "Asset Sale" covenant; (xiv) Investments in an amount not to exceed $5 million at any time outstanding; and (xv) Investments existing on the Closing Date.

     "Permitted Joint Venture" means any Unrestricted Subsidiary or any other Person in which the Company or a Restricted Subsidiary owns, directly or indirectly, an ownership interest (other than a Restricted Subsidiary) and whose primary business is similar, related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries at the time of determination.

     "Permitted Liens" means (i) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (ii) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (iv) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (v) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the Company or any of its Restricted Subsidiaries; (vi) Liens (including extensions and renewals thereof) upon real or personal property acquired after the Closing Date; provided that (a) such Lien is created solely for the purpose of securing Indebtedness Incurred, in accordance with the "Limitation on Indebtedness" covenant described below, to finance the cost (including the cost of design, development, acquisition, construction, installation, improvement, transportation or integration) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item; (vii) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries, taken as a whole; (viii) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such property or assets;
(ix) any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease; (x) Liens arising from filing Uniform Commercial Code financing statements regarding leases; (xi) Liens on property of, or on shares of Capital Stock or Indebtedness of, any Person existing at the time such Person becomes, or becomes a part of, any Restricted Subsidiary; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets acquired;
(xii) Liens in favor of the Company or any Restricted Subsidiary; (xiii) Liens arising from the rendering of a final judgment or order against the Company or any Restricted Subsidiary that does not give rise to an Event of Default; (xiv) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof; (xv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (xvi) Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements and Currency Agreements and forward contracts, options, future contracts, futures options or similar agreements or arrangements designed solely to protect the Company or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities; (xvii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of the Company and its Restricted Subsidiaries prior to the Closing Date; (xviii) Liens on or sales of receivables; and (xix) Liens that secure Indebtedness with an aggregate principal amount not in excess of $5 million at any time outstanding.

     "Pledge Account" means the account established with the Trustee pursuant to the terms of the Pledge Agreement for the deposit of the Pledged Securities purchased by the Company with a portion of the net proceeds from the sale of the Notes.

     "Pledge Agreement" means the Collateral Pledge and Security Agreement, dated as of June 25, 1998, made by the Company in favor of the Trustee, governing the disbursement of funds from the Pledge Account, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

     "Pledged Securities" means the U.S. government securities purchased by the Company and held in the Pledge Account in accordance with the Pledge Agreement.

     "Public Equity Offering" means an underwritten primary public offering of Capital Stock of the Company pursuant to an effective registration statement under the Securities Act.

     A "Public Market" shall be deemed to exist if (i) a Public Equity Offering has been consummated and (ii) at least 15% of the total issued and outstanding Capital Stock of the Company immediately prior to the consummation of such Public Equity Offering has been distributed by means of an effective registration statement under the Securities Act or sales pursuant to Rule 144 under the Securities Act.

     "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

     "S&P" means Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies, and its successors.

     "Significant Subsidiary" means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries, (i) for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated revenues of the Company and its Restricted Subsidiaries or (ii) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Company for such fiscal year.

     "Specified Date" means any Redemption Date, any Payment Date for an Offer to Purchase or any date on which the Notes first become due and payable after an Event of Default.

     "Stated Maturity" means, (i) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (ii) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

     "Strategic Investments" means (A) Investments that the Board of Directors has determined in good faith will enable the Company or any of its Restricted Subsidiaries to obtain additional business that it might not be able to obtain without making such Investment and (B) Investments in entities the principal function of which is to perform research and development with respect to products and services that may be used or useful in the Telecommunications Business; provided that the Company or one of its Restricted Subsidiaries is entitled or otherwise reasonably expects to obtain rights to such products or services as a result of such Investment.

     "Strategic Subordinated Indebtedness" means Indebtedness of the Company Incurred to finance the acquisition of a Person engaged in a business that is similar, related, ancillary or complementary to the businesses conducted by the Company or any of its Restricted Subsidiaries, which Indebtedness by its terms, or by the terms of any agreement or instrument pursuant to which such Indebtedness is Incurred, (i) is expressly made subordinate in right of payment to the Notes and (ii) provides that no payment of principal, premium or interest on, or any other payment with respect to, such Indebtedness may be made prior to the
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

payment in full of all of the Company's obligations under the Notes; provided that such Indebtedness may provide for and be repaid at any time from the proceeds of a capital contribution or the sale of Capital Stock (other than Disqualified Stock) of the Company after the Incurrence of such Indebtedness.

     "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which 50% or more of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

     "Telecommunications Assets" means all assets, rights (contractual or otherwise) and properties, whether tangible or intangible, used or intended for use in connection with a Telecommunications Business.

     "Telecommunications Business" means the business of (i) transmitting, or providing services relating to the transmission of, voice, fax, video or data through owned or leased transmission facilities or the provision of Internet related services, (ii) creating, developing or marketing communications related network equipment, software and other devices for use in a Telecommunications Business or (iii) evaluating, participating or pursuing any other activity or opportunity that is primarily related to those identified in (i) or (ii) above; provided that the determination of what constitutes a Telecommunications Business shall be made in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution.

     "Temporary Cash Investment" means any of the following: (i) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof, (ii) time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (i) and
(ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P, (v) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or Moody's, and (vi) investment funds investing 95% or more of their assets in securities of the type described in clauses (i) through (v) above.

     "Trade Payables" means, with respect to any Person, any accounts payable or any other Indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

     "Transaction Date" means, with respect to the Incurrence of any Indebtedness by the Company or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

     "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary; provided that (A) any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an

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

"Incurrence" of such Indebtedness and an "Investment" by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation;
(B) either (I) the Subsidiary to be so designated has total assets of $1,000 or less or (II) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the "Limitation on Restricted Payments" covenant described below; and (C) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under the "Limitation on Indebtedness" and "Limitation on Restricted Payments" covenants described below. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (i) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation and (ii) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred (and shall be deemed to have been Incurred) for all purposes of the Indenture. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

     "Voting Stock" means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of Directors of such Person.

     "Wholly Owned" means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any Director's qualifying investments or investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

COVENANTS

LIMITATION ON INDEBTEDNESS

     (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (other than the Notes and Indebtedness existing on the Closing Date); provided that the Company may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Consolidated Leverage Ratio would be greater than zero and less than 6:1.

     Notwithstanding the foregoing, the Company and any Restricted Subsidiary (except as specified below) may Incur each and all of the following: (i) Indebtedness outstanding at any time in an aggregate principal amount not to exceed $100.0 million, less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant described below; (ii) Indebtedness owed (A) to the Company evidenced by a promissory note or (B) to any Restricted Subsidiary; provided that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (ii); (iii) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness (other than Indebtedness Incurred under clause (i),
(ii), (iv), (vi) or (ix) of this paragraph) and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided that Indebtedness the proceeds of which are used to refinance or refund the Notes or Indebtedness that is pari passu with, or subordinated in right of payment to, the Notes shall only be permitted under this clause (iii) if (A) in case the Notes are refinanced in part or the Indebtedness to be refinanced is pari passu with the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining Notes, (B) in case the Indebtedness to be refinanced is subordinated in right of payment to the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes at least to the extent that the Indebtedness to be refinanced is subordinated to the Notes and (C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the

Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; provided that in no event may Indebtedness of the Company be refinanced by means of any Indebtedness of any Restricted Subsidiary pursuant to this clause (iii); (iv) Indebtedness (A) in respect of performance, surety, appeal bonds and completion guaranties provided in the ordinary course of business, (B) under Currency Agreements and Interest Rate Agreements; provided that such agreements (a) are designed solely to protect the Company or its Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates and (b) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder, and (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition; (v) Indebtedness of the Company, to the extent the net proceeds thereof are promptly
(A) used to purchase Notes tendered in an Offer to Purchase made as a result of a Change in Control or (B) deposited to defease the Notes as described below under "Defeasance"; (vi) Guarantees of the Notes and Guarantees of Indebtedness of the Company by any Restricted Subsidiary provided the Guarantee of such Indebtedness is permitted by and made in accordance with the "Limitation on Issuance of Guarantees by Restricted Subsidiaries" covenant described below;
(vii) Indebtedness (including Guarantees) Incurred to finance the cost (including the cost of design, development, acquisition, construction, installation, improvement, transportation or integration) to acquire equipment, inventory or network assets (including acquisitions by way of acquisitions of real property, leasehold improvements, Capitalized Leases and acquisitions of the Capital Stock of a Person that becomes a Restricted Subsidiary to the extent of the fair market value of the equipment, inventory or network assets so acquired) by the Company or a Restricted Subsidiary after the Closing Date;
(viii) Indebtedness of the Company not to exceed, at any one time outstanding, two times (A) the Net Cash Proceeds received by the Company after the Closing Date as a capital contribution or from the issuance and sale of its Capital Stock (other than Disqualified Stock) to a Person that is not a Subsidiary of the Company, to the extent such capital contribution or Net Cash Proceeds have not been used pursuant to clause (C)(2) of the first paragraph or clause (iii),
(iv), (vi) or (vii) of the second paragraph of the "Limitation on Restricted Payments" covenant described below or clause (ix) of the definition of Permitted Investments to support the making of a Restricted Payment and (B) 80% of the fair market value of property (other than cash and Temporary Cash Investments) received by the Company after the Closing Date from the sale of its Capital Stock (other than Disqualified Stock) to a Person that is not a Subsidiary of the Company, to the extent such capital contribution or sale of Capital Stock has not been used pursuant to clause (iii), (iv), (vi) or (vii) of the second paragraph of the "Limitation on Restricted Payments" covenant described below to make a Restricted Payment, provided that such Indebtedness does not mature prior to the Stated Maturity of the Notes and has an Average Life longer than the remaining Average Life of the Notes; (ix) Indebtedness Incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit in the ordinary course of business, including, without limitation, letters of credit in respect of workers' compensation claims or self insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims; provided that upon the drawing of such letters of credit or the Incurrence of such Indebtedness, such obligations are reimbursed within 30 days following the earlier of such drawing or Incurrence; (x) Acquired Indebtedness; (xi) Strategic Subordinated Indebtedness; and (xii) Subordinated Indebtedness of the Company (in addition to Indebtedness permitted under clauses (i) through (xi) above) in an aggregate principal amount outstanding at any time not to exceed $100 million, less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant described below.

     (b) Notwithstanding any other provision of this "Limitation on Indebtedness" covenant, the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may Incur pursuant to this "Limitation on Indebtedness" covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

     (c) For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant, (1) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included and (2) any Liens granted pursuant to the equal and ratable provisions referred to in the "Limitation on Liens" covenant described below shall not be treated as Indebtedness. For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, the Company, in its sole discretion, shall classify, and from time to time may reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

LIMITATION ON RESTRICTED PAYMENTS

     The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on or with respect to its Capital Stock (other than (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire Capital Stock and (y) pro rata dividends or distributions on Common Stock of Restricted Subsidiaries held by Persons other than the Company or any of its Restricted Subsidiaries),
(ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of (A) the Company or an Unrestricted Subsidiary (including options, warrants or other rights to acquire such Capital Stock) held by any Person or (B) a Restricted Subsidiary (including options, warrants or other rights to acquire such Capital Stock) held by any Affiliate of the Company (other than a Wholly Owned Restricted Subsidiary) or any Holder (or any Affiliate of such Holder) of 5% or more of the Capital Stock of the Company, (iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of the Company that is subordinated in right of payment to the Notes or (other than the purchase, redemption, repurchase or other acquisition of such subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within six months of the date of acquisition), and (iv) make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (i) through (iv) above being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment: (A) a Default or Event of Default shall have occurred and be continuing, (B) the Company could not Incur at least $1.00 of Indebtedness under the first paragraph of part (a) of the "Limitation on Indebtedness" covenant or (C) the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) made after the Closing Date shall exceed the sum of (1) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of the amount of such loss) (determined by excluding income resulting from transfers of assets by the Company or a Restricted Subsidiary to an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter immediately following the Closing Date and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed with the Commission or provided to the Trustee pursuant to the "Commission Reports and Reports to Holders" covenant described below plus (2) the aggregate Net Cash Proceeds received by the Company after the Closing Date as a capital contribution or from the issuance and sale permitted by the Indenture of its Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of the Company, including an issuance or sale permitted by the Indenture of Indebtedness of the Company for cash subsequent to the Closing Date upon the conversion of such Indebtedness into Capital Stock (other than Disqualified Stock) of the Company, or from the issuance to a Person who is not a Subsidiary of the Company of any options, warrants or other rights to acquire Capital Stock of the Company (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the Holder, or are required to be redeemed, prior to the Stated Maturity of the Notes), in each case except to the extent such Net Cash Proceeds are used to support the Incurrence of Indebtedness pursuant to clause (viii) of the second paragraph under the "Limitation on

Indebtedness" covenant, or the making of Permitted Investments in accordance with clause (v) of the definition of such term or pursuant to clause (vi) of the second paragraph of this "Limitation on Restricted Payments" covenant, plus (3) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments and pursuant to clause (vi) of the second paragraph of this covenant) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed, in each case, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

     The foregoing provision shall not be violated by reason of: (i) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph;
(ii) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (iii) of the second paragraph of part (a) of the "Limitation on Indebtedness" covenant; (iii) the repurchase, redemption or other acquisition of Capital Stock of the Company or an Unrestricted Subsidiary (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a capital contribution or a substantially concurrent offering of, Capital Stock (other than Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock); (iv) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness of the Company which is subordinated in right of payment to the Notes in exchange for, or out of the proceeds of a capital contribution or a substantially concurrent offering of, Capital Stock (other than Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock); (v) payments or distributions, to dissenting Holders of Capital Stock pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company; (vi) Investments in any Person the primary business of which is similar, related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such Investments; provided that the aggregate amount of Investments outstanding at any time pursuant to this clause (vi) does not exceed the sum of (a) $20 million plus (b) the amount of Net Cash Proceeds received by the Company after the Closing Date as a capital contribution or from the sale of its Capital Stock (other than Disqualified Stock) to a Person that is not a Subsidiary of the Company, except to the extent such Net Cash Proceeds are used to support the Incurrence of Indebtedness pursuant to clause (viii) of the second paragraph of part (a) under the "Limitation on Indebtedness" covenant or to support the making of Restricted Payments pursuant to clause (C)(2) of the first paragraph, or clauses (iii) or (iv) of this paragraph, of this "Limitation on Restricted Payments" covenant, plus (c) the net reduction in Investments made pursuant to this clause (vi) resulting from distributions on or repayments of such Investments or from the Net Cash Proceeds from the sale of any such Investment (except in each case to the extent any such payment or proceeds is included in the calculation of Adjusted Consolidated Net Income) or from such Person becoming a Restricted Subsidiary (valued in each case as provided in the definition of "Investments"), provided that the net reduction in any Investment shall not exceed the amount of such Investment; (vii) Investments acquired in exchange for Capital Stock (other than Disqualified Stock) of the Company;
(viii) the declaration or payment of dividends on the Capital Stock of the Company following a Public Equity Offering of such Capital Stock, of up to 6% per annum of the Net Cash Proceeds received by the Company in such Public Equity Offering; (ix) prior to the occurrence of a Public Market, the purchase, redemption, retirement or other acquisition for value of Capital Stock of the Company or options to purchase such Capital Stock, held by any current or former employee, Director or consultant of the Company or a Restricted Subsidiary (or their estates or beneficiaries under their estates), upon the death, disability, retirement, termination of employment or pursuant to the terms of any agreement under which such Capital Stock or options were issued; provided that the aggregate consideration paid for such purchase, redemption, retirement or other acquisition for value of such Capital

Stock or options after the Closing Date does not exceed (A) in any calendar year, $2 million or (b) $5 million in the aggregate (unless such repurchases are made with the proceeds of insurance policies and the Capital Stock is purchased from the executors, administrators, testamentary trustees, heirs, legatees or beneficiaries); (x) the declaration or payment of dividends and other distributions to Members of the Company in an amount equal to the income tax liability incurred by such Members as a result of any amount of consolidated income or gain of the Company allocated to such Members for federal income tax purposes, computed at the highest federal and state rates applicable to such Members; and (xi) other Restricted Payments in an aggregate amount not to exceed $2 million; provided that, except in the case of clauses (i) and (iii), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

     Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in clause (ii) thereof, an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (iii) or (iv) thereof and an Investment referred to in clauses (vi) and
(vii) thereof), and the Net Cash Proceeds from any capital contribution or any issuance of Capital Stock referred to in clauses (iii) and (iv), shall be included in calculating whether the conditions of clause (C)(2) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments. In the event the proceeds of an issuance of Capital Stock of the Company are used for the redemption, repurchase or other acquisition of the Notes, or Indebtedness that is pari passu with the Notes, then the Net Cash Proceeds of such issuance shall be included in clause (C)(2) of the first paragraph of this "Limitation on Restricted Payments" covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness.

     Any Restricted Payments made other than in cash shall be valued at fair market value. The amount of any Investment "outstanding" at any time shall be deemed to be equal to the amount of such Investment on the date made, less the return of capital to the Company and its Restricted Subsidiaries with respect to such Investment by distribution, sale or otherwise (up to the amount of such Investment on the date made).

LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

     The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary, (ii) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (iii) make loans or advances to the Company or any other Restricted Subsidiary or (iv) transfer any of its property or assets to the Company or any other Restricted Subsidiary.

     The foregoing provisions shall not restrict any encumbrances or restrictions: (i) existing on the Closing Date in the Credit Agreement, the Indenture or any other agreements in effect on the Closing Date, and any extensions, refinancings, renewals or replacements of such agreements; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced; (ii) existing under or by reason of applicable law, rule, regulation or order; (iii) existing with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired; (iv) in the case of clause (iv) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant, (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture, (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary or (D) entered into in connection with purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (iv) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant on the property so acquired; (v) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or the property and assets of, such Restricted Subsidiary; or (vi) contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if (A) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement, (B) the encumbrance or restriction is not materially more disadvantageous to the Holders of the Notes than is customary in comparable financings (as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution) and (C) the Board of Directors determines that any such encumbrance or restriction will not materially affect the Company's ability to make principal or interest payments on the Notes; (vii) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; (viii) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business; and
(ix) any encumbrances or restrictions of the type referred to in clauses (i) through (iv) of the first paragraph of this covenant imposed by any amendments, modifications, renewals, restatements, increases, supplements, refundings, replacements or refinancings of the contracts referred to in clauses (i) through
(vi) above; provided that such amendments, modifications, renewals, restatements, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Board of Directors, not materially disadvantageous to the Holders than those contained in the restriction prior to such amendment, modification, renewal, restatement, increase, supplement, refunding, replacement or refinancing. Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent the Company or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitation on Liens" covenant described below or (2) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries.

LIMITATION ON THE ISSUANCE AND SALE OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES

     The Company will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase such Capital Stock) except (i) to the Company or a Wholly Owned Restricted Subsidiary; (ii) issuances of Director's qualifying shares or sales to foreign nationals of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law; (iii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the "Limitation on Restricted Payments" covenant if made on the date of such issuance or sale; or (iv) issuances or sales of Common Stock or Membership Interests of a Restricted Subsidiary, provided that the Company or such Restricted Subsidiary applies the Net Cash Proceeds, if any, of any such sale in accordance with clause (A) or (B) of the "Limitation on Asset Sales" covenant described below.

LIMITATION ON ISSUANCES OF GUARANTEES BY RESTRICTED SUBSIDIARIES

     The Company will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any Indebtedness of the Company which is pari passu with or subordinate in right of payment to the Notes ("Guaranteed Indebtedness"), unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee (a "Subsidiary Guarantee") of payment of the Notes by such Restricted Subsidiary and (ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee; provided that this paragraph shall not be applicable to any Guarantee of any Restricted Subsidiary (x) that existed at the time such Person became
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

a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or (y) of Indebtedness Incurred under the Credit Agreement supporting Indebtedness thereunder Incurred prior to the Closing Date. If the Guaranteed Indebtedness is
(A) pari passu with the Notes, then the Guarantee of such Guaranteed Indebtedness shall be pari passu with, or subordinated to, the Subsidiary Guarantee or (B) subordinated to the Notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Notes.

     Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's and each Restricted Subsidiary's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or (ii) the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

LIMITATION ON TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES

     The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any Holder (or any Affiliate of such Holder) of 5% or more of any class of Capital Stock of the Company or with any Affiliate of the Company or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such a Holder or an Affiliate.

     The foregoing limitation does not limit, and shall not apply to (i) transactions (A) approved by a majority of the disinterested members of the Board of Directors or (B) for which the Company or a Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking firm or a nationally recognized firm having appraisal expertise in the specific area which is the subject of such determination stating that the transaction is fair to the Company or such Restricted Subsidiary from a financial point of view; (ii) any transaction solely between the Company and any of its Restricted Subsidiaries or solely between Restricted Subsidiaries; (iii) the payment of reasonable and customary regular fees to, and reasonable and customary indemnity provided on behalf of, officers, Directors, employees or consultants of the Company or any of its Subsidiaries; (iv) any payments or other transactions pursuant to any tax-sharing agreement between the Company and any other Person with which the Company files a consolidated tax return or with which the Company is part of a consolidated group for tax purposes; (v) any agreement as in effect as of the Closing Date or any amendment thereto (so long as any such amendment is not disadvantageous to the Holders in any material respect); (vi) the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any Limited Liability Company Operating Agreement or Articles of Organization (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date and any similar agreements which it may enter into thereafter (so long as any such similar agreement is not disadvantageous to the Holders in any material respect); or (vii) any Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant. Notwithstanding the foregoing, any transaction or series of related transactions covered by the first paragraph of this "Limitation on Transactions with Shareholders and Affiliates" covenant and not covered by clauses (ii) through (vii) of this paragraph, the aggregate amount of which exceeds $3 million in value, must be approved or determined to be fair in the manner provided for in clause (i)(A) or
(B) above.

LIMITATION ON LIENS

     The Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its assets or properties of any character (including, without limitation, licenses), or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, without making effective provision for all of the Notes and all other amounts due under the Indenture to be directly secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the Notes, prior to) the obligation or liability secured by such Lien.

     The foregoing limitation does not apply to (i) Liens existing on the Closing Date, including Liens securing obligations under the Credit Agreement;
(ii) Liens granted after the Closing Date on any assets or Capital Stock of the Company or its Restricted Subsidiaries created in favor of the Holders; (iii) Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to the Company or a Restricted Subsidiary to secure Indebtedness owing to the Company or such other Restricted Subsidiary; (iv) Liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be Incurred under clause (iii) of the second paragraph of part (a) of the "Limitation on Indebtedness" covenant; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced; (v) Liens on the Capital Stock of, or any property or assets of, a Restricted Subsidiary securing Indebtedness of such Restricted Subsidiary permitted under the "Limitation on Indebtedness" covenant;
(vi) Liens on the Capital Stock of Restricted Subsidiaries securing Indebtedness Incurred under clause (vii) of the second paragraph of part (a) of the "Limitation on Indebtedness" covenant; or (viii) Permitted Liens.

LIMITATION ON SALE-LEASEBACK TRANSACTIONS

     The Company will not, and will not permit any Restricted Subsidiary to, enter into any sale-leaseback transaction involving any of its assets or properties whether now owned or hereafter acquired, whereby the Company or a Restricted Subsidiary sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which the Company or such Restricted Subsidiary, as the case may be, intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

     The foregoing restriction does not apply to any sale-leaseback transaction if (i) the lease is for a period, including renewal rights, of not in excess of three years; (ii) the lease secures or relates to industrial revenue or pollution control bonds; (iii) the transaction is solely between the Company and any Wholly Owned Restricted Subsidiary or solely between Wholly Owned Restricted Subsidiaries; or (iv) the Company or such Restricted Subsidiary, within 12 months after the sale or transfer of any assets or properties is completed, applies an amount not less than the net proceeds received from such sale in accordance with clause (A) or (B) of the first paragraph of the "Limitation on Asset Sales" covenant described below.

LIMITATION ON ASSET SALES

     The Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (i) the consideration received by the Company or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of and (ii) at least 75% of the consideration received consists of (x) cash or Temporary Cash Investments or the assumption of Indebtedness of the Company or any Restricted Subsidiary of the Company (other than Indebtedness that is subordinated to the Notes) and release from all liability on the Indebtedness assumed (which release shall be in writing executed by all creditors with respect thereto), or (y) Voting Stock of a Person engaged in the Telecommunications Business that will upon receipt thereof be or become a Restricted Subsidiary; provided that this clause (ii) shall not apply to long-term assignments of capacity in a telecommunications network. In the event and to the extent that the Net Cash Proceeds received by the Company or any of its Restricted Subsidiaries from one or more Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months exceed 10% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of the Company and its Subsidiaries has been filed with the Commission pursuant to the "Commission Reports and Reports to Holders" covenant described below), then the Company shall or shall cause the relevant Restricted Subsidiary to (i) within 12 months after the date Net Cash Proceeds so received exceed 10% of Adjusted Consolidated Net Tangible Assets (A) apply an amount equal to such excess Net Cash Proceeds to permanently repay unsubordinated Indebtedness of the
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

Company, or any Restricted Subsidiary providing a Subsidiary Guarantee pursuant to the "Limitation on Issuances of Guarantees by Restricted Subsidiaries" covenant or Indebtedness of any other Restricted Subsidiary, in each case owing to a Person other than the Company or any of its Restricted Subsidiaries or (B) invest an equal amount, or the amount not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in property or assets (other than current assets) of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar, related, ancillary or complementary to the nature or type of the property and assets of, or the businesses of, the Company and its Restricted Subsidiaries existing on the date of such investment (as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution) and (ii) apply (no later than the end of the 12-month period referred to in clause (i) immediately above) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (i)) as provided in the following paragraph of this "Limitation on Asset Sales" covenant. The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in clause (i) of the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."

     If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this "Limitation on Asset Sales" covenant totals at least $5 million, the Company must commence, not later than the fifteenth Business Day of such month, and consummate, an Offer to Purchase from the Holders on a pro rata basis, and an offer to purchase any outstanding pari passu Indebtedness with similar provisions requiring the Company to make an offer to purchase such Indebtedness, in an aggregate principal amount of Notes and such pari passu Indebtedness equal to (A) with respect to the Notes, the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the Notes and the denominator of which is the sum of the outstanding principal amount of the Notes and such pari passu Indebtedness (the product hereinafter referred to as the "Note Amount"), and (B) with respect to the pari passu Indebtedness, the excess of the Excess Proceeds over the Note Amount, at a purchase price equal to 100% of the outstanding principal amount of the Notes or such pari passu Indebtedness, as the case may be, on the relevant Payment Date or such other date set forth in the documentation governing the pari passu Indebtedness, plus, in each case, accrued interest (if any) to the Payment Date or such other date set forth in the documentation governing the pari passu Indebtedness. If the aggregate purchase price of the Notes and such pari passu Indebtedness tendered pursuant to the Offer to Purchase is less than the Excess Proceeds, the remaining Excess Proceeds will be available for use by the Company for general corporate purposes. Upon the consummation of any Offer to Purchase in accordance with the terms of the Indenture where the Excess Proceeds exceeds the principal amount of the Notes, the amount of Net Cash Proceeds from Asset Sales subject to any future Offer to Purchase shall be reset to zero.

REPURCHASE OF NOTES UPON A CHANGE OF CONTROL

     The Company must commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all Notes then outstanding, at a purchase price equal to 101% of their outstanding principal amount, plus accrued interest (if any), to the Payment Date.

     There can be no assurance that the Company will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of Notes) required by the foregoing covenant (as well as may be contained in other securities of the Company which might be outstanding at the time). The above covenant requiring the Company to repurchase the Notes will, unless consents are obtained, require the Company to repay all Indebtedness then outstanding which by its terms would prohibit such Note repurchase, either prior to or concurrently with such Note repurchase.

COMMISSION REPORTS AND REPORTS TO HOLDERS

     The Company shall supply the Trustee and each Holder or shall supply to the Trustee for forwarding to each Holder, without cost to such Holder, copies of all reports and other information which it shall file from time to time with the Commission.
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

EVENTS OF DEFAULT

     The following events are defined as "Events of Default" in the Indenture:
(a) default in the payment of principal of (or premium, if any, on) any Note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise; (b) default in the payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days; provided that a failure to make any of the first six scheduled interest payments on the Notes on the applicable Interest Payment Date will constitute an Event of Default with no grace or cure period; (c) default in the performance or breach of the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of the Company or the failure to make or consummate an Offer to Purchase in accordance with the "Limitation on Asset Sales" or "Repurchase of Notes Upon a Change of Control" covenants; (d) the Company defaults in the performance of or breaches any other covenant or agreement of the Company in the Indenture or under the Notes (other than a default specified in clause (a), (b) or (c) above) and such default or breach continues for a period of 30 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the Notes then outstanding; (e) there occurs with respect to any other issue or issues of Indebtedness of the Company or any Significant Subsidiary having an outstanding principal amount of $5 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (I) an event of default that has caused the Holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (II) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default; (f) any final judgment or order (not covered by insurance) for the payment of money in excess of $5 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Company or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 30 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $5 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; (g) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of the Company or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) the winding up or liquidation of the affairs of the Company or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 30 consecutive days; (h) the Company or any Significant Subsidiary (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) effects any general assignment for the benefit of creditors; or (i) the Pledge Agreement shall cease to be in full force and effect or enforceable in accordance with its terms.

     If an Event of Default (other than an Event of Default specified in clause
(g) or (h) above that occurs with respect to the Company) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding by written notice to the Company (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued interest on, the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (e) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (e) shall be remedied or cured by the Company or the relevant Significant Subsidiary or waived by the

Holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause
(g) or (h) above occurs with respect to the Company, the principal of, premium, if any, and accrued interest on, the Notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Holders of at least a majority in principal amount of the outstanding Notes by written notice to the Company and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (i) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on, the Notes that have become due solely by such declaration of acceleration, have been cured or waived and (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see "--Modification and Waiver" below.

     The Holders of at least a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes. A Holder may not pursue any remedy with respect to the Indenture or the Notes unless: (i) the Holder gives the Trustee written notice of a continuing Event of Default;
(ii) the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy; (iii) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense; (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and (v) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request. However, such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of, premium, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the Holder.

     The Indenture will require certain officers of the Company to certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of the Company and its Restricted Subsidiaries and the Company's and its Restricted Subsidiaries' performance under the Indenture and that the Company has fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. The Company will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into the Company unless: (i) the Company shall be the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or that acquired or leased such property and assets of the Company shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of the Company on all of the Notes and under the Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction on a pro forma basis, the Company or any Person becoming the successor obligor of the Notes shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction; (iv) immediately after giving effect to such transaction on a pro forma basis the Company, or any Person becoming the successor obligor of the Notes, as the case may be, could Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant; provided that this clause (iv) shall not apply to (x) a consolidation, merger or sale of all (but not less than all) of the assets of the Company if all Liens and Indebtedness of the Company or any Person becoming the successor obligor on the Notes, as the case may be, and its Restricted Subsidiaries outstanding immediately after such transaction would, if Incurred at such time, have been permitted to be Incurred (and all such Liens and Indebtedness, other than Liens and Indebtedness of the Company and its Restricted Subsidiaries outstanding immediately prior to the transaction, shall be deemed to have been Incurred) for all purposes of the Indenture or (y) a consolidation, merger or sale of all or substantially all of the assets of the Company if immediately after giving effect to such transaction on a pro forma basis, the Company or any Person becoming the successor obligor of the Notes shall have a Consolidated Leverage Ratio equal to or less than the Consolidated Leverage Ratio of the Company immediately prior to such transaction; and (v) the Company delivers to the Trustee an Officers' Certificate (attaching the arithmetic computations to demonstrate compliance with clauses (iii) and (iv) above) and Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; provided, however, that clauses (iii) and
(iv) above do not apply if, in the good faith determination of the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution, the principal purpose of such transaction is to change the state or form of incorporation of the Company; and provided further that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

DEFEASANCE

     Defeasance and Discharge. The Indenture provides that the Company will be deemed to have paid and will be discharged from any and all obligations in respect of the Notes on the 123rd day after the deposit referred to below, and the provisions of the Indenture will no longer be in effect with respect to the Notes (except for, among other matters, certain obligations to register the transfer or exchange of the Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things, (A) the Company has deposited with the Trustee, in trust, cash or Temporary Cash Investments and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes, (B) the Company has delivered to the Trustee (i) either (x) an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of its option under this "Defeasance" provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and (ii) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or
Section 15 of the New York Debtor and Creditor Law, (C) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound and (D) if at such time the Notes are listed on a national securities exchange, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Notes will not be delisted as a result of such deposit, defeasance and discharge; provided that if simultaneously with the deposit of the cash or Temporary Cash Investments and/or U.S. Government Obligations referred to in (A) above, the Company has caused an irrevocable, transferrable, standby letter of credit to be issued by a bank with capital and surplus exceeding the principal amount of the Notes then outstanding, expiring not earlier than 180 days from its issuance, in favor of the Trustee, which permits the Trustee to draw an amount equal to the principal, premium, if any, and accrued interest on the Notes through the expiry date of the letter of credit, then the Company will be deemed to have paid and discharged any and all obligations in respect of the Notes on the date of the deposit and issuance of the letter of credit.

     Defeasance of Certain Covenants and Certain Events of Default. The Indenture further provides that the provisions of the Indenture will no longer be in effect with respect to clauses (iii) and (iv) under "Consolidation, Merger and Sale of Assets" and all the covenants described herein under "Covenants," clause (c) under "Events of Default" with respect to such clauses (iii) and (iv) under "Consolidation, Merger and Sale of Assets," clause (d) under "Events of Default" with respect to such other covenants and clauses (c), (d), (e), (f) and
(g) under "Events of Default" shall be deemed not to be Events of Default upon, among other things, the deposit with the Trustee, in trust, of cash or Temporary Cash Investments and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes, the satisfaction of the provisions described in clauses (B)(ii), (C) and (D) of the preceding paragraph and the delivery by the Company to the Trustee of an Opinion of Counsel to the effect that, among other things, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

     Defeasance and Certain Other Events of Default. In the event the Company exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the Notes as described in the immediately preceding paragraph and the Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of cash or Temporary Cash Investments and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Notes at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable for such payments.

MODIFICATION AND WAIVER

     Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of each Holder affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any Note, (ii) reduce the principal of, premium, if any, or interest on, any Note, (iii) change the place or currency of payment of principal of, or premium, if any, or interest on, any Note, (iv) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption
Date) of any Note, (v) reduce the above-stated percentage of outstanding Notes the consent of whose Holders is necessary to modify or amend the Indenture, (vi) waive a default in the payment of principal of, premium, if any, or interest on the Notes or (vii) reduce the percentage or aggregate principal amount of outstanding Notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS OR EMPLOYEES

     The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture, or in any of the Notes or because of the creation of any Indebtedness represented thereby, shall be had against any Director, officer, employee or controlling person of the Company or of any successor Person thereof. Each Holder, by accepting the Notes, waives and releases all such liability.

CONCERNING THE TRUSTEE

     The Indenture provides that, except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the Indenture as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

     The Indenture and the provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that, if it acquires any conflicting interest, it must eliminate such conflict or resign.

BOOK-ENTRY; DELIVERY AND FORM

     The certificates representing the Notes are issued in definitive, fully registered form without interest coupons. Exchange Notes issued in exchange for Private Notes sold in reliance on Rule 144A under the Securities Act will be evidenced by one or more Global Notes in definitive, fully registered form without interest coupons and will be deposited with the Trustee as custodian for, and registered in the name of, the nominee of DTC in New York., New York. Exchange Notes issued in exchange for Private Notes sold in offshore transactions pursuant to Regulation S under the Securities Act, will be evidenced by one or more Global Notes which will be deposited with the Trustee as custodian for, and registered in the name of a nominee of, DTC for the accounts of Euroclear and Cedel Bank.

     Global Notes transferred to Institutional Accredited Investors who are not Qualified Institutional Buyers ("Non-Global Purchasers") will be in definitive, fully registered form without interest coupons ("Certificated Notes"). Upon the transfer of Certificated Notes to a Qualified Institutional Buyer or in accordance with Regulation S under the Securities Act, such Certificated Notes will, unless the relevant Global Note has previously been exchanged in whole for Certificated Notes, be exchanged for an interest in a Global Note.

     Ownership of beneficial interests in a Global Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Qualified Institutional Buyers may hold their interests in a Restricted Global Note directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

     Investors may hold their interests in a Regulation S Global Note directly through Cedel Bank or Euroclear, if they are participants in such systems, or indirectly through organizations that are participants in such systems. Cedel Bank and Euroclear will hold interests in the Regulation S Global Notes on behalf of their participants through DTC.

     So long as DTC, or its nominee, is the registered owner or Holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or Holder of the Notes represented by such Global Note for all purposes under the Indenture and the Notes. No beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture and, if applicable, those of Euroclear and Cedel Bank.

     Payments of the principal of, and premium if any, and interest on, a Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Company, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on a Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Cedel Bank will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     The Company expects that DTC will take any action permitted to be taken by a Holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a Global Note is credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC will exchange the applicable Global Note for Certificated Notes, which it will distribute to its participants and which may be legended as set forth below under the heading "Transfer Restrictions."

     The Company understands that DTC is: a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although DTC, Euroclear and Cedel Bank are expected to follow the foregoing procedures in order to facilitate transfers of interests in a Global Note among participants of DTC, Euroclear and Cedel Bank, respectively, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Cedel Bank or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     If DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by the Company within 90 days, the Company will issue Certificated Notes in exchange for the Global Notes. Holders of an interest in a Global Note may receive Certificated Notes in accordance with DTC's rules and procedures in addition to those provided for under the Indenture.

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS


     Bryan Cave LLP, special counsel to the Company, has advised the Company that the following discussion as to legal matters is its opinion as to the material United States federal income tax consequences of an exchange of Private Notes for Exchange Notes and the ownership of Notes, as well as certain potential federal income tax consequences to the Company of the Notes. The opinion of Bryan Cave LLP is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), applicable final, temporary and proposed Treasury Regulations ("Treasury Regulations"), judicial authority, and current administrative rulings and pronouncements of the Internal Revenue Service (the "IRS") and is conditioned upon certain facts concerning the Company, all as of the date hereof. There can be no assurance that the IRS will not take a contrary view, and no ruling from the IRS has been or will be sought by the Company. Legislative, judicial, or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to Holders of the Notes.

     The opinion does not purport to deal with all aspects of taxation that may be relevant to particular Holders of the Notes in light of their personal investment or tax circumstances, or to certain types of investors (including individual retirement accounts and other tax deferred accounts, insurance companies, financial institutions, broker-dealers, direct or indirect equity owners in the Company or tax-exempt organizations) subject to special treatment under the U.S. federal income tax laws. This discussion does not deal with special tax situations, such as the holding of the Notes as part of a straddle with other investments, or situations in which the functional currency of a Holder of Notes is not the U.S. dollar. In addition, this discussion deals only with Notes held as capital assets within the meaning of Section 1221 of the Code.

     For purposes of this discussion, the term "U.S. Holder" means an individual citizen or resident of the U.S., a corporation, limited liability company or partnership created or organized in the U.S. or under the law of the U.S. or any state thereof (including the District of Columbia), an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source, or a trust if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons has the authority to control all substantial decisions of the trust (or, under certain circumstances, a trust the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source). The term "Non-U.S. Holder" means any person other than a U.S. Holder.

THE TAX TREATMENT MAY VARY DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF PURCHASING, EXCHANGING, HOLDING AND DISPOSING OF THE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

THE EXCHANGE

     The exchange of Private Notes for Exchange Notes should not be treated as a taxable transaction for United States federal income tax purposes because the Exchange Notes will not be considered to differ materially in kind or extent from the Private Notes. Rather, the Exchange Notes received by a Holder of Private Notes should be treated as a continuation of the Private Notes in the hands of such Holder. As a result, there should be no material federal income tax consequences to Holders exchanging Private Notes for Exchange Notes.

     PERSONS CONSIDERING THE EXCHANGE OF THE PRIVATE NOTES FOR EXCHANGE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL INCOME TAX CONSEQUENCES AND THE TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION OF SUCH AN EXCHANGE.

THE NOTES

     Under applicable authorities, the Notes should be treated as indebtedness for U.S. federal income tax purposes. If the Notes are treated as equity, the Company may be treated as a publicly traded partnership and, as such, be subject to U.S. federal income tax as a corporation. In such event, the amount of any actual or constructive distributions on any such Note would first be taxable to the Holder as dividend income to the extent, if any, of the Company's current and accumulated earnings and profits, and next would be treated as a nontaxable return of capital to the extent of the Holder's tax basis in the Note, with any remaining amount treated as gain from the sale of a Note. Further, payments on the Notes treated as equity to Non-U.S. Holders would not be eligible for the portfolio interest exception from U.S. withholding tax, and dividends thereon would be subject to United States withholding tax at a flat rate of 30% (or lower applicable treaty rate) and gain from their sale or other taxable disposition might also be subject to U.S. tax. In addition, in the event of equity treatment, the Company would not be entitled to deduct interest on the Notes for U.S. federal income tax purposes. Finally, the liability of the Company for corporate income tax, if the Notes were treated as equity, could affect the cash flow of the Company and, thus, its ability to meet its obligations on the Notes. The remainder of this discussion assumes that the Notes will constitute indebtedness of the Company for such tax purposes.

U.S. HOLDERS

INTEREST

     Interest on the Notes generally will be includable in the income of a U.S. Holder as ordinary income at the time such interest is received or accrued, in accordance with such U.S. Holder's method of accounting for United States federal income tax purposes. The Company expects that the Notes will not be issued with original issue discount within the meaning of the Code.

SALE OR OTHER DISPOSITION

     In general, upon the sale, exchange or redemption of a Note, a U.S. Holder will generally recognize taxable gain or loss equal to the difference between
(i) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (not including any amount attributable to accrued but unpaid interest) and (ii) the U.S. Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a Note generally will be equal to the cost of the Note to such U.S. Holder.

     Gain or loss realized on the sale, exchange or redemption of a Note generally will be capital gain or loss. Under recently enacted legislation, in general, long-term capital gains recognized by an individual U.S. Holder will be subject to a maximum federal income tax rate of 20% in respect of property held for more than one year, effective for taxable years ending after December 31, 1997. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitations with respect to the deductibility of capital losses.

     An exchange of Notes pursuant to the Exchange Offer should not be considered a taxable event.

NON-U.S. HOLDERS

     In general, subject to the discussion below concerning backup withholding:

          (a) payments of principal or interest on the Notes by the Company or any paying agent to a beneficial owner of a Note that is a Non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that, in the case of interest, (i) such Non-U.S. Holder does not own, actually or constructively, a 10% or more interest in the capital or profits of the Company, within the meaning of Section 871(h)(3) of the Code, (ii) such Non-U.S. Holder is not a "controlled foreign corporation" (within the meaning of the Code) that is related, directly or indirectly, to the Company through stock ownership, (iii) such Non-U.S. Holder is not a bank receiving interest described in Section 881(c)(3)(A) of the Code, and (iv) the certification requirements under Section 871(h) or Section 881(c) of the Code and Treasury Regulations thereunder (summarized below) are satisfied;

          (b) a Non-U.S. Holder of a Note will not be subject to U.S. federal income tax on gains realized on the sale, exchange or other disposition of such Note, unless (i) such Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of such sale, exchange or other disposition, and certain conditions are met, (ii) such gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the U.S. and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder, or (iii) the Non-U.S. Holder is subject to Code provisions applicable to certain U.S. expatriates;

          (c) a Note held by an individual who is not a citizen or resident of the U.S. at the time of his death will not be subject to U.S. federal estate tax as a result of such individual's death, provided that, at the time of such individual's death, the individual does not own, actually or constructively, a 10% or more interest in the capital or profits of the Company and payments with respect to such Note would not have been effectively connected with the conduct by such individual of a trade or business in the U.S.

     To satisfy the certification requirements referred to in (a)(iv) above, Sections 871(h) and 881(c) of the Code and currently effective Treasury Regulations thereunder require that either (i) the beneficial owner of a Note must certify, under penalties of perjury, to the Company or its paying agent, as the case may be, that such owner is a Non-U.S. Holder and must provide such owner's name and address, and U.S. taxpayer identification number ("TIN"), if any, or (ii) a securities clearing organization, bank or other financial institution that holds customer's securities in the ordinary course of its trade or business (a "Financial Institution") and holds the Note on behalf of the beneficial owner thereof must certify, under penalties of perjury, to the Company or its paying agent, as the case may be, that such certificate has been received from the beneficial owner and must furnish the payor with a copy thereof. A certificate described in this paragraph is effective only with respect to payments of interest made to the certifying Non-U.S. Holder after delivery of the certificate in the calendar year of its delivery and the two immediately succeeding calendar years. Under temporary Treasury Regulations, such requirement will be fulfilled if the beneficial owner of a Note certifies on IRS Form W-8, under penalties of perjury, that it is a Non-U.S. Holder and provides its name and address, and any Financial Institution holding the Note on behalf of the beneficial owner files a statement with the withholding agent to the effect that it has received such a statement from the beneficial owner (and furnishes the withholding agent with a copy thereof).

     Treasury Regulations released on October 6, 1997, as modified by Notice 98-16 dated March 27, 1998 (the "New Regulations"), and effective for payments made after December 31, 1999, subject to transition rules, provide alternative methods for satisfying the certification requirements described above. The New Regulations require, in the case of Notes held by a foreign partnership, that
(i) the certification be provided by the partners rather than by the foreign partnership and (ii) the partnership provide certain information, including a U.S. taxpayer identification number. A look-through rule would apply in the case of tiered partnerships.

     If a Non-U.S. Holder of a Note is engaged in a trade or business in the U.S. and if interest on the Note, or gain realized on the sale, exchange or other disposition of the Note, is effectively connected with the conduct of such trade or business and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder in the U.S., the Non-U.S. Holder, although exempt from U.S. federal withholding tax (provided that the certification requirements discussed in the next sentence are met), will generally be subject to regular U.S. federal income tax on such interest or gain in the same manner as if it were a U.S. Holder. In lieu of the certificate described above, such a Non-U.S. Holder will be required, under currently effective Treasury Regulations, to provide the Company with a properly executed IRS Form 4224 in order to claim an exemption from withholding tax. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest on a Note and any gain recognized on the sale, exchange or other disposition of a Note will be included in the earnings and profits of such Non-U.S. Holder if such interest or gain is effectively connected with the conduct of a trade or business in the U.S. In general, for payments made after December 31, 1999, under the New Regulations a Non-U.S. Holder with effectively connected income must provide to the Company, either directly or through an intermediary, a valid IRS Form W-8 to claim an exemption from withholding.

     Non-U.S. Holders should consult with their tax advisors regarding U.S. and foreign tax consequences with respect to the Notes.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Backup withholding of U.S. federal income tax at a rate of 31% may apply to payments made in respect of a Note to a Holder that is not an "exempt recipient" and that fails to provide certain identifying information (such as the Holder's
TIN) in the manner required. Generally, individuals are not exempt recipients, whereas corporations and certain other entities are exempt recipients. Payments made in respect of a Note must be reported to the IRS, unless the Holder is an exempt recipient or otherwise establishes an exemption.

     In the case of payments of interest on a Note to a Non-U.S. Holder, Treasury Regulations provide that backup withholding and information reporting will not apply to payments with respect to which either requisite certification has been received or an exemption has otherwise been established (provided that neither the Company nor a paying agent has actual knowledge that the Holder is a U.S. Holder or that the conditions of any other exemption are not in fact satisfied).

     Payments of the proceeds of the sale of a Note to or through a foreign office of a broker that is a U.S. person, a "controlled foreign corporation" (within the meaning of the Code), or a foreign person, 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the date of payment was effectively connected with the conduct of a trade or business within the U.S., or (pursuant to the New Regulations, for payments made after December 31, 1999) a foreign partnership with certain U.S. connections, are currently subject to certain information reporting requirements, unless the payee is an exempt recipient or such broker has evidence in its records that the payee is a Non-U.S. Holder and has no actual knowledge that such evidence is false and certain other conditions are met. Under current Treasury Regulations, payments of the proceeds of a sale of a Note to or through the U.S. office of a broker will be subject to information reporting and backup withholding unless the payee certifies under penalties of perjury as to his or her status as a Non-U.S. Holder and satisfies certain other qualifications (and no agent or broker who is responsible for receiving or reviewing such statement has actual knowledge that it is incorrect) and provides his or her name and address or the payee otherwise establishes an exemption.

     Any amounts withheld under the backup withholding rules from a payment to a Holder of a Note will be allowed as a refund or credit against such Holder's U.S. federal income tax, provided that the required information is furnished to the IRS.

     In general, the New Regulations do not significantly alter the current substantive withholding and information reporting requirements but unify current certification procedures and forms and clarify reliance standards. Under the New Regulations, special rules apply which permit the shifting of primary responsibility for withholding to certain financial intermediaries acting on behalf of beneficial owners. A Holder of a Note should consult with its tax advisor regarding the application of the backup withholding rules to its particular situation, the availability of an exemption therefrom, the procedure for obtaining such an exemption, if available, and the impact of the New Regulations on payments made with respect to Notes after December 31, 1999.

     THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF UNITED STATES FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF NOTES IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE PURCHASE, EXCHANGE, OWNERSHIP AND DISPOSITION OF NOTES, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES OR OTHER TAX LAWS.

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

                              PLAN OF DISTRIBUTION

     This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of any Exchange Notes received in exchange for Private Notes acquired by such broker-dealer for its own account as a result of market-making or other trading activities. Each such broker-dealer that receives Exchange Notes for its own account in exchange for such Private Notes pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Company has agreed that, for a period of up to 90 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any such broker-dealer that requests copies of this Prospectus in the Letter of Transmittal for use in connection with any such resale.

     The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers or any other persons. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions or through the writing of options on the Exchange Notes, or a combination of such methods of resale, at market prices prevailing at the time of resale or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer in exchange for Private Notes acquired by such broker-dealer as a result of market-making or other trading activities and any broker-dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     The Company has agreed to pay all expenses incident to the Company's performance of, or compliance with, the Registration Rights Agreement and will indemnify the Holders of Private Notes (including any broker-dealers), and certain parties related to such Holders, against certain liabilities, including liabilities under the Securities Act.

                         VALIDITY OF THE EXCHANGE NOTES

     The validity of the Exchange Notes will be passed upon for the Company by Bryan Cave LLP, St. Louis, Missouri.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The consolidated balance sheets of US Xchange, L.L.C. and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of operations, members' deficit and cash flows for the year ended December 31, 1997 and the period from August 5, 1996 to December 31, 1996 have been audited by BDO Seidman, LLP, independent certified public accountants, as set forth in their report appearing elsewhere herein, and is included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                           GLOSSARY OF SELECTED TERMS

     ACCESS CHARGES--The fees paid by long distance carriers to ILECs for originating and terminating long distance calls on their local networks.

     ACCESS TANDEMS--An interconnection point on an ILEC local network where calls from central offices are aggregated for transmission to other central offices and IXC facilities.

     ADSL (ASYMMETRIC DIGITAL SUBSCRIBER LINE)--Technology currently being deployed by RBOCs to increase the carrying capacity of their copper wire networks to provide high speed Internet access, LAN interconnection and other advanced data services. RBOCs can increase the speeds and capacity of these networks by equipping them with high speed modems.

     AIN (ADVANCED INTELLIGENT NETWORK)--A term indicating a network architecture concept with three basic elements: (i) Signal Control Points, or SCPs, which are computers that hold databases in which customer-specific information is used by the network to route calls stored; (ii) Signal Switching Points, or SSPs, which are digital telephone switches that can communicate with SCPs and obtain customer-specific instructions as to how a call should be completed; and (iii) Signal Transfer Points, or STPs, which are packet switches that shuttle messages between SSPs and SCPs.

     ATM (ASYNCHRONOUS TRANSFER MODE)--ATM is a high-speed data-packet switching and transmission technology that allows the simultaneous transmission of voice, data, and video over a single network. Information is organized into standard 53-byte cells, which allows ATM to be very efficient and to achieve high throughput levels.

     BACKBONE EXTENSIONS--Fiber optic connections to remote areas not within the backbone ring network.

     BANDWIDTH--The relative range of frequencies that can be passed without distortion by a transmission medium. The amount of bandwidth determines the information-carrying capability of the transmission medium, with large bandwidths permitting increased transmission capacity.

     BROADBAND--Broadband communications systems can transmit large quantities of voice, data and video communications by way of digital or analog signals. Examples of broadband communications systems include DS-3 fiber optic systems, which can transmit at a rate of 45 megabits per second, or a broadcast television station signal that transmits high resolution audio and video signals. Broadband connectivity is also an essential element for interactive multimedia applications.

     CAP (COMPETITIVE ACCESS PROVIDER)--A company that provides its customers with an alternative to the local telephone company for local transport of private line, special access and interstate transport of switched access telecommunications services. CAPs are the predecessor companies to the CLECs.

     CENTRAL OFFICES--The switching centers or central switching facilities of the ILECs.

     CENTREX--Centrex is a service that offers features similar to those of a Private Branch Exchange (PBX), except the equipment is located at the carrier's premises and not at the premises of the customer. These features include direct dialing within a given phone system, voice mail, direct dialing of incoming calls, and automatic identification of outbound calls, among others. Carriers with Centrex capabilities can provide these value-added services to a wide range of customers who do not have the size or the funds to support their own on-site PBX.

     CLEC (COMPETITIVE LOCAL EXCHANGE CARRIER)--A CAP that also provides switched local telecommunications services.

     COLLOCATION--The ability of a CLEC to connect to another LEC's central office. Physical collocation describes the placing of network connection equipment inside the LEC's central offices. Virtual collocation is an alternative to physical collocation pursuant to which an LEC permits another LEC to connect its network to its LEC's central offices on comparable terms, even though the network connection equipment is not physically located inside the ILEC's central offices.

     DEDICATED LINES--Telecommunications lines dedicated or reserved for use exclusively by particular customers along predetermined routes (in contrast to telecommunications lines within an ILEC's public switched network).

     DIALING PARITY--Allows customers to have 1+ and 0+ service no matter which local or long distance carrier they choose. For example, when MCI Communications Corporation first entered the long distance business, customers had to dial a ten digit prefix before dialing the number they were calling.

     DIGITAL--A method of storing, processing and transmitting information through the use of distinct electronic or optical pulses that represent the binary code digits 0 and 1. Digital transmission and switching technologies employ a sequence of these pulses to represent information as opposed to the continuously variable analog signal. Digital transmission and switching technologies offer a significant improvement in speed and capacity over analog techniques, allowing much more efficient and cost-effective transmission of voice, video and data.

     DIVERSE ROUTING--A telecommunications network configuration in which signals are transported simultaneously along two different paths so that if one cable is cut, traffic can continue in the other direction without interruption to its destination. The Company's fiber optic SONET ring networks generally provide diverse routing.

     DIVESTITURE--In 1982, the U.S. Department of Justice forced the breakup of the old Bell telephone system. The divestiture of AT&T established seven separate RBOCs and created two distinct segments of telecommunications service: local and long distance. This laid the groundwork for intense competition in the long distance industry, but essentially created seven separate regionally-based local exchange service monopolies.

     DOMINANT CARRIER--Carriers with the market power to raise prices, curtail overall output or engage in predatory pricing.

     DLP (DIGITAL LINE POWER)--A digital circuit that is powered from the central office. DLP technologies permit the digital transmission over power lines of Internet and data communications at higher speeds than are available in ADSL or ISDN lines.

     DS-0, DS-1, DS-3--Standard telecommunications industry digital signal formats, which are distinguishable by bit rate (the number of binary digits (0 and 1) transmitted per second). DS-0 service has a bit rate of 64 kilobits per second. DS-1 service has a bit rate of 1.544 megabits per second and DS-3 service has a bit rate of 45 megabits per second.

     DWDM (DENSE WAVELENGTH DIVISION MULTIPLEXING)--Equipment which expands the carrying capacity of fiber optic networks by dividing the optical signal into multiple colors or wavelengths. This enables carriers to expand the bandwidth of their fiber optic networks without adding additional fibers.

     FACILITIES-BASED CARRIER--A carrier that owns and operates its own facilities and networks, as opposed to a non-facilities-based carrier that aggregates or resells another provider's service. Resellers are present in every segment of the telecommunications business and profit by buying excess capacity of the facilities-based carriers at wholesale prices and selling it to the end user at retail prices. Companies that lease capacity and provide their own switching and network management are commonly referred to as facilities-based.

     FCC--The Federal Communications Commission, an administrative agency of the U.S. government.

     FEATURE GROUP--In switched access tariffs, a "feature group" denotes a specific and uniform type and quality of local exchange access available to IXCs, CLECs and other telecommunications companies. There are four levels of feature groups that are distinguished on the basis of the type of switched access connection and the transmission quality and range of access features for originating and terminating traffic.

     FIBER MILE--The number of route miles installed (excluding pending installations) along a telecommunications path multiplied by the number of fibers along that path. See the definition of "Route Miles" below.

     FIBER OPTICS--Fiber optic cable is the medium of choice for the telecommunications and cable industries. Fiber is immune to electrical interference and many environmental factors that affect copper wiring and satellite transmission. Fiber optic technology involves sending laser light pulses across glass strands in order to transmit digital information. A strand of fiber-optic cable is as thick as a human hair yet generally has more capacity than copper cable the size of a telephone pole.

     FIBER-OPTIC RING NETWORK--A network ring configuration that is designed to ensure complete redundancy. If one segment of the network is damaged or cut, the traffic is simply re-routed and sent to its destination in the opposite direction. The Company uses a "self-healing" optical fiber ring architecture known as SONET. See the definition of "SONET" below.

     FRAME RELAY--A high-speed, data-packet switching service used to transmit data between computers. Frame relay supports data units of variable lengths at access speeds ranging from 56 kilobits per second to 1.5 megabits per second. This service is well-suited for connecting LANs, but is not presently well-suited for voice and video applications due to the variable delays which can occur. Frame relay was designed to operate at high speeds on modern fiber optic networks.

     ILECS (INCUMBENT LOCAL EXCHANGE CARRIERS)--ILECs connect end users inter-LATA and also provide the local portion for most long distance calls. The ILECs are required to serve all residential and business users within a restricted geographic area defined as a LATA. The market for local exchange services consists of a number of services and related charges that include (i) basic dial tone and private line services; (ii) the local origination or termination of long distinct telephone calls; and (iii) the variable portion of charges received by the ILECs for long distance calls originating and terminating within a LATA or for intra-LATA toll services. The local access business, until recently, has remained the domain of the RBOCs and approximately 1,000 ILECs, including GTE.

     INTER-LATA CALLS--Inter-LATA calls are calls that pass from one LATA to another. Typically, these calls are referred to as long distance calls. Historically, the ILECs were prohibited from providing Inter-LATA long distance service.

     INTERNET--A global collection of interconnected computer networks which use a packet-switched transmission technology to transmit or provide access to information.

     INTRA-LATA CALLS--Intra-LATA calls, also known as short haul calls, are those local calls that originate and terminate within the same LATA. Although most states allow some form of Intra-LATA competition, dialing parity still does not exist, and very little ILEC Intra-LATA revenue has been won by competitors to ILECs.

     IP (INTERNET PROTOCOL)--An efficient transmission technology used on the Internet that breaks voice, data, fax and video communications into packets for transport so that multiple interspersed data packets can be transmitted over a single circuit at the same time. The typical packet circuit requires only 8 kilobits of transmission capacity, whereas a standard voice circuit requires 64 kilobits of capacity.

     ISDN (INTEGRATED SERVICES DIGITAL NETWORK)--A complex networking concept designed to provide a variety of voice, data and digital interface standards. Incorporated into ISDN are many new enhanced services, such as high speed data file transfer, desk top videoconferencing, telepublishing, telecommuting, distance learning, remote collaboration, data network linking and home information services.

     ISP (INTERNET SERVICE PROVIDER)--A company that provides subscribers basic access to the Internet, along with additional services that may include e-mail, site hosting, web page development, and other Internet- related services, along with technical support of these services.

     IXC--Inter-exchange Carriers, usually referred to as long distance providers. There are many facilities-based IXCs including AT&T, MCI WorldCom, Sprint and Frontier, as well as many CLECs that are authorized for IXC service.

     KILOBIT--One thousand bits of information.

     LANS (LOCAL AREA NETWORKS)--The interconnection of computers for the purpose of sharing files, programs and various devices such as work stations, printers and high-speed modems. LANs may include dedicated computers or file servers that provide a centralized source of shared files and programs.

     LATAS--The geographically defined Local Access and Transport Areas in which ILECs are authorized to provide local exchange services and between which they are prohibited from providing long distance services.

     LOCAL EXCHANGE CARRIER OR LEC--Provider of local exchange services, includes the RBOCs, GTE and independent companies such as the Company.

     LOCAL LOOP--A circuit that connects an end user to the ILEC central office within a LATA.

     LMDS (LOCAL MULTIPOINT DISTRIBUTION SERVICE)--A high frequency wireless service that delivers voice, data and other services via cellular-like towers and roof top receivers that has bandwidth characteristics that are well suited for voice, data and video transmission.

     LONG DISTANCE CARRIERS OR IXCS (INTEREXCHANGE CARRIERS)--Long distance carriers provide services between local exchanges on an interstate or intrastate basis. A long distance carrier may offer services over its own or another carrier's facilities. Major long distance carriers include AT&T, MCI WorldCom, Sprint and Frontier, but may also include resellers of long distance capacity.

     MEGABIT--One million bits of information.

     MICROWAVE--Microwave is a wireless transmission platform that has been widely used for long-haul transmission. Microwave has also been used on a smaller scale for local loop bypass. An alternative to standard fixed microwave can be found in the 38GHz spectrum, which is ideal for short-haul local loop bypass applications. The use of 38GHz is attractive since 38GHz links have capacity, reliability and operational characteristics comparable to fiber optic connection and can be set up in a short amount of time at a fraction of the cost.

     NETWORK UNBUNDLING--Unbundling involves the opening up of the various segments of an ILEC's network for use by other carriers who desire interconnection. Network unbundling would ensure that fair, cost-based prices are assigned to each unbundled network element. In an environment such as the local loop where one group of companies has a clear monopoly on infrastructure, unbundling is essential in order to ensure that CLECs can provide attractive services and pricing to potential customers.

     NUMBER PORTABILITY--The ability of an end user to change local exchange carriers while retaining the same telephone number. If number portability does not exist, customers will have to change phone numbers when they change local exchange carriers. This is considered to be anti-competitive because customers are reluctant to change numbers, since they may lose business or confuse those people trying to call them. It is currently being ascertained whether or not number portability is technologically and economically feasible, and over what time frame it can be implemented.

     OSS (OPERATIONS SUPPORT SYSTEMS)--The systems which are required to enter, schedule, provision and track a customer's order from the period of sale to the installation and testing of service and which include and interface with trouble management, inventory, billing, collection and customer service systems.

     PBX (A PRIVATE BRANCH EXCHANGE)--A switching system within an office building which allows calls from outside to be routed directly to the individual instead of through a central number. This PBX also allows for calling within an office by way of four digit extensions. Centrex is a service which can simulate this service from an outside switching source, thereby eliminating the need for a large capital expenditure on a PBX.

     PCS (PERSONAL COMMUNICATIONS SERVICE)--A new generation of digital, two-way, micro-cellular, wireless communications services in the 1.8 to 2.2 GHz bands that will allow telephony with seamless roaming, high voice reproduction quality and low cost to the consumer relative to analog cellular. PCS will eventually support a wide range of services including telephony, voice mail, e-mail, data transfer, and faxing capabilities.

     PEERING--The commercial practice under which certain ISPs exchange each other's traffic on the Internet without payment of reciprocal compensation. Peering relationships involve direct connections between ISP networks, as well as connections via the conventional Internet backbone at Network Access Points.

     POPS (POINTS OF PRESENCE)--Locations where a long distance carrier has installed transmission equipment in a service area that serves as, or relays calls to, a network switching center of that long distance carrier.

     PRIVATE LINE--A private, dedicated telecommunications connection to different locations (excluding long distance carrier POPs).

     RBOCS (REGIONAL BELL OPERATING COMPANIES)--The local telephone companies established by the Divestiture. The RBOCs were historically prohibited from providing inter-LATA services and from manufacturing telecommunications equipment.

     RECIPROCAL COMPENSATION--The compensation of a terminating local carrier (either an ILEC or a CLEC) by the originating carrier (either an ILEC or a CLEC) for the termination of local calls on its network.

     RESELLER--A carrier that does not own transmission facilities, but obtains communications services from another carrier for resale to the public.

     ROUTE MILES--The number of miles of the telecommunications path in which fiber optic cables are installed as it would appear on a network map. See the definition of "Fiber Miles" above.

     SONET (SYNCHRONOUS OPTICAL NETWORK)--The electronics and network architecture which enables transmission of voice, video and data (multimedia) at very high speeds. This state-of-the-art, self-healing ring network offers advantages over older linear networks in that a cut line or equipment failure can be overcome by rerouting calls within the network. If the line is cut, the traffic can be simply reversed and sent to its destination around the other side of the ring.

     SPECIAL ACCESS--The lease of private, dedicated telecommunications lines or "circuits" along the network of an ILEC or a CLEC (such as the Company), which lines or circuits run to and from a long distance carrier's POPs. Examples of special access services are telecommunications lines running between POPs of a single long distance carrier, from one long distance carrier POP to the POP of another long distance carrier or from an end user to its long distance carrier POP. Special access services do not require the use of switches.

     SWITCH--A sophisticated computer that accepts instructions from a caller in the form of a telephone number. Like an address on an envelope, the numbers tell the switch where to route the call. The switch opens or closes circuits or selects the paths or circuits to be used for transmission of information. Switching is a process of interconnecting circuits to form a transmission path between users. Switches allow local telecommunications service providers to connect calls directly to their destination, while providing advanced features and recording connection information for future billing.

     SWITCHED ACCESS TRANSPORT SERVICES--Transportation of switched traffic along dedicated lines between the ILEC central offices and long distance carrier POPs.

     SWITCHED SERVICES--These services are the greatest source of revenue for carriers. While some CLEC networks simply provide special access capacity for other carriers, those carriers authorized to provide switched service are in a position to generate significantly greater revenue.

     TELECOMMUNICATIONS ACT--The Telecommunications Act of 1996.

     TIER I MARKET--Metropolitan markets in the United States with a population greater than two million.

     TIER II MARKET--Metropolitan markets in the United States with populations ranging from 750,000 to two million.

     TIER III MARKET--Metropolitan markets in the United States with populations ranging from 100,000 to 750,000.


     UNBUNDLED NETWORK ELEMENTS-- Unbundled network elements means the network elements of ILECs that are made available to CLECs and other providers of telecommunications services in accordance with the network unbundling contemplated by the Telecommunications Act. Network elements are facilities or equipment used in the provision of telecommunications services and include features, functions and capabilities that are provided by means of such facilities or equipment (including subscriber numbers, databases, signaling systems and information sufficient for billing and collection or used in the transmission, routing or other provision of telecommunications services).


     UNIVERSAL SERVICE--Universal Service is a public policy that states that all households should have access to basic telephone service at affordable rates. Thus far only large ILECs and RBOCs have been bound by Universal Service requirements to provide basic dial tone services to all residences in their operating region and have thus qualified for subsidies. It has not yet been determined whether CLECs and other entrants into the local arena will be obligated to provide Universal Service.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS:
Consolidated Balance Sheets, September 30, 1998 and December
  31, 1997..................................................   F-2
Consolidated Statements of Operations, Nine Months and Three
  Months Ended September 30, 1998 and 1997..................   F-3
Consolidated Statements of Members' Capital (Deficit), Nine
  Months Ended September 30, 1998 and 1997..................   F-4
Consolidated Statements of Cash Flows, Nine Months Ended
  September 30, 1998 and 1997...............................   F-5
Notes to Unaudited Consolidated Financial Statements........   F-6

CONSOLIDATED AUDITED FINANCIAL STATEMENTS:
Report of Independent Certified Public Accountants..........   F-9
Consolidated Balance Sheets, December 31, 1997 and 1996.....  F-10
Consolidated Statements of Operations, Year Ended December
  31, 1997 and Period From August 5, 1996 (date of
  inception) to December 31, 1996...........................  F-11
Consolidated Statements of Members' Deficit, Year Ended
  December 31, 1997 and Period From August 5, 1996 (date of
  inception) to December 31, 1996...........................  F-12
Consolidated Statements of Cash Flows, Year Ended December
  31, 1997 and Period From August 5, 1996 (date of
  inception) to December 31, 1996...........................  F-13
Notes to Consolidated Financial Statements..................  F-14

                               US XCHANGE, L.L.C.

                          CONSOLIDATED BALANCE SHEETS


                                                                SEPTEMBER 30,    DECEMBER 31,
                                                                    1998             1997
                                                                -------------    ------------
                                                                 (UNAUDITED)      (AUDITED)
ASSETS
Current Assets
  Cash and cash equivalents.................................    $ 71,837,287     $   100,590
  Restricted investments....................................      24,905,484              --
  Accounts receivable, net..................................       1,526,126         145,235
  Other current assets......................................         984,149         160,608
                                                                ------------     -----------
     TOTAL CURRENT ASSETS...................................      99,253,046         406,433
                                                                ------------     -----------
Networks and Equipment
  Leasehold improvements....................................       2,074,050         488,403
  Furniture and equipment...................................      12,846,072       2,843,204
  Network systems in process................................      71,489,346      24,825,481
                                                                ------------     -----------
                                                                  86,409,468      28,157,088
  Less accumulated depreciation and amortization............       2,480,126         189,347
                                                                ------------     -----------
Net Networks and Equipment..................................      83,929,342      27,967,741
                                                                ------------     -----------
Other Assets
  Restricted investments....................................      58,807,788              --
  Debt issuance costs, net..................................       6,743,154              --
  Miscellaneous.............................................          49,354          11,096
                                                                ------------     -----------
     TOTAL OTHER ASSETS.....................................      65,600,296          11,096
                                                                ------------     -----------
     TOTAL ASSETS...........................................    $248,782,684     $28,385,270
                                                                ============     ===========
LIABILITIES AND MEMBERS' DEFICIT
Current Liabilities
  Accounts payable..........................................    $ 11,836,625     $ 5,318,493
  Accrued liabilities.......................................      10,344,040         205,166
  Current maturities of long-term debt......................         800,000         600,000
                                                                ------------     -----------
     TOTAL CURRENT LIABILITIES..............................      22,980,665       6,123,659
Advances from affiliated company............................              --      21,038,789
Long-Term Debt
  15% Senior Notes..........................................     200,000,000              --
  Note payable, less current maturities.....................       2,800,000       2,189,000
                                                                ------------     -----------
     TOTAL LIABILITIES......................................     225,780,665      29,351,448
                                                                ------------     -----------
Members' Capital (Deficit)
  Capital contributions.....................................      60,000,000       5,000,000
  Accumulated deficit.......................................     (36,997,981)     (5,966,178)
                                                                ------------     -----------
     TOTAL MEMBERS' CAPITAL (DEFICIT).......................      23,002,019        (966,178)
                                                                ------------     -----------
                                                                $248,782,684     $28,385,270
                                                                ============     ===========


     See accompanying notes to unaudited consolidated financial statements.

                               US XCHANGE, L.L.C.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)


                                         NINE MONTHS ENDED               THREE MONTHS ENDED
                                           SEPTEMBER 30,                   SEPTEMBER 30,
                                    ----------------------------    ----------------------------
                                        1998            1997            1998            1997
                                    ------------    ------------    ------------    ------------
REVENUES........................    $  4,128,955    $     28,308    $  2,144,552    $     28,308
                                    ------------    ------------    ------------    ------------
Costs and Expenses
  Costs of communication
     services (excluding
     depreciation and
     amortization, shown
     separately below)..........       9,455,274         153,926       5,448,128         140,867
  Selling, general and
     administrative.............      18,901,677       2,171,675       8,178,668       1,379,585
  Depreciation and
     amortization...............       2,290,778          67,649       1,219,883          41,803
                                    ------------    ------------    ------------    ------------
     TOTAL COSTS AND EXPENSES...      30,647,729       2,393,250      14,846,679       1,562,255
                                    ------------    ------------    ------------    ------------
  Loss from operations..........     (26,518,774)     (2,364,942)    (12,702,127)     (1,533,947)
                                    ------------    ------------    ------------    ------------
Interest Expense................      (7,178,744)             --      (6,534,638)             --
                                    ------------    ------------    ------------    ------------
Interest Income.................       2,665,715              --       2,454,050              --
                                    ------------    ------------    ------------    ------------
     NET LOSS...................    $(31,031,803)   $ (2,364,942)   $(16,782,715)   $ (1,533,947)
                                    ============    ============    ============    ============


     See accompanying notes to unaudited consolidated financial statements.

                               US XCHANGE, L.L.C.

             CONSOLIDATED STATEMENTS OF MEMBERS' CAPITAL (DEFICIT)

                                  (UNAUDITED)


                                                           CAPITAL       ACCUMULATED
                                                        CONTRIBUTIONS      DEFICIT          TOTAL
                                                        -------------    ------------    ------------
Balance, December 31, 1997..........................     $ 5,000,000     $ (5,966,178)   $   (966,178)
  Members' capital contributions....................      55,000,000               --      55,000,000
  Net loss..........................................              --      (31,031,803)    (31,031,803)
                                                         -----------     ------------    ------------
Balance, September 30, 1998.........................     $60,000,000     $(36,997,981)   $ 23,002,019
                                                         ===========     ============    ============


     See accompanying notes to unaudited consolidated financial statements.

                               US XCHANGE, L.L.C.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)


                                                                     NINE MONTHS ENDED
                                                                       SEPTEMBER 30,
                                                              -------------------------------
                                                                  1998               1997
                                                              -------------      ------------
OPERATING ACTIVITIES
Net loss....................................................  $ (31,031,803)     $ (2,364,942)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation and amortization.............................      2,476,978            67,649
  Provision for doubtful accounts...........................        113,000                --
  Interest earned on restricted investments.................     (1,243,489)               --
  Changes in assets and liabilities:
     Accounts receivable....................................     (1,493,891)          (25,185)
     Other current assets...................................       (823,541)          (74,012)
     Accounts payable.......................................      6,518,133           479,369
     Accrued liabilities....................................     10,138,874            34,782
                                                              -------------      ------------
     NET CASH USED IN OPERATING ACTIVITIES..................    (15,345,739)       (1,882,339)
                                                              -------------      ------------
INVESTING ACTIVITIES
  Purchase of restricted investments........................    (82,469,784)               --
  Purchase of networks and equipment........................    (58,252,380)      (11,752,005)
  Increase in other assets..................................        (38,257)         (111,031)
                                                              -------------      ------------
     NET CASH USED IN INVESTING ACTIVITIES..................   (140,760,421)      (11,863,036)
                                                              -------------      ------------
FINANCING ACTIVITIES
  Proceeds from long-term debt, net of issuance costs.......    194,281,646                --
  Repayment of long-term debt...............................       (400,000)               --
  Advances from affiliated company..........................         61,211        13,839,346
  Members' capital contributions............................     33,900,000                --
                                                              -------------      ------------
     NET CASH PROVIDED BY FINANCING ACTIVITIES..............    227,842,857        13,839,346
                                                              -------------      ------------
  Net Increase in Cash......................................     71,736,697            93,971
  Cash, beginning of period.................................        100,590                --
                                                              -------------      ------------
  Cash, end of period.......................................  $  71,837,287      $     93,971
                                                              -------------      ------------
  Supplemental Disclosure of Cash Flow Information Interest
     paid (net of amounts capitalized)......................  $     213,869      $         --
                                                              =============      ============



     During the nine months ended September 30, 1998, affiliated company advances of $21,100,000 were converted to members' capital contributions.


     See accompanying notes to unaudited consolidated financial statements.

                               US XCHANGE, L.L.C.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1.  BASIS OF PRESENTATION


     The consolidated balance sheet of US Xchange, L.L.C. (the "Company") at December 31, 1997 was obtained from the Company's audited balance sheet as of that date. All other financial statements contained herein are unaudited and, in the opinion of management, contain all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation. Operating results for the nine months ended September 30, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998. The Company's accounting policies and certain other disclosures are set forth in the notes to the Company's audited consolidated financial statements as of and for the year ended December 31, 1997.



2.  NEW ACCOUNTING STANDARDS



     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 requires companies to recognize all derivative contracts as either assets or liabilities in the balance sheet and to measure them at fair value. It is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Historically, the Company has not entered into derivative contracts for any reason. Accordingly, the Company does not expect adoption of this Statement will affect its financial statements.



     In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position (SOP) 98-1, "Accounting for Costs of Computer Software Developed or Obtained for Internal Use." Among other provisions, SOP 98-1 requires that entities capitalize certain internal-use software costs once certain criteria are met. In April 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-Up Activities," which, among other provisions, requires costs of start-up activities and organization costs to be expensed as incurred. Both SOP 98-1 and 98-5 are effective for fiscal years beginning after December 15, 1998, though earlier adoption is encouraged. The Company believes that adoption of SOP 98-1 and 98-5 will not have a material impact on the Company's consolidated financial position, results of operations or cash flows.



3.  LONG-TERM DEBT


SENIOR NOTES

     On June 25, 1998, the Company completed a sale of $200 million principal amount of 15% Senior Notes due 2008 (the "Notes"). Of the total net proceeds of approximately $193.1 million, the Company placed approximately $82.5 million, representing funds, together with interest thereon, sufficient to pay the first six semi-annual interest payments on the Notes, into an escrow account for the benefit of the holders. Issuance costs approximating $6.9 million are being amortized ratably over the term of the debt. Interest accrues on the Notes at the rate of 15%, payable in cash semi-annually, on January 1 and July 1, commencing January 1, 1999. The Notes are non-callable and mature on July 1, 2008.

     The Notes are unsubordinated, unsecured senior indebtedness of the Company. The Company's subsidiaries have no obligation to pay amounts due on the Notes and do not guarantee the Notes. Therefore, the Notes are effectively subordinated to all existing and future liabilities (including trade payables) of the Company's subsidiaries.

     The Notes are subject to certain covenants that, among other things, restrict the ability of the Company and certain subsidiaries to incur additional indebtedness, pay dividends or make distributions or redemptions in respect of membership interests.

                               US XCHANGE, L.L.C.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTES PAYABLE


     On August 28, 1997, the Company entered into a credit facility agreement with a local bank that provided for borrowings of up to $4,000,000 for the acquisition of office furniture, equipment and computer software and for construction costs related to leasehold improvements of office and switch site locations. In March 1998 the credit facility was fully utilized and converted into a term note payable in 60 equal monthly installments commencing April 1998. Amounts borrowed bear interest at 1/2% under the bank's prime rate or 2% over the bank's cost of funds, at the Company's option. The effective rate was 7.63% at September 30, 1998. Specific assets and the guarantee of an affiliated company owned by the Company's majority member secure all borrowings. The credit facility also requires the affiliated company to maintain minimum debt to tangible net worth and current ratio levels. At September 30, 1998, the affiliated company was in compliance with the covenant requirements.


     The aggregate principal repayments of such borrowings, is as follows:


                  YEAR ENDING DECEMBER 31,
                  ------------------------
1998 (3 months).............................................  $200,000
1999........................................................   800,000
2000........................................................   800,000
2001........................................................   800,000
2002........................................................   800,000
2003........................................................   200,000



4.  RELATED PARTY TRANSACTIONS



     Under an expense sharing agreement with an affiliated company, the Company incurred $254,598 relating to management and administrative services for the nine months ended September 30, 1998.



     In June 1997, the Company entered into a lease agreement with another affiliated company owned by the majority member for aircraft transportation services. Total travel costs incurred under this agreement during the nine months ended September 30, 1998 were $79,567.



5.  LEASES



     The Company leases administrative and sales office facilities, operating sites and certain equipment under operating leases having initial or remaining terms of more than one year. Certain of the Company's facility leases include renewal options, and most leases include provisions for rent escalation to reflect increased operating costs and/or require the Company to pay certain maintenance and utility costs. Rental expense under these operating leases during the nine months ended September 30, 1998 and 1997 was $974,975 and $30,864, respectively.



     One of the administrative office facilities is leased from an affiliated company owned by the Company's majority member. Rents paid under this lease agreement during the nine months ended September 30, 1998 and 1997 were $54,261 and $24,716, respectively.

                               US XCHANGE, L.L.C.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)


     Future minimum lease payments under operating leases (assuming renewal of lease terms in accordance with automatic or optional renewal provisions under such leases, as applicable) at September 30, 1998, were as follows:



                  YEAR ENDING                      OFFICE     OPERATING SITE
                 DECEMBER 31,                    FACILITIES     FACILITIES     EQUIPMENT     TOTAL
                 ------------                    ----------   --------------   ---------   ----------
1998 (3 months)................................  $  257,428     $  127,695     $203,765    $  588,889
1999...........................................   1,058,104        531,158      842,638     2,431,900
2000...........................................   1,064,042        540,078      804,855     2,409,035
2001...........................................   1,075,663        547,493      334,708     1,957,864
2002...........................................   1,087,074        555,088       83,241     1,725,403
2003-2007......................................   4,868,927      2,917,858           --     7,786,785
2008-2012......................................   3,797,157      3,304,193           --     7,101,350
2013-2017......................................     128,504        457,067           --       585,571
                                                 ==========     ==========     ========    ==========

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

US Xchange, LLC
Grand Rapids, Michigan

     We have audited the accompanying consolidated balance sheets of US Xchange, LLC and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, members' deficit and cash flows for the year ended December 31, 1997 and the period from August 5, 1996 to December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of US Xchange, LLC and subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for the year ended December 31, 1997 and the period from August 5, 1996 to December 31, 1996, in conformity with generally accepted accounting principles.

/s/ BDO SEIDMAN, LLP
Grand Rapids, Michigan

February 6, 1998

                               US XCHANGE, L.L.C.

                          CONSOLIDATED BALANCE SHEETS

                                                                      DECEMBER 31,
                                                                ------------------------
                                                                   1997          1996
                                                                -----------    ---------
ASSETS
Current Assets
  Cash......................................................    $   100,590    $      --
  Accounts receivable, net..................................        145,235           --
  Other current assets......................................        160,608       25,675
                                                                -----------    ---------
     TOTAL CURRENT ASSETS...................................        406,433       25,675
                                                                -----------    ---------
Networks and Equipment
  Leasehold improvements....................................        488,403           --
  Furniture and equipment...................................      2,843,204           --
  Network systems in process................................     24,825,481           --
                                                                -----------    ---------
                                                                 28,157,088           --
  Less accumulated depreciation and amortization............        189,347           --
                                                                -----------    ---------
Net Networks and Equipment..................................     27,967,741           --
                                                                -----------    ---------
Other Assets................................................         11,096           --
                                                                -----------    ---------
     TOTAL ASSETS...........................................    $28,385,270    $  25,675
                                                                ===========    =========
LIABILITIES AND MEMBERS' DEFICIT
Current Liabilities
  Accounts payable..........................................    $ 5,318,493    $      --
  Accrued liabilities.......................................        205,166           --
  Current maturities of long-term debt......................        600,000           --
                                                                -----------    ---------
     TOTAL CURRENT LIABILITIES..............................      6,123,659           --
Advances From Affiliated Company............................     21,038,789      163,485
Long-Term Debt, less current maturities.....................      2,189,000           --
                                                                -----------    ---------
     TOTAL LIABILITIES......................................     29,351,448      163,485
                                                                -----------    ---------
Members' Deficit
  Capital contributions.....................................      5,000,000           --
  Accumulated deficit.......................................     (5,966,178)    (137,810)
                                                                -----------    ---------
     TOTAL MEMBERS' DEFICIT.................................       (966,178)    (137,810)
                                                                -----------    ---------
                                                                $28,385,270    $  25,675
                                                                ===========    =========

          See accompanying notes to consolidated financial statements.

                               US XCHANGE, L.L.C.

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                    PERIOD FROM
                                                                                  AUGUST 5, 1996
                                                                 YEAR ENDED     (DATE OF INCEPTION)
                                                                DECEMBER 31,      TO DECEMBER 31,
                                                                    1997               1996
                                                                ------------    -------------------
REVENUES....................................................    $   206,682          $      --
                                                                -----------          ---------
Costs and Expenses
  Cost of communication services (excluding depreciation and
     amortization, shown separately below)..................        749,662                 --
  Selling, general and administrative.......................      5,065,589            137,810
  Depreciation and amortization.............................        189,347                 --
                                                                -----------          ---------
     TOTAL COSTS AND EXPENSES...............................      6,004,598            137,810
                                                                -----------          ---------
  Loss from operations......................................     (5,797,916)          (137,810)
                                                                -----------          ---------
Interest Expense............................................         30,452                 --
                                                                -----------          ---------
     NET LOSS...............................................    $(5,828,368)         $(137,810)
                                                                ===========          =========


          See accompanying notes to consolidated financial statements.

                               US XCHANGE, L.L.C.

                  CONSOLIDATED STATEMENTS OF MEMBERS' DEFICIT

                                                              CAPITAL       ACCUMULATED
                                                           CONTRIBUTIONS      DEFICIT         TOTAL
                                                           -------------    -----------    -----------
Balance, August 5, 1996 (date of inception)............     $       --      $        --    $        --
     Net loss for the period...........................             --         (137,810)      (137,810)
                                                            ----------      -----------    -----------
Balance, December 31, 1996.............................             --         (137,810)      (137,810)
  Members' capital contributions.......................      5,000,000               --      5,000,000
     Net loss for the year.............................             --       (5,828,368)    (5,828,368)
                                                            ----------      -----------    -----------
Balance, December 31, 1997.............................     $5,000,000      $(5,966,178)   $  (966,178)
                                                            ==========      ===========    ===========

          See accompanying notes to consolidated financial statements.

                               US XCHANGE, L.L.C.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                    PERIOD FROM
                                                                                  AUGUST 5, 1996
                                                                 YEAR ENDED     (DATE OF INCEPTION)
                                                                DECEMBER 31,      TO DECEMBER 31,
                                                                    1997               1996
                                                                ------------    -------------------
OPERATING ACTIVITIES
Net loss....................................................    $ (5,828,368)        $(137,810)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation and amortization.............................         189,347                --
  Provision for doubtful accounts...........................           2,000                --
  Changes in assets and liabilities:
     Accounts receivable....................................        (147,235)               --
     Other current assets...................................        (134,933)          (25,675)
     Accounts payable.......................................       5,318,493                --
     Accrued liabilities....................................         205,166                --
                                                                ------------         ---------
     NET CASH USED IN OPERATING ACTIVITIES..................        (395,530)         (163,485)
                                                                ------------         ---------
INVESTING ACTIVITIES
Purchase of networks and equipment..........................     (28,157,088)               --
Increase in other assets....................................         (11,096)               --
                                                                ------------         ---------
     NET CASH USED IN INVESTING ACTIVITIES..................     (28,168,184)               --
                                                                ------------         ---------
FINANCING ACTIVITIES
Proceeds from long-term debt................................       2,789,000                --
Advances from affiliated company............................      20,875,304           163,485
Members' capital contributions..............................       5,000,000                --
                                                                ------------         ---------
     NET CASH PROVIDED BY FINANCING ACTIVITIES..............      28,664,304           163,485
                                                                ------------         ---------
     NET INCREASE IN CASH...................................         100,590                --
Cash, beginning of period...................................              --                --
                                                                ------------         ---------
Cash, end of period.........................................    $    100,590         $      --
                                                                ============         =========
Supplemental Disclosure of Cash Flow Information
  Interest paid (net of amounts capitalized)................    $     12,334         $      --
                                                                ============         =========

          See accompanying notes to consolidated financial statements.

                               US XCHANGE, L.L.C.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

     US Xchange, LLC and its wholly-owned subsidiaries (Company) are a provider of competitive local telecommunications services in selected cities of the north central area of the United States. The Company competes with incumbent local exchange carriers by offering business and residential customers innovative and customized products, superior customer service and lower costs through the use of an advanced telecommunications systems network.

     The Company was formed August 5, 1996 as a limited liability company. The Company was in the development stage until one of its subsidiaries began operations on July 1, 1997. The majority member provided equity capital of $5,000,000 and an affiliated company of the majority member has provided advances to fund the Company's operational needs.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of US Xchange, LLC and its wholly-owned subsidiaries. All significant intercompany transactions and balances has been eliminated in consolidation.

FAIR VALUE OF FINANCIAL INSTRUMENTS


     The carrying amounts for cash, accounts receivable, accounts payable and accrued liabilities approximate their fair value. The carrying amount of long-term debt also approximates its fair value. Fair value is determined based on quoted market rates to enter into similar financial instruments.


CASH AND EQUIVALENTS

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of trade accounts receivables. The risk is limited due to the large number of entities comprising the Company's customer base and the dispersion of those entities across many different industries and geographical areas. Credit is extended based on evaluation of the customer's financial condition and generally collateral is not required. Anticipated credit losses are provided for in the consolidated financial statements and have been within management's expectations.

NETWORKS AND EQUIPMENT


     Networks and equipment are stated at cost. Leasehold improvements are amortized using the straight-line method over their useful life or lease term, whichever is shorter. Computer software costs are capitalized as part of office equipment and furniture. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets as follows:


                                                                YEARS
                                                                -----
Telecommunications equipment................................      5-8
Fiber optic cable...........................................       20
Leasehold improvements......................................    10-15
Office furniture and equipment..............................      5-7

                               US XCHANGE, L.L.C.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Costs directly related to the construction of network systems and facilities, including interest, are capitalized. Interest expense capitalized in connection with construction projects amounted to $2,103 in 1997. The Company had firm commitments for capital expenditures of approximately $17,400,000 at December 31, 1997.


LONG-LIVED ASSETS



     Pursuant to Statement of Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," the Company periodically reviews long-lived assets for impairment by comparing the carrying value of the assets to their estimated future undiscounted cash flows.


REVENUE RECOGNITION

     Revenues are recognized as services are provided to customers.


ADVERTISING COSTS



     Costs for advertising are expensed as incurred within the fiscal year.


INCOME TAXES

     The Company is treated as a partnership for U.S. federal income tax purposes. Income and losses are reported on the respective tax returns of the members, therefore, no provision for federal income taxes has been made in these consolidated financial statements.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.


NEW ACCOUNTING STANDARDS NOT YET ADOPTED



     In June 1997 the Financial Accounting Standards Board (FASB) issued two new disclosure standards. Both of those new standards are effective for financial statements for fiscal years beginning after December 15, 1997 and require comparative information for earlier years to be restated.



     SFAS No. 130 "Reporting Comprehensive Income," establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company had no items of comprehensive income for the year and period ended December 31, 1997 and 1996, respectively.



     SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which supersedes SFAS No. 14, establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. SFAS No. 131 defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in

                               US XCHANGE, L.L.C.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


assessing performance. Management believes that SFAS No. 131 will not have a significant impact on its financial position, operations or cash flows when adopted.



2. LONG-TERM DEBT


     On August 28, 1997, the Company entered into a credit facility agreement with a local bank that provides borrowings at any time within a one-year period of up to $4,000,000. At December 31, 1997, borrowings under this line totaled $2,789,000. Borrowings are to be used for the acquisition of office furniture, equipment and computer software and for construction costs related to leasehold improvements of office and switch site locations. Amounts borrowed bear interest at 1/2% under the bank's prime rate or 2% over the bank's cost of funds, at the Company's option. The effective rate was 8% at December 31, 1997. Terms of the agreement provide that borrowings will mature in not more than 60 equal monthly installments following conversion into a term note payable. The Company intends to convert all borrowings under the credit facility agreement into a term note payable during March 1998. Specific assets and the guarantee of an affiliated company owned by the Company's majority member secure all borrowings. The credit facility also provides that the affiliated company maintains minimum debt to tangible net worth and current ratio levels. At December 31, 1997, the affiliated company was in compliance with the covenant requirements.

     The aggregate principal repayments of long-term debt over the next five years assuming the full capacity under the line is borrowed by March 1998, is as follows:

                  YEAR ENDING DECEMBER 31,
                  ------------------------
1998........................................................    $600,000
1999........................................................     800,000
2000........................................................     800,000
2001........................................................     800,000
2002........................................................     800,000


3. RELATED PARTY TRANSACTIONS


     Since its inception, the Company has received $21,038,790 from an affiliated company owned by the majority member for the acquisition of capital assets and funding of operating costs. No repayment terms have been specified for amounts advanced. Included in the above amount is $257,474 relating to management and administrative services provided by the affiliated company under an Expense Sharing Agreement. The Company is billed for its pro rata share of employee compensation costs and facilities expenses.

     In June 1997, the Company entered into a lease agreement with another affiliated company owned by the majority member for aircraft transportation services. Total travel costs incurred under this agreement for 1997 was $69,083.


4. EMPLOYEE BENEFIT PLAN


     In May 1997, the Company established a 401(k) plan which covers substantially all employees. Employees who are 21 years of age or older are eligible to participate in the 401(k) plan upon completion of three months of service, at which time they may voluntarily contribute a percentage of compensation. Participants are eligible to receive Company matching contributions after completion of 12 months of service. The Company will match 50% of the participant's contribution up to a maximum of 3% of such participant's eligible annual compensation. Matching contributions vest to the participant over a five-year period. The Company was not required to make a contribution to the plan for 1997.

                               US XCHANGE, L.L.C.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


5. LEASES


     The Company leases administrative and sales office facilities, operating sites and certain equipment under operating leases having initial or remaining terms of more than one year. Certain of the Company's facility leases include renewal options, and most leases include provisions for rent escalation to reflect increased operating costs and/or require the Company to pay certain maintenance and utility costs. Rental expense under these operating leases was $83,459 in 1997.

     One of the administrative office facilities is leased from an affiliated company owned by the Company's majority member. Rents paid under this lease agreement during 1997 amounted to $25,000.

     Future minimum lease payments under operating leases (assuming renewal of lease terms in accordance with automatic or optional renewal provisions under such leases, as applicable) at December 31, 1997, were as follows:

                  YEAR ENDING                        OFFICE      OPERATING SITE
                 DECEMBER 31,                      FACILITIES      FACILITIES      EQUIPMENT      TOTAL
                 ------------                      ----------    --------------    ---------    ----------
1998...........................................    $  372,450      $  160,648       $67,716     $  600,814
1999...........................................       422,548         224,600        68,316        715,464
2000...........................................       423,903         228,539        33,832        686,274
2001...........................................       429,722         230,792           600        661,114
2002...........................................       436,331         233,037            --        669,368
2003-2007......................................     1,968,186       1,190,324            --      3,158,510
2008-2012......................................     1,229,094       1,199,705            --      2,428,799
2013-2017......................................        15,954          60,980            --         76,934
                                                   ==========      ==========       =======     ==========

                      [NETWORK ARCHITECTURE CHART OMITTED]

        ---------------------------------------------------------------
        ---------------------------------------------------------------

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE EXCHANGE NOTES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL TO, OR THE SOLICITATION OF ANY OFFER TO BUY FROM, ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NETHER THE DELIVERY OF THIS PROSPECTUS NOR ANY EXCHANGE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HERE IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS


                                                PAGE
                                                ----
Summary.......................................    6
Risk Factors..................................   14
Use of Proceeds...............................   28
Capitalization................................   28
Selected Consolidated Financial Data..........   29
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations..................................   31
The Exchange Offer............................   37
Business......................................   44
Management....................................   64
Principal Equity Holder.......................   67
Certain Relationships and Related
  Transactions................................   67
Description of Existing Indebtedness..........   68
Description of the Notes......................   69
United States Federal Income Tax
  Considerations..............................   97
Plan of Distribution..........................  101
Validity of the Exchange Notes................  101
Independent Certified Public Accountants......  101
Glossary of Selected Terms....................  G-1
Index to Consolidated Financial Statements....  F-1



     UNTIL MARCH      , 1998, ALL DEALERS EFFECTING TRANSACTIONS IN THE EXCHANGE
NOTES, WHETHER OR NOT PARTICIPATING IN THE EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

        ---------------------------------------------------------------
        ---------------------------------------------------------------
        ---------------------------------------------------------------
        ---------------------------------------------------------------

                                [USXCHANGE LOGO]
                               OFFER TO EXCHANGE
                              15% SENIOR NOTES DUE
                                  JULY 1, 2008
                              FOR ALL OUTSTANDING
                              15% SENIOR NOTES DUE
                                  JULY 1, 2008

                               US XCHANGE, L.L.C.
                                               , 1998

        ---------------------------------------------------------------

        ---------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 4408 of the Michigan Limited Liability Company Act (the "MLLCA") provides that a limited liability company may indemnify and hold harmless a manager from and against any and all losses, expenses, claims, and demands sustained by reason of any acts or omissions or alleged acts or omissions as a manager, including judgments, settlements, penalties, fines, or expenses incurred in a proceeding to which the person is a party or threatened to be made a party because he or she is or was a manager, to the extent provided for in an operating agreement or in a contract with the person, or to the fullest extent permitted by agency law subject to any restriction in an operating agreement or contract, except that the company may not indemnify any person for liability for the receipt of a financial benefit to which the manager is not entitled, for voting for or assenting to a distribution to members in violation of the limited liability company's operating agreement or the MLLCA or for a knowing violation of law. The company may purchase insurance on behalf of any manager entitled to indemnification by the company against any liability asserted against or incurred by him or her in such capacity or arising out of his or her status as a manager, whether or not the company could indemnify him or her against liability.

     The Operating Agreement of the Company provides that the Company shall indemnify any member of the Company and may indemnify any employee or other agent of the Company, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, and whether formal or informal, other than an action by or in the right of the Company, by reason of the fact that the person is or was a member, employee or agent of the Company, against expenses (including attorney's fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection therewith, if such person acted in good faith, with the care any ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner such person reasonably believed to be in the best interests of the Company, and, in connection with any criminal action or proceeding, had no reasonable cause to believe that such person's conduct was unlawful. A person who is successful on the merits or otherwise in any suit or matter, shall be indemnified. The determination and evaluation that the person to be indemnified has met the applicable standard of conduct required shall be made by a majority vote of the members who were not parties to such action, suit or proceeding.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     See Index to Exhibits.

ITEM 22. UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at this time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned Registrant hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Grand Rapids, State of Michigan, on November 16, 1998.


                                          US XCHANGE, L.L.C.

                                          By:      /s/ RICHARD POSTMA
                                            ------------------------------------
                                                       Richard Postma
                                              Co-Chairman and Chief Executive
                                                           Officer


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



                  SIGNATURE                                     TITLE                          DATE
                  ---------                                     -----                          ----

          /s/ RONALD H. VANDERPOL*                  Co-Chairman and Member              November 16, 1998
---------------------------------------------
             Ronald H. VanderPol

             /s/ RICHARD POSTMA                     Co-Chairman and Member (Chief       November 16, 1998
---------------------------------------------       Executive Officer)
               Richard Postma

             /s/ DONALD OFFRINGA                    Vice President of Finance           November 16, 1998
---------------------------------------------       (Chief Financial Officer and
               Donald Offringa                      Principal Accounting Officer)



By: /s/  RICHARD POSTMA


    -------------------------------------------

    Attorney-in-Fact

                               INDEX TO EXHIBITS


EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  *3.1    Articles of Organization of the Company
  *3.2    Operating Agreement of the Company dated as of August 1,
          1996
  *4.1    Form of Exchange Note
  *4.2    Registration Rights Agreement dated as of June 25, 1998
          between the Company and Morgan Stanley & Co. Incorporated
  *4.3    Indenture dated as of June 25, 1998 between the Company and
          The Bank of New York, as Trustee
  *4.4    Collateral Pledge and Security Agreement dated as of June
          25, 1998 among the Company, as Pledgor, and The Bank of New
          York, as Trustee and Collateral Agent
  *4.5    The Company has not filed certain instruments with respect to long-term debt since the total amount of securities
          authorized thereunder does not exceed 10% of the total
          assets of the Company and its subsidiaries on a consolidated basis. The Company agrees to furnish a copy of any such
          agreement to the Commission upon request.
  *5.1    Opinion of Bryan Cave LLP regarding the validity of the
          Exchange Notes
  *8.1    Tax Opinion of Bryan Cave LLP (included in Exhibit 5.1)
 *10.1    Expense Sharing Agreement dated February 1, 1997 between the
          Company and RVP Development Corporation
 *10.2    Employment Agreement dated March 3, 1997 between the Company and Lee Thibaudeau
 *10.3    Employment Agreement dated February 22, 1997 between the
          Company and Daniel Fabry
 *10.4    Employment Agreement dated March 29, 1997 between the
          Company and Rick G. Pigeon
  12.1    Statement re Computation of Ratio of Earnings to Fixed
          Charges
 *21.1    List of Subsidiaries
 *23.1    Consent of Bryan Cave LLP (included in Exhibit 5.1)
  23.2    Consent of BDO Seidman, LLP
 *24.1    Power of Attorney (included on signature page)
 *25.1    Statement of Eligibility and Qualification of Form T-1 of
          The Bank of New York, as Trustee
  27.1    Financial Data Schedule
 *99.1    Form of Letter of Transmittal
 *99.2    Form of Notice of Guaranteed Delivery
 *99.3    Form of Letter to Brokers, Dealers, Commercial Banks, Trust
          Companies and other Nominees
 *99.4    Form of Letter to Clients of Brokers, Dealers, Commercial
          Banks, Trust Companies and other Nominees
 *99.5    Form of Exchange Agent Agreement


---------------


* Previously filed.